                                       Registration No. 333-70753
                                       Rule 424(b)(3)

                                       Supplement Dated December 31, 2001 to
                                       Prospectus Dated January 31, 2001

                          ----------------------------
                                   B. F. SAUL
                          REAL ESTATE INVESTMENT TRUST
                                  ANNUAL REPORT
                                 FOR YEAR ENDED
                               SEPTEMBER 30, 2001
                          ----------------------------

                                TABLE OF CONTENTS

FINANCIAL STATEMENTS

    Consolidated Balance Sheets at September 30, 2001 and 2000.........

    Consolidated Statements of Operations for the years ended
         September 30, 2001, 2000 and 1999.............................

    Consolidated Statements of Comprehensive Income and Changes in
         Shareholders' Equity (Deficit) for the years ended
         September 30, 2001, 2000 and 1999.............................

    Consolidated Statements of Cash Flows for the years ended
         September 30, 2001, 2000 and 1999.............................

    Notes to Consolidated Financial Statements.........................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Financial Condition ...............................................
         Real Estate ..................................................
         Banking ......................................................

    Liquidity and Capital Resources ...................................
         Real Estate ..................................................
         Banking ......................................................

    Results of Operations .............................................
         Fiscal 2001 Compared to Fiscal 2000 ..........................
              Real Estate .............................................
              Banking .................................................

         Fiscal 2000 Compared to Fiscal 1999 ..........................
              Real Estate .............................................
              Banking .................................................

Consolidated Balance Sheets
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================
                                                                                                             September 30
                                                                                                    --------------------------------
(In thousands)                                                                                           2001             2000
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Real Estate
Income-producing properties
    Hotel                                                                                               $  254,165       $  209,861
    Office and industrial                                                                                  157,653          148,581
    Other                                                                                                    2,825            3,991
                                                                                                    ---------------  ---------------
                                                                                                           414,643          362,433
    Accumulated depreciation                                                                              (131,659)        (124,184)
                                                                                                    ---------------  ---------------
                                                                                                           282,984          238,249
Land parcels                                                                                                40,835           39,716
Construction in progress                                                                                    15,681           49,096
Cash and cash equivalents                                                                                   13,860           18,129
Note receivable and accrued interest -- related party                                                        7,787           11,787
Other assets                                                                                                86,983           73,887
                                                                                                    ---------------  ---------------
                    Total real estate assets                                                               448,130          430,864
------------------------------------------------------------------------------------------------------------------------------------
Banking
Cash and other deposits                                                                                    325,610          357,792
Interest-bearing deposits                                                                                   84,385           30,441
Federal funds sold and securities purchased under agreements to resell                                          --           40,000
Loans held for sale                                                                                        246,083          126,108
Loans held for securitization and sale                                                                     282,000           70,000
Investment securities (market value $46,181 and $45,559, respectively)                                      45,794           45,648
Trading securities                                                                                           6,690            3,380
Mortgage-backed securities (market value $1,489,835 and $1,025,540, respectively)                        1,474,495        1,046,809
Loans and leases receivable (net of allowance for losses of $63,018 and $54,018, respectively)           8,018,495        8,105,031
Federal Home Loan Bank stock                                                                               113,030           97,676
Real estate held for investment or sale (net of allowance for losses of $85,354 and $80,954,
 respectively)                                                                                              31,704           49,386
Property and equipment, net                                                                                437,795          362,469
Goodwill and other intangible assets, net                                                                   27,058           25,270
Interest only strips, net                                                                                   47,146           16,763
Servicing assets, net                                                                                       62,434           75,045
Other assets                                                                                               185,747          233,176
                                                                                                    ---------------  ---------------
                    Total banking assets                                                                11,388,466       10,684,994
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                          $ 11,836,596     $ 11,115,858
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Real Estate
Mortgage notes payable                                                                                  $  325,750       $  307,214
Notes payable - secured                                                                                    202,500          200,000
Notes payable - unsecured                                                                                   50,717           47,463
Deferred gains - real estate                                                                               113,045          112,834
Accrued dividends payable - preferred shares of beneficial interest                                         19,303           25,885
Other liabilities and accrued expenses                                                                      36,874           44,971
                                                                                                    ---------------  ---------------
                    Total real estate liabilities                                                          748,189          738,367
------------------------------------------------------------------------------------------------------------------------------------
Banking
Deposit accounts                                                                                         7,562,470        7,037,789
Securities sold under repurchase agreements and other short-term borrowings                                282,350          540,042
Federal Home Loan Bank advances                                                                          2,240,598        1,946,971
Custodial accounts                                                                                         119,349           64,152
Amounts due to banks                                                                                        58,167           51,902
Other liabilities                                                                                          225,674          180,689
Capital notes -- subordinated                                                                              250,000          250,000
                                                                                                    ---------------  ---------------
                    Total banking liabilities                                                           10,738,608       10,071,545
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interest held by affiliates                                                                        86,310           79,028
Minority interest -- other                                                                                 218,307          218,307
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                       11,791,414       11,107,247
------------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest, $10.50 cumulative, $1 par value, 90 million shares
    authorized, 516,000 shares issued and outstanding, liquidation value $51.6 million                         516              516
Common shares of beneficial interest, $1 par value, 10 million shares authorized,
    6,641,598 shares issued                                                                                  6,642            6,642
Paid-in surplus                                                                                             92,943           92,943
Deficit                                                                                                    (11,401)         (49,642)
Accumulated other comprehensive loss                                                                        (1,670)              --
                                                                                                    ---------------  ---------------
                                                                                                            87,030           50,459
Less cost of 1,814,688 common shares of beneficial interest in treasury                                    (41,848)         (41,848)
                                                                                                    ---------------  ---------------
TOTAL SHAREHOLDERS' EQUITY                                                                                  45,182            8,611
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                            $ 11,836,596     $ 11,115,858
------------------------------------------------------------------------------------------------------------------------------------
The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Operations
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================

                                                                                            For the Year Ended September 30
                                                                                   -------------------------------------------------
(In thousands, except per share amounts)                                                2001             2000             1999
------------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE
Income
Hotels                                                                                 $  100,314       $   95,381       $   78,914
Office and industrial (including $3,983, $2,672 and $203
    of rental income from banking segment, respectively)                                   40,399           34,341           24,289
Other                                                                                       2,239            3,136            2,822
                                                                                   ---------------  ---------------  ---------------
Total income                                                                              142,952          132,858          106,025
------------------------------------------------------------------------------------------------------------------------------------
Expenses
Direct operating expenses:
    Hotels                                                                                 63,578           59,436           50,039
    Office and industrial properties                                                       11,852            9,635            8,071
    Land parcels and other                                                                  1,181            1,309              880
Interest expense, net                                                                      49,652           45,320           39,286
Amortization of debt expense                                                                  982              654              299
Depreciation                                                                               18,600           14,309           12,508
Advisory, management and leasing fees - related parties                                    11,762           11,013            9,431
General and administrative                                                                  4,195            3,808            1,162
                                                                                   ---------------  ---------------  ---------------
Total expenses                                                                            161,802          145,484          121,676
------------------------------------------------------------------------------------------------------------------------------------
Equity in earnings of unconsolidated entities                                               8,314            7,711            5,360
Gain on sale of property                                                                   11,077              994               --
------------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE OPERATING INCOME (LOSS)                                                     $     541       $   (3,921)      $  (10,291)
------------------------------------------------------------------------------------------------------------------------------------
BANKING
Interest income
Loans and leases                                                                       $  695,399       $  635,246       $  402,263
Mortgage-backed securities                                                                 71,685           74,614           96,589
Trading securities                                                                          2,508            1,288            3,553
Investment securities                                                                       2,746            2,643            2,466
Other                                                                                      14,517           22,868           14,622
                                                                                   ---------------  ---------------  ---------------
Total interest income                                                                     786,855          736,659          519,493
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
Deposit accounts                                                                          247,606          222,263          146,345
Short-term borrowings                                                                      63,225           55,977           38,446
Long-term borrowings                                                                      111,913          116,160           60,716
                                                                                   ---------------  ---------------  ---------------
Total interest expense                                                                    422,744          394,400          245,507
                                                                                   ---------------  ---------------  ---------------
Net interest income                                                                       364,111          342,259          273,986
Provision for loan and lease losses                                                       (67,852)         (49,930)         (22,880)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                       296,259          292,329          251,106
------------------------------------------------------------------------------------------------------------------------------------
Other income
Servicing and securitization income                                                        69,792           38,441           31,670
Deposit servicing fees                                                                    101,482           88,253           69,570
Gain on sales of trading securities, net                                                    3,954            1,490            7,243
Net unrealized holding gains on trading securities                                            448               --            1,192
Gain (loss) on real estate held for investment or sale, net                                 2,815           (1,523)          34,049
Gain on sales of loans, net                                                                 4,904            1,486            4,152
Gain on other investment                                                                   10,294               --               --
Other                                                                                      32,242           26,112           22,320
                                                                                   ---------------  ---------------  ---------------
Total other income                                                                        225,931          154,259          170,196
------------------------------------------------------------------------------------------------------------------------------------
Continued on following page.

Consolidated Statements of Operations (Continued)
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================

                                                                                            For the Year Ended September 30
                                                                                   -------------------------------------------------
(In thousands, except per share amounts)                                                2001             2000             1999
------------------------------------------------------------------------------------------------------------------------------------
BANKING (Continued)
Operating expenses
Salaries and employee benefits                                                         $  198,480       $  193,204       $  175,149
Loan                                                                                       43,819           14,441           13,292
Property and equipment (including $3,983, $2,672 and $203
    of rental expense paid to real estate segment, respectively)                           36,347           31,347           26,089
Marketing                                                                                  11,353           11,424           12,664
Data processing                                                                            28,316           24,447           18,247
Depreciation and amortization                                                              34,197           32,434           33,362
Deposit insurance premiums                                                                  1,413            2,291            4,431
Amortization of goodwill and other intangible assets                                        2,390            2,632            3,083
Other                                                                                      51,582           53,096           39,005
                                                                                   ---------------  ---------------  ---------------
Total operating expenses                                                                  407,897          365,316          325,322
------------------------------------------------------------------------------------------------------------------------------------
BANKING OPERATING INCOME                                                               $  114,293       $   81,272       $   95,980
------------------------------------------------------------------------------------------------------------------------------------

TOTAL COMPANY
Operating income                                                                       $  114,834       $   77,351       $   85,689
Income tax provision                                                                       34,963           23,217           29,302
                                                                                   ---------------  ---------------  ---------------
Income before extraordinary item and minority interest                                     79,871           54,134           56,387
Extraordinary item:
    Loss on early extinguishment of debt, net of taxes                                         --             (166)              --
                                                                                   ---------------  ---------------  ---------------
Income before minority interest                                                            79,871           53,968           56,387
Minority interest held by affiliates                                                      (10,899)          (6,298)          (7,604)
Minority interest -- other                                                                (25,313)         (25,313)         (25,313)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPANY NET INCOME                                                               $   43,659       $   22,357       $   23,470
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME AVAILABLE TO COMMON
    SHAREHOLDERS                                                                       $   38,241       $   16,939       $   18,052

NET INCOME PER COMMON SHARE
Income before extraordinary item and minority interest                                 $    15.42       $    10.08       $    10.56
Extraordinary item:
    Loss on early extinguishment of debt, net of taxes                                         --            (0.03)              --
                                                                                   ---------------  ---------------  ---------------
Income before minority interest                                                             15.42            10.05            10.56
Minority interest held by affiliates                                                        (2.26)           (1.30)           (1.58)
Minority interest -- other                                                                  (5.24)           (5.24)           (5.24)
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE                                                             $    7.92        $    3.51        $    3.74
------------------------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Comprehensive Income and Changes in Shareholders' Equity (Deficit)
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================

                                                                                            For the Year Ended September 30
                                                                                   -------------------------------------------------
(Dollars in thousands)                                                                  2001             2000             1999
------------------------------------------------------------------------------------------------------------------------------------

COMPREHENSIVE INCOME

Net income                                                                             $   43,659       $   22,357       $   23,470
Other comprehensive income:
    Net unrealized holding losses                                                          (1,670)              (6)             (38)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME                                                             $   41,989       $   22,351       $   23,432
------------------------------------------------------------------------------------------------------------------------------------

CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

PREFERRED SHARES OF BENEFICIAL INTEREST
Beginning and end of period (516,000 shares)                                            $     516        $     516        $     516
                                                                                   ---------------  ---------------  ---------------

COMMON SHARES OF BENEFICIAL INTEREST
Beginning and end of period (6,641,598 shares)                                              6,642            6,642            6,642
                                                                                   ---------------  ---------------  ---------------

PAID-IN SURPLUS
Beginning and end of period                                                                92,943           92,943           92,943
                                                                                   ---------------  ---------------  ---------------

DEFICIT
Beginning of period                                                                       (49,642)         (63,884)         (81,936)
Net income                                                                                 43,659           22,357           23,470
Minority interest in capital contribution                                                      --           (2,697)              --
Dividends:
    Real Estate Trust preferred shares of beneficial interest:
        Distributions payable                                                              (5,418)          (5,418)          (5,418)
                                                                                   ---------------  ---------------  ---------------
End of period                                                                             (11,401)         (49,642)         (63,884)
                                                                                   ---------------  ---------------  ---------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Beginning of period                                                                            --                6               44
Net unrealized holding losses                                                              (1,670)              (6)             (38)
                                                                                   ---------------  ---------------  ---------------
End of period                                                                              (1,670)              --                6
                                                                                   ---------------  ---------------  ---------------

TREASURY SHARES
Beginning and end of period (1,814,688 shares)                                            (41,848)         (41,848)         (41,848)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                   $   45,182       $    8,611       $   (5,625)
------------------------------------------------------------------------------------------------------------------------------------
The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================

                                                                                           For the Year Ended September 30
                                                                                   -------------------------------------------------
(In thousands)                                                                          2001             2000             1999
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Real Estate
Net income (loss)                                                                       $      62       $   (2,836)      $   (6,946)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation                                                                           18,600           14,308           12,481
    Gain on sale of property                                                              (11,077)            (994)              --
    Early extinguishment of debt, net of taxes                                                 --              166               --
    Decrease in accounts receivable and accrued income                                     (9,301)            (691)          (3,046)
    (Increase) decrease in deferred tax asset                                               5,323            5,205             (803)
    Increase (decrease) in accounts payable and accrued expenses                           (5,711)           1,892            3,346
    (Increase) decrease in tax sharing receivable                                          (1,889)             (88)           3,794
    Amortization of debt expense                                                            1,717            1,620            1,270
    Equity in earnings of unconsolidated entities                                          (8,314)          (7,711)          (5,360)
    Other                                                                                   7,933           10,359           24,152
                                                                                   ---------------  ---------------  ---------------
                                                                                           (2,657)          21,230           28,888
                                                                                   ---------------  ---------------  ---------------
Banking
Net income                                                                                 42,749           25,193           30,416
Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Amortization (accretion) of premiums, discounts and net deferred loan fees              9,210           (2,817)           1,578
    Depreciation and amortization                                                          34,148           32,434           33,362
    Provision for loan and lease losses                                                    67,852           49,930           22,880
    Capitalized interest on real estate under development                                  (2,017)          (3,786)          (3,391)
    Proceeds from sales of trading securities                                             834,745          299,881          933,596
    Net fundings of loans held for sale and/or securitization                          (1,629,837)        (710,549)      (1,035,602)
    Proceeds from sales of loans held for sale and/or securitization                    1,484,481        1,056,200           57,337
    Gain on sales of real estate held for sale                                             (6,241)          (9,257)         (30,791)
    Provision for losses on real estate held for investment or sale                         4,200            1,400               --
    Gain on sales of trading securities, net                                               (3,954)          (1,533)          (7,243)
    (Increase) decrease in interest-only strips                                           (30,383)          (9,137)           5,882
    (Increase) decrease in servicing assets                                                12,602          (44,577)          (3,336)
    (Increase) decrease in goodwill and other intangible assets                             3,296            2,643            2,990
    (Increase) decrease in other assets                                                    43,575           12,993          (14,283)
    Increase (decrease) in other liabilities                                               51,323           80,447           (5,335)
    Increase (decrease) in tax sharing payable                                              1,889               88           (3,794)
    Minority interest held by affiliates                                                   10,899            6,298            7,604
    Minority interest - other                                                               9,750            9,750            9,750
    Other                                                                                  73,281           92,384          (12,154)
                                                                                   ---------------  ---------------  ---------------
                                                                                        1,011,568          887,985          (10,534)
                                                                                   ---------------  ---------------  ---------------
Net cash provided by operating activities                                               1,008,911          909,215           18,354
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Real Estate
Capital expenditures - properties                                                         (22,546)         (77,571)         (46,987)
Property acquisitions                                                                     (16,535)         (19,518)              --
Property sales                                                                             19,702            1,897               --
Note receivable and accrued interest -- related party
  Repayments                                                                                4,000            3,750            1,500
Equity investment in unconsolidated entities                                                2,935            6,527            2,748
Other                                                                                           3              --                 2
                                                                                   ---------------  ---------------  ---------------
                                                                                          (12,441)         (84,915)         (42,737)
                                                                                   ---------------  ---------------  ---------------
Banking
Net proceeds from maturities of investment securities                                          --           44,000               --
Net proceeds from redemption of Federal Home Loan Bank stock                               58,894           11,877           24,165
Net proceeds from sales of real estate                                                     31,183           28,590           36,479
Net fundings of loans receivable                                                           37,373       (1,110,357)      (1,361,713)
Principal collected on mortgage-backed securities                                         410,739          267,273          710,426
Purchases of Federal Home Loan Bank stock                                                 (74,248)         (22,371)         (62,311)
Purchases of investment securities                                                           (119)         (45,231)            (394)
Purchases of loans receivable                                                          (1,970,548)      (1,549,508)      (2,278,834)
Purchases of property and equipment                                                      (109,644)        (107,336)         (52,766)
Disbursements for real estate held for investment or sale                                  (8,723)          (9,607)          (6,911)
Increase in goodwill                                                                       (4,178)              --               --
Other                                                                                       9,475           17,404           (3,246)
                                                                                   ---------------  ---------------  ---------------
                                                                                       (1,619,796)      (2,475,266)      (2,995,105)
                                                                                   ---------------  ---------------  ---------------
Net cash used in investing activities                                                  (1,632,237)      (2,560,181)      (3,037,842)
------------------------------------------------------------------------------------------------------------------------------------
Continued on following page.

Consolidated Statements of Cash Flows (Continued)
B. F. SAUL REAL ESTATE INVESTMENT TRUST
====================================================================================================================================

                                                                                           For the Year Ended September 30
                                                                                   -------------------------------------------------
(In thousands)                                                                          2001             2000             1999
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Real Estate
Proceeds from mortgage financing                                                       $   50,978       $  130,802       $   25,562
Principal curtailments and repayments of mortgages                                        (32,442)         (37,035)         (10,989)
Proceeds from secured note financings                                                      20,500           24,200           16,000
Repayments of secured note financings                                                     (18,000)         (40,200)              --
Proceeds from sales of unsecured notes                                                      9,310           10,246            5,355
Repayments of unsecured notes                                                              (6,056)          (8,905)          (9,568)
Costs of obtaining financings                                                              (1,461)          (2,651)          (2,104)
Dividends paid - preferred shares of beneficial interest                                  (12,000)         (12,500)          (6,500)
                                                                                   ---------------  ---------------  ---------------
                                                                                           10,829           63,957           17,756
                                                                                   ---------------  ---------------  ---------------
Banking
Proceeds from customer deposits and sales of certificates of deposit                   43,408,719       38,470,514       40,084,375
Customer withdrawals of deposits and payments for maturing certificates of deposit    (42,884,038)     (37,196,211)     (39,209,119)
Net increase (decrease) in securities sold under repurchase agreements                   (258,791)        (156,943)         139,267
Advances from the Federal Home Loan Bank                                               19,932,789        2,348,672        2,926,366
Repayments of advances from the Federal Home Loan Bank                                (19,639,162)      (2,144,889)      (1,535,205)
Net proceeds from other borrowings                                                          1,025           66,148             (307)
Cash dividends paid on preferred stock                                                     (9,750)          (9,750)          (9,750)
Cash dividends paid on common stock                                                       (16,000)         (16,000)         (33,000)
Other                                                                                      55,198           63,827           16,702
                                                                                   ---------------  ---------------  ---------------
                                                                                          589,990        1,425,368        2,379,329
                                                                                   ---------------  ---------------  ---------------
Net cash provided by financing activities                                                 600,819        1,489,325        2,397,085
------------------------------------------------------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                                                 (22,507)        (161,641)        (622,403)
Cash and cash equivalents at beginning of year                                            446,362          608,003        1,230,406
                                                                                   ---------------  ---------------  ---------------
Cash and cash equivalents at end of year                                               $  423,855       $  446,362       $  608,003
------------------------------------------------------------------------------------------------------------------------------------

Components of cash and cash equivalents at end of year as presented in the consolidated balance sheets:
    Real Estate
        Cash and cash equivalents                                                      $   13,860       $   18,129       $   17,857
    Banking
        Cash and due from banks                                                           325,610          357,792          326,758
        Interest-bearing deposits                                                          84,385           30,441           69,388
        Federal funds sold and securities purchased under agreements to resell                 --           40,000          194,000
                                                                                   ---------------  ---------------  ---------------
    Cash and cash equivalents at end of year                                           $  423,855       $  446,362       $  608,003
------------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
        Interest (net of amount capitalized)                                              480,083       $  449,449       $  261,664
        Income taxes paid (refunded)                                                      (23,889)         (69,691)          95,417
        Shares of Saul Centers, Inc. common stock                                           7,878            3,770            3,393
        Limited partnership units of Saul Holdings Limited Partnership                         --               --            6,120
        Transfer of Tysons Park Place to real estate segment from banking segment              --           37,000               --
    Cash received during the year from:
        Dividends on shares of Saul Centers, Inc. common stock                              4,287            3,770            3,393
        Distributions from Saul Holdings Limited Partnership                                6,527            6,527            6,120

Supplemental disclosures of noncash activities:
    Rollovers of notes payable - unsecured                                                  4,022            5,335            6,581
    Loans held for sale exchanged for trading securities                                  839,224          297,462          924,710
    Loans receivable exchanged for mortgage-backed securities held-to-maturity            837,661            4,798            1,792
    Loans receivable transferred to (from) loans held for sale and/or securitization      766,861          744,823         (125,000)
    Loans made in connection with the sale of real estate                                      --            1,260           31,615
    Loans receivable transferred to real estate acquired in settlement of loans               774            5,695            1,909

------------------------------------------------------------------------------------------------------------------------------------
The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

B.F. Saul Real Estate Investment Trust operates as a Maryland real estate investment trust. The principal business activities of B.F. Saul Real Estate
Investment Trust and its consolidated subsidiaries (the "Trust") are the ownership of 80% of the outstanding common stock of Chevy Chase Bank, F.S.B., whose assets accounted for 96% of the Trust's consolidated assets as of
September 30, 2001, and the ownership and development of income-producing properties. The properties are located predominantly in the mid-Atlantic and
Southeastern regions of the United States and consist principally of hotels, office projects, and undeveloped land parcels. Chevy Chase Bank, F.S.B. is a federally chartered and federally insured stock savings bank and, as such, is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS") and by the Federal Deposit Insurance Corporation
("FDIC"). The bank is principally engaged in the business of attracting deposits from the public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, primarily residential mortgage loans, and various types of consumer loans and leases and commercial loans. The bank's principal deposit market is the Washington, DC metropolitan area.

"Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its wholly owned subsidiaries. Chevy Chase Bank, F.S.B. and its subsidiaries are referred to in the consolidated financial statements and notes thereto as the
"bank" or the "Corporations". The accounting and reporting practices of the
Trust conform to accounting principles generally accepted in the United States and, as appropriate, predominant practices within the real estate and banking industries.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Real Estate
Trust and its subsidiaries. Accordingly, the accompanying financial statements reflect the assets, liabilities, operating results, and cash flows for two business segments: Real Estate and Banking. Entities in which the Trust holds a non-controlling interest (generally 50% or less) are accounted for on the equity method. See Note 2. All significant intercompany transactions, except as disclosed elsewhere in the financial statements, have been eliminated in consolidation. Tax sharing and dividend payments between the Real Estate Trust and the bank are presented gross in the Consolidated Statements of Cash Flows.

Although the financial results of Trust subsidiaries are included in these consolidated financial statements, each Trust subsidiary, including, but not limited to, Arlington Hospitality Corp., Auburn Hills Hotel Corporation, Dulles
Hospitality Corp., Herndon Hotel Corporation, Pueblo Hotel Corp. and Sharonville
Hotel Corporation, is a separate legal entity whose assets are not available to pay the claims of creditors of other entities included in these consolidated financial statements.

USE OF ESTIMATES

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ from those estimates.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Trust recognizes an impairment loss.

Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Trust expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are generally reported at the lower of carrying amount or fair value less the cost to sell.

INCOME TAXES

The Trust files a consolidated federal income tax return which includes operations of all 80% or more owned subsidiaries. It voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978.

The Trust uses an asset and liability approach in accounting for income taxes.
Deferred income taxes are recorded using currently enacted tax laws and rates.
To the extent that realization of deferred tax assets is more likely than not, such assets are recognized.

NET INCOME PER COMMON SHARE

Net income per common share is determined by dividing net income, after deducting preferred share dividend requirements, by the weighted average number of common shares outstanding during the year. For fiscal years 2001, 2000 and
1999, the weighted average number of shares used in the calculation was
4,826,910. The Trust has no common share equivalents.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated financial statements for the years ended September 30, 2000 and 1999 to conform with the presentation used for the year ended September 30, 2001.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - REAL ESTATE TRUST

CASH EQUIVALENTS

The Real Estate Trust considers all highly liquid, temporary investments with an original maturity of three months or less to be cash equivalents.

PROPERTIES

Income-producing properties are stated at the lower of depreciated cost (except those which were acquired through foreclosure or equivalent proceedings, the carrying amounts of which are based on the lower of cost or fair value at the time of acquisition) or net realizable value.

Interest, real estate taxes and other carrying costs are capitalized on projects under construction. Once construction is completed and the assets are placed in service, rental income, direct operating expenses, and depreciation associated with such properties are included in current operations. The Real Estate Trust considers a project to be substantially complete and held available for occupancy upon completion of tenant improvements, but no later than one year from the cessation of major construction activity. Substantially completed portions of a project are accounted for as separate projects. Expenditures for repairs and maintenance are charged to operations as incurred.

Depreciation is calculated using the straight-line method and estimated useful lives of 28 to 47 years for buildings and up to 20 years for certain other improvements. Tenant improvements are amortized over the lesser of their estimated useful lives or the lives of the related leases using the straight-line method.

INCOME RECOGNITION

The Real Estate Trust derives room and other revenues from the operations of its hotel properties. Hotel revenue is recognized as earned. The Real Estate Trust derives rental income under noncancelable long-term leases from tenants at its commercial properties. Commercial property rental income is recognized on a straight-line basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short-term maturity of these instruments.

Liabilities

The carrying amount of notes payable - secured approximates their fair value since most of the debt has been financed in recent periods at prevailing market interest rates. The fair value of mortgage notes payable is based on management's estimate of current market rates for its debt. At September 30,
2001, and 2000, the fair value of mortgage notes payable was $328.3 and $297.8 million. The fair value of notes payable - unsecured is based on the rates currently offered by the Real Estate Trust for similar notes. At September 30,
2001 and 2000, the fair value of notes payable - unsecured was $51.9 and $48.6 million.

C. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - THE BANK

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, federal funds sold and securities purchased under agreements to resell.

Federal Reserve Board regulations require the bank to maintain reserves in the form of cash or deposits in its account at the Federal Reserve Bank of
Richmond. The average reserve requirements, before credit for vault cash, were
$185.1, $190.2 and $161.1 million during the years ended September 30, 2001,
2000 and 1999, respectively.

LOANS HELD FOR SALE

The bank engages in mortgage banking activities. At September 30, 2001 and 2000, loans held for sale are composed of single-family residential loans and home improvement and related loans originated or purchased for sale in the secondary market and are carried at the lower of aggregate cost or aggregate market value.
Single-family residential loans held for sale will either be sold or will be exchanged for mortgage-backed securities and then sold. Gains and losses on sales of whole loans held for sale are determined using the specific identification method. See "Trading Securities."

LOANS HELD FOR SECURITIZATION AND SALE

The bank periodically securitizes and sells certain pools of loan receivables in the public and private markets. These securitizations are recorded as sales.
Gains on the sale of loans are limited to amounts related to loans existing at the date of sale and do not include amounts related to loans expected to be sold during any future reinvestment period.

Loans held for securitization and sale are the lesser of loans eligible for securitization or loans that management contemplates to securitize within six months. Such loans held for securitization and sale are reported at the lower of aggregate cost or aggregate market value for each asset type.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The bank classifies its investment and mortgage-backed securities as either
"held-to-maturity," "available-for-sale" or "trading" at the time such securities are acquired. Investment and mortgage-backed securities classified as
"held-to-maturity" are reported at amortized cost. Investment and mortgage-backed securities classified as "available-for-sale" are reported at fair value, with unrealized gains and losses, net of the related tax effect, reported as a separate component of stockholders' equity. Investment and mortgage-backed securities classified as "trading" are reported at fair value, with unrealized gains and losses included in earnings. All investment securities and mortgage-backed securities are classified as held-to-maturity at September
30, 2001 and 2000. Premiums and discounts on investment securities and mortgage-backed securities are amortized or accreted using the level-yield method. Realized gains and losses are determined using the specific identification method.

TRADING SECURITIES

As part of its mortgage banking activities, the bank exchanges loans held for sale for mortgage-backed securities and then sells the mortgage-backed securities, which are classified as trading securities, to third party investors in the month of issuance. Proceeds from sales of trading securities were $834.7,
$299.9 and $933.6 million during the years ended September 30, 2001, 2000 and
1999, respectively. The bank realized net gains of $4.0, $1.5 and $7.2 million on the sales of trading securities for the years ended September 30, 2001, 2000 and 1999, respectively. Gains and losses on sales of trading securities are determined using the specific identification method. There were no mortgage-backed securities classified as trading securities at September 30,
2001 and 2000.

At September 30, 2001 and 2000, the bank held automobile receivables-backed securities with carrying amounts of $1.2 and $3.4 million, respectively, which were classified as trading securities. These securities were established in conjunction with two automobile loan securitization transactions and represent subordinate classes of certificates retained by the bank. There were no changes in unrealized gains or losses during fiscal 2001 and 2000. The bank recognized net unrealized holding gains on these securities of $1.2 million during fiscal
1999. See Note 15.

At September 30, 2001, the bank held stock in Concord EFS, Inc. with a carrying amount of $5.5 million, which was also classified as trading securities. The bank recognized net unrealized holding gains of $448,000 and net realized gains of $10.3 million on this investment during the year ended September 30, 2001.

LOAN ORIGINATION AND COMMITMENT FEES

Nonrefundable loan fees, such as origination and commitment fees, and incremental loan origination costs relating to loans originated or purchased are deferred. Net deferred fees (costs) related to loans held for investment are amortized over the life of the loan using the level-yield or straight-line method. Net fees (costs) related to loans held for sale are deferred until such time as the loan is sold, at which time the net deferred fees (costs) become a component of the gain or loss on sale.

IMPAIRED LOANS

A loan is considered impaired when, based on all current information and events, it is probable that the bank will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Loans reviewed by the bank for impairment include real estate and commercial loans and loans modified in a troubled debt restructuring. Large groups of smaller-balance homogeneous loans that have not been modified in a troubled debt restructuring are collectively evaluated for impairment, which for the bank include residential mortgage loans and consumer loans. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or, if the loan is collateral-dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

Each impaired real estate or commercial loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

At September 30, 2001 and 2000, the bank did not have any impaired loans. The average recorded investment in impaired commercial and real estate loans for the year ended September 30, 2000 and 1999 was $51,000 and $65,000, respectively.
The bank did not recognize any interest income on its impaired loans for the years ended September 30, 2001, 2000 and 1999.

ALLOWANCES FOR LOSSES

Management reviews the loan and lease, real estate held for investment and real estate held for sale portfolios to establish allowances for estimated losses.
The allowances for losses are reviewed periodically, and allowances are provided after consideration of the borrower's financial condition and/or the estimated value of collateral or real estate, including estimated selling and holding costs. Allowances are also provided by management after considering such factors as the economy in lending areas, delinquency statistics and past loss experience.

The allowances for losses are based on estimates and ultimate losses may vary from current estimates. As adjustments to the allowances become necessary, provisions for losses are reported in operations in the periods they are determined to be necessary.

ACCRUED INTEREST RECEIVABLE ON LOANS

Loans are reviewed on a monthly basis and are placed on non-accrual status when, in the opinion of management, the full collection of principal or interest has become unlikely. Uncollectible accrued interest receivable on non-accrual loans is charged against current period interest income.

REAL ESTATE HELD FOR INVESTMENT OR SALE

Real Estate Held for Investment

At September 30, 2001 and 2000, real estate held for investment consists of developed land owned by one of the bank's subsidiaries. Real estate held for investment is carried at the lower of cost or net realizable value. See Note 13.

Real Estate Held for Sale

Real estate held for sale consists of real estate acquired in settlement of loans ("REO") and is carried at the lower of cost or fair value (less estimated selling costs). Costs relating to the development and improvement of property, including interest, are capitalized, whereas costs relating to the holding of property are expensed. Capitalized interest amounted to $2.0, $3.8 and $3.4 million for the years ended September 30, 2001, 2000 and 1999, respectively.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method which allocates the cost of the applicable assets over their estimated useful lives. Major improvements and alterations to office premises and leaseholds are capitalized. Leasehold improvements are amortized over the shorter of the terms of the respective leases (including renewal options that are expected to be exercised) or 20 years. Maintenance and repairs are charged to operating expenses as incurred. Capitalized interest amounted to $4.7, $2.1 and $0.4 million during the years ended September 30, 2001, 2000 and 1999, respectively. The bank has developed an office building to use as its new corporate headquarters and began to occupy it in late summer of 2001.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is stated net of accumulated amortization and is being amortized using the straight-line method over 15 years. At September 30, 2001 and 2000, goodwill totaled $25.0 and $22.0 million, respectively. In February 2001, the bank purchased an investment management firm and recorded $4.2 million of goodwill.
The acquisition was accounted for using the purchase method and the operating results have been included in the bank's Consolidated Statements of Operations since the date of acquisition.

The premium attributable to the value of the home equity relationships from home equity loans purchased in fiscal 1999, amounting to $2.1 and $3.3 million at
September 30, 2001 and 2000, respectively, is included in goodwill and other intangible assets in the Consolidated Balance Sheets. The bank did not purchase any home equity loans in fiscal 2001 and 2000. This premium is being amortized over the estimated term of the underlying relationships.

Accumulated amortization of goodwill and other intangible assets was $51.7 and
$49.3 million at September 30, 2001 and 2000, respectively.

SERVICING ASSETS

Servicing assets are recorded when purchased and in conjunction with loan sales and securitization transactions. Servicing assets, which are stated net of accumulated amortization, are amortized in proportion to the remaining net servicing revenues estimated to be generated by the underlying loans.
Amortization of these assets amounted to $16.5, $10.9 and $12.3 million for the years ended September 30, 2001, 2000 and 1999, respectively. Accumulated amortization was $107.5 and $91.0 million at September 30, 2001 and 2000, respectively. During fiscal 2001, 2000 and 1999, the bank recorded $24.0, $49.4 and $14.8 million, respectively, of servicing assets.

The bank periodically evaluates its servicing assets for impairment based upon fair value. For purposes of evaluating impairment, the bank stratifies its servicing assets taking into consideration relevant risk characteristics including loan type, note rate and date of acquisition. To the extent the carrying value of servicing assets exceeds the fair value of such assets, a valuation allowance is recorded. The aggregate fair value of servicing assets at
September 30, 2001 and 2000 was $62.8 and $78.0 million, respectively.

Activity in the valuation allowance for servicing assets is summarized as follows:

                                                    Year Ended September 30,
                                   -----------------------------------------------------------
  (In thousands)                         2001                 2000                  1999
                                   ---------------       ---------------       ---------------

  Balance at beginning of year          $   3,591        $       9,724              $  13,498

  Additions charged / (reductions
     credited) to loan expenses            20,042               (6,133)                (3,774)
                                   ---------------       ---------------       ---------------

  Balance at end of year                $  23,633        $       3,591              $   9,724
                                   ===============       ===============       ===============

There were no sales of rights to service mortgage loans during fiscal 2001, 2000 and 1999. Servicing fees are included in servicing and securitization income in the Consolidated Statements of Operations.

INTEREST-ONLY STRIPS

Interest-only strips capitalized in the years ended September 30, 2001 and 2000 amounted to $33.2 and $13.8 million, respectively, and were related to the securitization and sale of automobile receivables. Interest-only strips capitalized in the year ended September 30, 1999 amounted to $2.7 million and were primarily related to the sale of new home equity receivables to existing trusts. See Note 15.

Interest-only strips are amortized using the effective yield method over the estimated lives of the underlying loans. Amortization amounted to $2.8, $7.3 and
$8.7 million for the years ended September 30, 2001, 2000 and 1999, respectively, and is included in servicing and securitization income in the
Consolidated Statements of Operations and Comprehensive Income. The bank uses certain assumptions to calculate amortization of the interest-only strips, mainly estimates of prepayment speeds, credit losses and interest rates. To the extent actual results differ from the assumptions, amortization is adjusted accordingly. See Note 15.

The bank accounts for its interest-only strips as trading securities and, accordingly, carries them at fair value. The bank estimates the fair value of the interest-only strips on a discounted cash flow basis using appropriate discount and prepayment rates. The fair value adjustments for interest-only strips are included in servicing and securitization income. The fair value adjustments amounted to a net loss of $34,000 in fiscal 2001 and a net gain of
$2.6 million in fiscal 2000. There were no fair value adjustments during fiscal year 1999. Certain assumptions inherent in the determination of the amortization and fair value of interest-only strips are influenced by factors outside the bank's control, and actual performance could differ materially from such assumptions. See Note 15.

DERIVATIVE FINANCIAL INSTRUMENTS

The bank uses various strategies to minimize interest-rate risk and fluctuations in the fair value of mortgage servicing rights, including interest-rate cap agreements, forward sale or purchase commitments and futures and options contracts. Premiums paid for interest-rate cap agreements are included in other assets in the Consolidated Balance Sheets and are amortized to expense over the terms of the interest-rate caps on a straight-line basis. Funds payable to the bank are recognized as income in the month such funds are earned. There were no unamortized premiums at September 30, 2001 and 2000. Gains and losses on forward sale commitments are deferred and recorded as a component of the gain on sales of loans at the time the forward sale commitment matures. Gains and losses on forward purchase commitments are recorded as a component of the gain on sales of loans in the month the transaction occurs. Gains and losses on hedges of mortgage servicing rights are recorded as a component of loan expenses in the
Consolidated Statements of Operations and Comprehensive Income. See Note 27. The
bank does not hold any derivative financial instruments for trading purposes.

ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

The bank adopted Financial Accounting Standards Board ("FASB") Statement of
Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative
Instruments and Hedging Activities" ("SFAS 133") effective October 1, 2000. SFAS
133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and
Hedging Activities - Deferral of Effective Date of Financial Accounting
Standards Board Statement No. 133" ("SFAS 137") and SFAS No. 138, "Accounting
for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" ("SFAS 138"). SFAS 133, as amended by SFAS 137 and
SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires an entity to recognize all derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative instrument and the effect on the consolidated financial statements depends on its hedge designation and whether the hedge is effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. The impact of the adoption of SFAS 133, as amended, was not material to the bank's financial condition or results of operations. On
October 1, 2000, the bank recorded an after tax loss of $476,000 in Other
Comprehensive Income representing its transition adjustment from the adoption of these standards.

SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities" - a replacement of SFAS No. 125, "Accounting for
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,"
("SFAS 140") was issued in September 2000 and replaces SFAS No. 125. SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Under SFAS 140, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 140 is effective for transfers after March 31, 2001, except that the effective date for the isolation standards was suspended for financial institutions until January 1, 2002, and is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The adoption of SFAS
140 did not have a material impact on the bank's financial condition or results of operations.

In July 2000, the Emerging Issues Task Force of the FASB issued Consensus No.
99-20, "Recognition of Interest Income and Impairment on Purchased and Retained
Beneficial Interests in Securitized Financial Assets." This consensus requires that all changes in assumptions regarding expected future cash flows related to such assets that are used to calculate income yields be recognized prospectively through revised income yields unless impairment is required to be recognized, at which time an investment is written down to fair value. Consensus No. 99-20 was effective on April 1, 2001 and did not have a material impact on the bank's financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS
141"). SFAS 141 supersedes Accounting Principles Board ("APB"), Opinion No. 16,
"Business Combinations" and requires that all business combinations be accounted for as purchases and prohibits further usage of the pooling-of-interests method.
In addition, SFAS 141 establishes new rules concerning recognition of intangible assets (apart from goodwill) arising in a purchase business combination. SFAS
141 is applied prospectively to all business combinations initiated and accounted for using the purchase method for which the date of acquisition is after June 30, 2001.

ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") was issued in
June 2001. SFAS 142 supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 establishes new guidance on accounting for goodwill and other assets acquired in a business combination and reaffirms that acquired intangible assets should initially be recognized at fair value and the costs of internally developed intangible assets should be charged to expense as incurred. SFAS 142 also requires that goodwill arising in a business combination should no longer be amortized, but subject to impairment testing. Potential impairment is identified by comparing the fair value with its carrying amount and if fair value is less than the carrying amount, an impairment loss is recognized. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of the fiscal year. The bank is currently assessing the impact that the adoption of SFAS 142 may have on the bank's financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement
Obligations" ("SFAS 143"). SFAS 143 provides guidance on the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets. SFAS 143 requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The liability is initially recorded by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The bank believes that the adoption of SFAS 143 will not have a material impact on the bank's financial position or results of operations in future periods.

1.  LIQUIDITY AND CAPITAL RESOURCES - REAL ESTATE TRUST

The Real Estate Trust's cash flow from operating activities has been historically insufficient to meet all of its cash flow requirements. The Real
Estate Trust's internal sources of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes sold to the public, the payment of interest on its indebtedness, and the payment of capital improvement costs. In the past, the Real Estate Trust funded such shortfalls through a combination of external funding sources, primarily new financing, the sale of unsecured notes, refinancing of maturing mortgage debt, proceeds from asset sales, and dividends and tax sharing payments from the bank. For the foreseeable future, the Real
Estate Trust's ability to generate positive cash flow from operating activities and to meet its liquidity needs, including debt service payments, repayment of debt principal and capital expenditures, will continue to depend on these available external sources. Dividends received from the bank are a component of funding sources available to the Real Estate Trust. The availability and amount of dividends in future periods is dependent upon, among other things, the bank's operating performance and income, and regulatory restrictions on such payments.
Tax sharing and dividend payments received by the Real Estate Trust are presented as cash flows from operating activities in the Consolidated Statements of Cash Flows.

The Real Estate Trust believes that the financial condition and operating results of the bank in recent periods, as well as the bank's board resolution adopted in connection with the release of its written agreement with the OTS should enhance prospects for the Real Estate Trust to receive dividends from the bank. During fiscal 2001, 2000 and 1999, the bank made tax sharing payments totaling $3.4, $6.6 and $6.6 million to the Real Estate Trust. During fiscal
2001, 2000 and 1999, the bank made dividend payments totaling $12.8, $12.8 and
$26.4 million to the Real Estate Trust.

In recent years, the operations of the Trust have generated net operating losses while the bank has reported net income. The Trust's consolidation of the bank's operations into the Trust's federal income tax return has resulted in the use of the Trust's net operating losses to reduce the federal income taxes the bank would otherwise have owed. If in any future year, the bank has taxable losses or unused credits, the Trust would be obligated to reimburse the bank for the greater of (i) the tax benefit to the group using such tax losses or unused tax credits in the group's consolidated federal income tax returns or (ii) the amount of the refund which the bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group.

2.  SAUL HOLDINGS LIMITED PARTNERSHIP - REAL ESTATE TRUST

In fiscal 1993, the Real Estate Trust entered into a series of transactions undertaken in connection with an initial public offering of common stock of a newly organized corporation, Saul Centers, Inc. ("Saul Centers"). The Real
Estate Trust transferred its 22 shopping centers and one of its office properties together with the debt associated with such properties to a newly formed partnership, Saul Holdings Limited Partnership ("Saul Holdings"), in
which as of September 30, 2001, the Real Estate Trust owns (directly or through one of its wholly owned subsidiaries) a 26.6% interest, other entities affiliated with the Real Estate Trust own a 7.9% interest, and Saul Centers owns a 65.5% interest. Certain officers and trustees of the Trust are also officers and/or directors of Saul Centers.

In connection with the transfer of its properties to Saul Holdings, the Real
Estate Trust was relieved of approximately $196 million in mortgage debt and deferred interest. Pursuant to a reimbursement agreement among the partners of
Saul Holdings and its subsidiary limited partnerships (collectively, the
"Partnerships"), the Real Estate Trust and its subsidiaries that are partners in the Partnerships have agreed to reimburse Saul Centers and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships' debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations.
At September 30, 2001, the maximum potential obligations of the Real Estate
Trust and its subsidiaries under this agreement totaled approximately $115.5 million.

The fair market value of each of the properties contributed to the Partnerships by the Real Estate Trust at the date of transfer (the FMV of each such property)
exceeded the tax basis of such property (with respect to each property, such excess is referred to as the FMV-Tax Difference). In the event Saul Centers, as general partner of the Partnerships, causes the Partnerships to dispose of one or more of such properties, a disproportionately large share of the total gain for federal income tax purposes would be allocated to the Real Estate Trust or its subsidiaries. In general, if the gain recognized by the Partnerships on a property disposition is less than or equal to the FMV-Tax Difference for such property (as previously reduced by the amounts of special tax allocations of depreciation deductions to the partners), a gain equal to the FMV-Tax Difference
(as adjusted) will be allocated to the Real Estate Trust. To the extent the gain recognized by the Partnerships on the property disposition exceeds the FMV-Tax
Difference (as adjusted), such excess generally will be allocated among all the partners in Saul Holdings based on their relative percentage interests. In general, the amount of gain allocated to the Real Estate Trust in the event of such a property disposition is likely to exceed, perhaps substantially, the amount of cash, if any, distributable to the Real Estate Trust as a result of the property disposition. In addition, future reductions in the level of the
Partnerships' debt, or any release of the guarantees of such debt by the Real
Estate Trust, could cause the Real Estate Trust to have taxable constructive distributions without the receipt of any corresponding amounts of cash.
Currently, management does not intend to seek a release of or a reduction in the guarantees or to convert its limited partner units in Saul Holdings into shares of Saul Centers common stock.

At the date of transfer of the Real Estate Trust properties to Saul Holdings, liabilities exceeded assets transferred by approximately $104.3 million on an historical cost basis. The assets and liabilities were recorded by Saul Holdings and Saul Centers at their historical cost rather than market value because of affiliated ownership and common management and because the assets and liabilities were the subject of the business combination between Saul Centers and Saul Holdings, newly formed entities with no prior operations.

Immediately subsequent to the business combination and initial public offering of common stock by Saul Centers, Saul Centers had total owners' equity of approximately $16.4 million of which approximately $3.5 million related to the
Real Estate Trust's original 21.5% ownership interest. Recognition by the Real
Estate Trust of the change in its investment in the properties of approximately
$107.8 million has been deferred due to the Real Estate Trust's guarantee of
$115.5 million under the Saul Centers reimbursement agreement. The deferred gain of $107.8 million is included in "Deferred gains - real estate" in the financial statements. The gain will be recognized in future periods to the extent the Real
Estate Trust's obligations are terminated under the reimbursement agreement.

The management of Saul Centers has adopted a strategy of maintaining a ratio of total debt to total asset value, as estimated by management, of fifty percent or less. The management of Saul Centers has concluded at September 30, 2001, that the total debt of Saul Centers remains below fifty percent of total asset value.
As a result, the management of the Real Estate Trust has concluded that fundings under the reimbursement agreement are remote.

In addition to the deferred gains, as of September 30, 2001, the Real Estate
Trust's investment in the consolidated entities of Saul Centers, which is accounted for under the equity method, consisted of the following.

     (In thousands)
     -------------------------------------------------------------------
     Saul Holdings:
       Acquisition of partnership units                         $ 9,011
       Distributions in excess of allocated net income          (14,954)

     Saul Centers:
       Acquisition of common shares                              48,877
       Distributions in excess of allocated net income          (10,038)
                                                           -------------

     Total                                                     $ 32,896
                                                           =============

The $32.9 million balance is included in "Other assets" in the financial statements.

As of September 30, 2001, the Real Estate Trust, through its partnership interest in Saul Holdings and its ownership of common shares of Saul Centers, effectively owns 36.9% of the consolidated entities of Saul Centers.
Substantially all of these shares and/or units have been deposited as collateral for the Trust's revolving lines of credit. See Note 4.

The unaudited Condensed Consolidated Balance Sheet as of September 30, 2001 and
2000, and the unaudited Condensed Consolidated Statements of Operations for the
twelve-month periods ended September 30, 2001, 2000 and 1999 of Saul Centers follow.

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
                                                        September 30,
                                                -----------------------------
(In thousands)                                       2001           2000
----------------------------------------------- -------------- --------------
Assets
    Real estate investments                         $ 426,520      $ 384,923
    Accumulated depreciation                         (133,938)      (120,660)
    Other assets                                       49,855         61,418
                                                -------------- --------------
Total assets                                        $ 342,437      $ 325,681
                                                ============== ==============

Liabilities and stockholders' deficit
    Notes payable                                   $ 350,247      $ 335,995
    Other liabilities                                  19,118         21,016
                                                -------------- --------------
    Total liabilities                                 369,365        357,011
    Total stockholders' deficit                       (26,928)       (31,330)
                                                -------------- --------------
Total liabilities and stockholders' deficit         $ 342,437      $ 325,681
                                                ============== ==============

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)                                         For the Twelve Months
                                                      Ended September 30
                                                -----------------------------
(In thousands)                                    2001      2000      1999
----------------------------------------------- --------  --------- ---------
Revenue
    Base rent                                   $68,823    $62,763   $57,789
    Other revenue                                15,775     14,754    14,704
                                                --------  --------- ---------
Total revenue                                    84,598     77,517    72,493
                                                --------  --------- ---------

Expenses
    Operating expenses                           16,021     14,741    14,363
    Interest expense                             24,898     23,529    22,389
    Amortization of deferred debt expense           543        434       416
    Depreciation and amortization                15,259     12,817    12,883
    General and administrative                    4,074      3,871     3,551
                                                --------  --------- ---------
Total expenses                                   60,795     55,392    53,602
                                                --------  --------- ---------

Operating income                                 23,803     22,125    18,891
Non-operating item
    Gain on sale of property                        --         553       --
                                                --------  --------- ---------
Net income before minority interest              23,803     22,678     18,891
Minority interest                                (8,069)    (8,068)   (7,779)
                                                --------  --------- ---------
Net income                                      $15,734    $14,610   $11,112
                                                ========  ========= =========

3.  INVESTMENT PROPERTIES - REAL ESTATE TRUST

The following table summarizes the cost basis of income-producing properties and land parcels together with their related debt.

(Dollars in                               Buildings and               Related
  thousands)            No.      Land      Improvements    Total        Debt
---------------------- ------  --------- --------------- ----------  ----------

September 30, 2001:
Income-producing
 properties
  Hotels                  18    $18,684        $235,481   $254,165    $169,722
  Office and industrial   11     11,503         146,150    157,653     149,257
  Other                    4      2,825              --      2,825          --
                       ------  --------- --------------- ----------  ----------
                          33    $33,012        $381,631   $414,643    $318,979
                       ======  ========= =============== ==========  ==========

Land Parcels              10    $40,835        $     --   $ 40,835    $     --
                       ======  ========= =============== ==========  ==========

September 30, 2000
Income-producing
 properties:
  Hotels                  16    $17,068        $192,793   $209,861    $144,012
  Office and industrial   10      7,883         140,698    148,581     137,153
  Other                    5      3,075             916      3,991       1,790
                       ------  --------- --------------- ----------  ----------
                          31    $28,026        $334,407   $362,433    $282,955
                       ======  ========= =============== ==========  ==========

Land Parcels               9    $39,716            $ --   $ 39,716    $    206
                       ======  ========= =============== ==========  ==========

On December 18, 2000, the Real Estate Trust sold its 124-unit San Simeon apartment project in Dallas, Texas. The sales price was $3.1 million and the
Real Estate Trust recognized a gain of $2.2 million on the transaction. The proceeds of the sales were used to acquire a 10.7 acre parcel of land in Loudoun
County, Virginia, for $2.8 million.

On June 13, 2001, the Real Estate Trust sold a 4.79 acre section of its Circle
75 land parcel located in Atlanta, Georgia for $3.0 million. The Real Estate
Trust recognized a gain of $2.4 million on this transaction.

On August 8, 2001, the Real Estate Trust sold Metairie Tower, a 91,000 square foot office building located in Metairie, Louisiana for $7.2 million. The Real
Estate Trust recognized a gain of $5.2 million on this transaction.

On September 7, 2001, the Real Estate Trust sold 9.5 acres of its Commerce
Center land parcel located in Ft. Lauderdale, Florida for approximately $2.0 million, and recognized a gain of $245,000 on the transaction.

During fiscal 2001, the Real Estate Trust also received net proceeds of $2.0 million and recognized a gain of $620,000 from the condemnation of portions of two land parcels in Colorado and Michigan.

4.  DEBT - REAL ESTATE TRUST

Mortgage notes payable are secured by various income-producing properties, land parcels, and properties under construction. Almost all mortgage notes are payable in monthly installments, have maturity dates ranging to 2021 and accrue interest at annual rates from 4.9% to 10.0%. Certain mortgages contain a number of restrictions, including cross default provisions.

Notes payable - unsecured includes notes which have been sold by the Real Estate
Trust directly to investors at varying interest rates with maturities of one to ten years. These notes do not contain any provisions for conversion, sinking fund or amortization, but are subject to a provision permitting the Real Estate
Trust to call them prior to maturity. The weighted average interest rates were
10.1% at September 30, 2001 and 2000. During fiscal 2001 and 2000, the Real
Estate Trust sold notes amounting to approximately $9.3 and $10.2 million.

In March 1998, the Real Estate Trust issued $200.0 million aggregate principal amount of the 9 3/4% Senior Secured Notes. These Notes are nonrecourse obligations of the Real Estate Trust and are secured by a first priority perfected security interest in 8,000 shares, or 80% of the issued and outstanding common stock of the bank, which constitute all of the bank common stock held by the Real Estate Trust.

In fiscal 1995, the Real Estate Trust established a $15.0 million secured revolving credit line with an unrelated bank. This facility was for an initial two-year period subject to extension for one or more additional one-year terms.
In fiscal 1997, the facility was increased to $20.0 million and was renewed for an additional two-year period. In September 1999, this facility was increased to
$50.0 million and its term was set at three years with provisions for extending the term annually. The current maturity date for this line is September 29,
2002. This facility is secured by a portion of the Real Estate Trust's ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At September 30, 2001, the Real Estate Trust had borrowings under the facility of $2.5 million and unrestricted availability of
$35.4 million. At September 30, 2001 the interest rate under this facility was
4.91%.

In fiscal 1996, the Real Estate Trust established an $8.0 million revolving credit line with an unrelated bank, secured by a portion of the Real Estate
Trust's ownership interest in Saul Holdings Partnership. This facility was initially for a one-year term, after which any outstanding loan amount would amortize over a two-year period. During fiscal 1997, 1998 and 2000, the line of credit was increased to $10.0, $20.0 and $25.0 million. The current maturity date for this line is November 15, 2003. Interest is computed by reference to a floating rate index. At September 30, 2001, the Real Estate Trust had no outstanding borrowings and unrestricted availability was $22.8 million. At
September 30, 2001 the interest rate under this facility was 4.66%.

The maturity schedule for the Real Estate Trust's outstanding debt at September
30, 2001 for the fiscal years commencing October 1, 2001 is set forth in the following table.

                             Debt Maturity Schedule
                                 (In thousands)
         --------------------------------------------------------------
                                    Notes       Notes
             Fiscal     Mortgage  Payable --  Payable --
              Year       Notes     Secured    Unsecured        Total
         ------------- --------- ----------- ----------- --------------
              2002     $ 33,162    $  2,500    $  8,022     $  43,684
              2003       27,296         --       11,681        38,977
              2004        9,008         --       11,482        20,490
              2005       13,604         --        8,157        21,761
              2006       94,406         --        5,523        99,929
           Thereafter   148,274     200,000       5,852       354,126
                       --------- ----------- ----------- --------------
             Total     $325,750    $202,500    $ 50,717     $ 578,967
         --------------------------------------------------------------
Of the $325.8 million of mortgage notes outstanding at September 30, 2001,
$258.6 million was nonrecourse to the Real Estate Trust.

5.  LONG-TERM LEASE OBLIGATIONS - REAL ESTATE TRUST

The Real Estate Trust has no minimum future rental commitments and no long term leases.

6.  INCOME FROM COMMERCIAL PROPERTIES - REAL ESTATE TRUST

Income from commercial properties includes minimum rent arising from noncancelable commercial leases. Minimum rent for fiscal years 2001, 2000, and
1999 amounted to $37.0, $32.1 and $23.2 million. Future minimum rentals as of
September 30, 2001 under noncancelable leases are as follows:

            Fiscal Year                                   (In thousands)
            ------------------------------------------------------------
                 2002                                          $ 31,188
                 2003                                            28,459
                 2004                                            24,680
                 2005                                            20,925
                 2006                                            17,065
              Thereafter                                         70,610
                                                             -----------
                Total                                          $192,927
            ------------------------------------------------------------

7.  TRANSACTIONS WITH RELATED PARTIES - REAL ESTATE TRUST

TRANSACTIONS WITH B. F. SAUL COMPANY AND ITS SUBSIDIARIES

The Real Estate Trust is managed by B. F. Saul Advisory Company, L.L.C., formerly B. F. Saul Advisory Company, (the "Advisor"), a wholly-owned subsidiary of B. F. Saul Company ("Saul Co."). All of the Real Estate Trust officers and four Trustees of the Trust are also officers and/or directors of Saul Co. The
Advisor is paid a fixed monthly fee which is subject to annual review by the
Trustees. The monthly fee was $363,000 during fiscal 2001, $349,000 during fiscal 2000, and $337,000 during fiscal 1999. The advisory contract has been extended until September 30, 2002, and will continue thereafter unless canceled by either party at the end of any contract year. Certain loan agreements prohibit termination of this contract.

Saul Co. and B.F. Saul Property Company ("Saul Property Co."), formerly known as
Franklin Property Company, a wholly-owned subsidiary of Saul Co., provide services to the Real Estate Trust through commercial property management and leasing, hotel management, development and construction management, and acquisitions, sales and financings of real property. Fees paid to Saul Co. and
Saul Property Co. amounted to $7.4, $7.2 and $5.7 million in fiscal 2001, 2000 and 1999.

The Real Estate Trust reimburses the Advisor and Saul Property Co. for costs and expenses incurred on behalf of the Real Estate Trust, in-house legal expenses, and for all travel expenses incurred in connection with the affairs of the Real
Estate Trust.

The Real Estate Trust pays the Advisor fees equal to 1% of the principal amount of the unsecured notes as they are issued to offset its costs of administering the program. These payments amounted to $93,000, $102,000 and $120,000 in fiscal 2001, 2000 and 1999.

A subsidiary of Saul Co. is a general insurance agency which receives commissions and countersignature fees in connection with the Real Estate Trust's insurance program. Such commissions and fees amounted to approximately $171,000,
$200,000 and $167,000 in fiscal 2001, 2000 and 1999.

At October 1, 1999, the Real Estate Trust had an unsecured note receivable from the Saul Co. with an outstanding balance of $13.8 million. During fiscal 2001 and 2000, curtails of $4.0 and $3.8 million were paid by the Saul Co. Interest on the loans is computed by reference to a floating rate index. At September 30,
2001, the total due the Real Estate Trust was $6.0 million in principal and
$1.75 million in deferred interest. Interest accrued on these loans amounted to
$0.7, $1.1 and $1.1 million during fiscal 2001, 2000 and 1999.

REMUNERATION OF TRUSTEES AND OFFICERS

For fiscal years 2001, 2000, and 1999, the Real Estate Trust paid the Trustees approximately $94,000 each year for their services. No compensation was paid to the officers of the Real Estate Trust for acting as such; however, one Trustee was paid by the bank for his services as Chairman and Chief Executive Officer of the bank, and four received payments for their services as directors of the bank. Four of the Trustees and all of the officers of the Real Estate Trust receive compensation from Saul Co. as directors and/or officers.

SAUL HOLDINGS LIMITED PARTNERSHIP AND SAUL CENTERS, INC.

The Real Estate Trust accounts for these investments under the equity method.
The Real Estate Trust's share of earnings for fiscal 2001, 2000 and 1999 was
$8.3, $7.7 and $6.1 million. See Note 2.

OTHER TRANSACTIONS

The Real Estate Trust leases space to the bank and Saul Property Co. at two of its income-producing properties. Minimum rents and expense recoveries paid by these affiliates amounted to approximately $4.0, $2.7 and $0.3 million in fiscal
2001, 2000 and 1999.

8. LOANS HELD FOR SALE - THE BANK

Loans held for sale are composed of the following:

(In thousands)                              September 30,
                           ------------------------------------------------
                                   2001                      2000
                           ----------------------    ----------------------
Single-family residential          $     233,359             $     116,480
Home improvement and
   related loans                          12,724                     9,628
                           ----------------------    ----------------------
Total                              $     246,083             $     126,108
                           ======================    ======================

9. LOANS HELD FOR SECURITIZATION AND SALE - THE BANK

At September 30, 2001 and 2000, loans held for securitization and sale totaled
$282.0 and $70.0 million, respectively, and were composed of automobile loans.

10. INVESTMENT SECURITIES - THE BANK

At September 30, 2001 and 2000, all investment securities are classified as held-to-maturity.  Gross unrealized holding gains and losses on the bank's investment securities at September 30, 2001 and 2000 are as follows:
(In thousands)                                                        Gross                  Gross
                                                                    Unrealized             Unrealized          Aggregate Fair
                                            Amortized Cost        Holding Gains          Holding Losses            Value
                                           -----------------     -----------------      -----------------     -----------------
September 30, 2001
------------------
   U.S. Government securities:
      Original maturity after
      one year, but within five years      $         45,794      $            387                $     -            $   46,181
                                           =================     =================      =================     =================

September 30, 2000
------------------
   U.S. Government securities:
      Original maturity after
      one year, but within five years      $         45,648             $      84        $         (173)            $   45,559
                                           =================     =================      =================     =================

There were no sales of investment securities during the years ended September
30, 2001, 2000 and 1999.

11. MORTGAGE-BACKED SECURITIES - THE BANK

At September 30, 2001 and 2000, all mortgage-backed securities are classified as held-to-maturity. Gross unrealized holding gains and losses on the bank's mortgage-backed securities at September 30, 2001 and 2000 are as follows:

(In thousands)                                                 Gross Unrealized       Gross Unrealized
                                                                    Holding            Holding Losses            Aggregate
                                        Amortized Cost               Gains                                          Fair
                                                                                                                   Value
                                       ------------------      ------------------     ------------------     ------------------
September 30, 2001
   FNMA                                      $   295,712              $    2,295             $   (2,354)           $   295,653
   FHLMC                                         909,429                  12,536                 (1,608)               920,357
   Private label, AAA-rated                      269,354                   5,517                 (1,046)               273,825
                                       ------------------      ------------------     ------------------     ------------------
        Total                               $  1,474,495              $   20,348             $   (5,008)          $  1,489,835
                                       ==================      ==================     ==================     ==================

September 30, 2000
   FNMA                                      $   349,258               $      84             $  (19,171)           $   330,171
   FHLMC                                         170,894                     745                 (2,007)               169,632
   Private label, AAA-rated                      522,192                  10,657                (11,555)               521,294
   Private label, AA-rated                         4,465                      -                     (22)                 4,443
                                                               ------------------
                                       ------------------                             ------------------     ------------------
        Total                               $  1,046,809              $   11,486             $  (32,755)          $  1,025,540
                                       ==================      ==================     ==================     ==================

Accrued interest receivable on mortgage-backed securities totaled $8.3 and $5.6 million at September 30, 2001 and 2000, respectively, and is included in other assets in the Consolidated Balance Sheets.

12. LOANS AND LEASES RECEIVABLE - THE BANK

Loans receivable is composed of the following:

(In thousands)                                                                   September 30,
                                                                     --------------------------------------
                                                                          2001                   2000
                                                                     ----------------       ---------------
Single-family residential                                                $ 4,555,814           $ 4,896,439
Home equity                                                                  372,095               274,355
Real estate construction and ground                                          472,489               507,461
Commercial real estate and  multifamily                                       30,703                39,917
Commercial                                                                 1,376,582             1,015,146
Automobile                                                                   361,930               719,276
Subprime automobile                                                          420,658               620,588
Automobile leasing                                                         1,124,106               568,091
Home improvement and related loans                                           100,494                77,345
Overdraft lines of credit and
    other consumer                                                            36,356                31,608
                                                                     ----------------       ---------------
                                                                           8,851,227             8,750,226
                                                                     ----------------       ---------------

Less:
 Undisbursed portion of loans                                                812,325               630,205
 Unearned discounts and net
     deferred loan origination costs                                         (42,611)              (39,028)
Allowance for losses on loans and leases                                      63,018                54,018
                                                                     ----------------       ---------------
                                                                             832,732               645,195
                                                                     ----------------       ---------------
   Total                                                                 $ 8,018,495           $ 8,105,031
                                                                     ================       ===============

The bank serviced loans owned by others amounting to $7.4 and $6.4 billion at
September 30, 2001 and 2000, respectively.

Accrued interest receivable on loans totaled $39.0 and $43.4 million at
September 30, 2001 and 2000, respectively, and is included in other assets in the Consolidated Balance Sheets.

13. REAL ESTATE HELD FOR INVESTMENT OR SALE - THE BANK

Real estate held for investment or sale is composed of the following:

                                                                                                      September 30,
                                                                                             ---------------------------------
(In thousands)                                                                                   2001               2000
                                                                                             --------------    ---------------

Real estate held for investment (net of allowance for losses
 of $202 for both periods)                                                                         $   925            $   925
Real estate held for sale (net of allowance for losses of
 $85,152 and $80,752, respectively)                                                                 30,779             48,461
                                                                                             --------------    ---------------
Total real estate held for investment or sale                                                     $ 31,704           $ 49,386
                                                                                             ==============    ===============

Gain (loss) on real estate held for investment or sale is composed of the following:

                                                                                       Year Ended September 30,
                                                                         -----------------------------------------------------
(In thousands)                                                                2001               2000               1999
                                                                         ---------------     --------------    ---------------
Provision for losses                                                         $  (4,200)          $  (1,400)          $   -
Net gain (loss) from operating properties                                          774                (260)            1,519
Net gain on sales                                                                6,241                 137            32,530
                                                                         ---------------     --------------    ---------------
     Total gain (loss)                                                        $  2,815           $  (1,523)        $  34,049
                                                                         ===============     ==============    ===============

14. ALLOWANCE FOR LOSSES - THE BANK

Activity in the allowance for losses on loans and leases receivable is summarized as follows:

(In thousands)                                            Loans and
                                                            Leases
                                                          Receivable
                                                       ----------------

Balance, September 30, 1998                                 $   60,157
   Provision for losses                                         22,880
   Charge-offs                                                 (26,774)
   Recoveries                                                    1,876
                                                       ----------------
Balance, September 30, 1999                                     58,139
   Provision for losses                                         49,930
   Charge-offs                                                 (58,883)
   Recoveries                                                    4,832
                                                       ----------------
Balance, September 30, 2000                                     54,018
   Provision for losses                                         67,852
   Charge-offs                                                 (68,220)
   Recoveries                                                    9,368
                                                       ----------------
Balances, September 30, 2001                                $   63,018
                                                       ================

The allowance for losses at September 30, 2001 is based on management's estimates of the amount of allowance required to reflect the losses incurred in the loan and lease portfolio based on circumstances and conditions known at the time. As adjustments to the allowance become necessary, provisions for losses are reported in operations in the periods they are determined to be necessary.

15. ASSET-BACKED TRANSACTIONS - THE BANK

The bank periodically sells various receivables through asset-backed securitizations, in which receivables are transferred to trusts, and certificates are sold to investors.

The bank sold automobile loan receivables and issued notes in the amount of
$804.9 million during the year ended September 30, 2001 and recognized gains of
$27.9 million. The bank sold automobile loan receivables and issued notes in the amount of $668.1 million during the year ended September 30, 2000 and recognized gains of $4.6 million. The bank did not sell automobile loan receivables during the year ended September 30, 1999. The outstanding trust certificate balances were $1.2 billion at September 30, 2001, $1.3 million of which represents subordinate classes of certificates retained by the bank. The outstanding trust certificate balances were $857.8 million at September 30, 2000, $3.5 million of which represents subordinate classes of certificates retained by the bank. The retained certificates were classified as trading securities at September 30,
2001 and 2000 and had carrying values of $1.2 million and $3.4 million, respectively. See Summary of Significant Accounting Policies - The Bank. The
bank continues to service the underlying loans related to these transactions.
See Note 27.

The bank did not sell any home equity credit line receivables into new trusts during the years ended September 30, 2001 and 2000. The bank sold home equity credit line receivables of $46.2, $64.4 and $79.4 million into existing trusts and recognized gains of $1.8, $2.3 and $2.9 million during the years ended
September 30, 2001, 2000 and 1999, respectively. The outstanding trust certificate balances were $86.2 million at September 30, 2001 and $141.2 million at September 30, 2000. The bank continues to service the underlying loans related to these transactions. See Note 27.

The bank did not sell any home loan receivables into new trusts during the years ended September 30, 2001, 2000 and 1999. The bank sold home loan receivables of
$2.6 million into an existing trust during the year ended September 30, 2001 and did not recognize a gain or loss on this transaction. The bank sold home loan receivables of $1.9 million into an existing trust during the year ended
September 30, 2000 and recognized a gain of $27,000. The bank sold home loan receivables of $1.8 million into an existing trust during the year ended
September 30, 1999 and did not recognize a gain or loss on this transaction. The outstanding trust certificate balances were $57.6 million at September 30, 2001 and $82.1 million at September 30, 2000. The bank continues to service the underlying loans related to these transactions. See Note 27.

The bank continues to service, and receive servicing fees on, the outstanding balance of securitized receivables. The bank also retains rights to future cash flows arising from the receivables after the expenses of the securitization trust are paid. With the securitization and sale of receivables transactions, the bank typically retains subordinated interests, which include an interest-only strip receivable. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the bank generally estimates fair value based on the estimated present value of the future residual cash flows from securitized and sold receivables, using management's best estimates of the key assumptions -
credit losses, prepayment speeds and discount rates commensurate with the risks involved.

Securitization and sale revenue on a managed basis includes the gross initial gains on current securitization and sale transactions less amortization of interest-only strips recognized in connection with current and prior period securitization and sale transactions. The following table represents the components of securitization and sale related income on a managed basis which is included in servicing and securitization income in the Consolidated Statements of Operations:

                                                                                     Year Ended
                    (In thousands)                                               September 30, 2001
                                                                            -----------------------------
                    Gross initial gains                                                   $       33,308
                    Amortization                                                                  (4,842)
                                                                            -----------------------------
                    Securitization and sale related income                                $       28,466
                                                                            =============================

At September 30, 2001, key economic assumptions and the sensitivity of the current fair value of interest-only strip receivables to an immediate 10 percent and 20 percent adverse change in those assumptions are as follows:

(Dollars in thousands)                                                   Automobile                       Home Equity/
                                                                                                        Home Improvement
                                                                 ----------------------------      ---------------------------

Carrying value (fair value)                                                        $43,260                          $3,886
Weighted average life (in years)                                                      1.52                            2.00

Prepayment speed assumption (annual rate)                                             1.46%(1)                       35.92%(2)
   Impact on fair value at 10% adverse change                                      $(1,449)                        $(1,029)
   Impact on fair value at 20% adverse change                                      $(2,803)                        $(1,408)

Expected credit losses (annual rate)                                                  0.89%                           0.30%
   Impact on fair value at 10% adverse change                                      $(1,594)                          $(789)
   Impact on fair value at 20% adverse change                                      $(3,190)                        $(1,142)

Residual cash flows discount rate (annual)                                            9.44%                           8.88%
   Impact on fair value at 10% adverse change                                        $(617)                          $(512)
   Impact on fair value at 20% adverse change                                      $(1,223)                          $(588)

Key economic assumptions used in measuring interest-only strip receivables at the date of securitizations completed during fiscal year 2001 are as follows:

Prepayment speed assumption (annual rate)                                             1.55%(1)                              -
Expected credit losses (annual rate)                                                  0.99%                                 -
Residual cash flows discount rate (annual)                                           10.00%                                 -

(1)    Represents absolute prepayment model or ABS - an assumed rate of prepayment each month relative to the original number of automobile loans in a pool.
(2)    Represents Constant Prepayment Rate.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The effect shown in the above table of a variation in a particular assumption on the fair value of interest-only strip receivables is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities.

The following table summarizes certain cash flows received from securitization trusts during the year ended September 30, 2001:

                   (In thousands)
                   Proceeds from new securitizations                                   $  804,861
                   Servicing fees received                                                 11,991
                   Other cash flows received on retained interests                         28,837

Portfolio balances, delinquent amounts and net credit losses for securitized loans for the year ended September 30, 2001 were as follows:

                                                                September 30, 2001
                                                 -------------------------------------------------
(In thousands)                                     Total Principal          Principal Amount of              Year Ended
                                                                          Loans Past Due 90 Days
                                                 Amount of Loans and            or More or               September 30, 2001
                                                        Leases                Non-Performing              Net Credit Losses
                                                 ---------------------    ------------------------    --------------------------

Automobile                                       $         1,171,618      $               11,380     $                  10,084
Home equity, home improvement and
 related loans                                               149,280                       1,729                         1,124
                                                 ---------------------    ------------------------    --------------------------
Total                                             $        1,320,898      $               13,109      $                 11,208
                                                 =====================    ========================    ==========================

16. PROPERTY AND EQUIPMENT - THE BANK

Property and equipment is composed of the following:

                                                                Estimated
                                                                 Useful                          September 30,
                                                                                    -----------------------------------------
(Dollars in thousands)                                            Lives                   2001                    2000
                                                             ----------------       -----------------        ----------------
Land                                                                -                     $   46,948              $   46,813
Construction in progress                                            -                         29,885                  97,569
Buildings and improvements                                     10-45 years                   268,956                 117,220
Leasehold improvements                                         5-20 years                    112,069                 103,925
Furniture and equipment                                        5-10 years                    198,747                 188,918
Automobiles                                                     3-5 years                      3,162                   4,000
                                                                                    -----------------        ----------------
                                                                                             659,767                 558,445
Less:
   Accumulated depreciation and amortization                                                 221,972                 195,976
                                                                                    -----------------        ----------------
       Total                                                                              $  437,795              $  362,469
                                                                                    =================        ================

Depreciation and amortization expense amounted to $34.0, $32.2 and $33.1 million for the years ended September 30, 2001, 2000 and 1999, respectively. Capitalized interest amounted to $4.7, $2.1 and $0.4 million during the years ended
September 30, 2001, 2000 and 1999, respectively.

17. LEASES - THE BANK

The bank has noncancelable, long-term leases for office premises and retail space which have a variety of terms expiring from fiscal 2002 to 2021 and ground leases which have terms expiring from fiscal 2029 to 2081. These leases are accounted for as operating leases. Some of the leases are subject to rent adjustments in the future based upon changes in the Consumer Price Index and some also contain renewal options. The following is a schedule by years of future minimum lease payments required at September 30, 2001:

                                 Year Ending                (In thousands)
                                September 30,
                            -----------------------
                                     2002                        $ 23,922
                                     2003                          22,827
                                     2004                          21,992
                                     2005                          21,151
                                     2006                          20,470
                                  Thereafter                      136,620
                                                       -------------------
                                    Total                       $ 246,982
                                                       ===================

Rent expense totaled $26.9, $23.2 and $17.9 million for the years ended
September 30, 2001, 2000 and 1999, respectively.

18. DEPOSIT ACCOUNTS - THE BANK

An analysis of deposit accounts and the related weighted average effective interest rates at year end are as follows:

                                                                                    September 30,
                                                       -------------------------------------------------------------------------
                                                                     2001                                  2000
                                                       ----------------------------------   ------------------------------------
(Dollars in thousands)                                                      Weighted                           Weighted Average
                                                                             Average
                                                            Amount            Rate              Amount               Rate
                                                       ----------------- ----------------   ----------------   -----------------
Demand accounts                                        $        642,490         -            $      559,320           -
NOW accounts                                                  1,428,486       0.44%               1,289,883         0.88%
Money market deposit accounts                                 1,570,297       2.83%               1,156,829         3.98%
Statement savings accounts                                      780,655       1.26%                 779,344         1.90%
Other deposit accounts                                          117,207       0.99%                 113,245         1.66%
Certificate accounts, less than $100                          2,361,174       5.20%               2,524,769         6.21%
Certificate accounts, $100 or more                              662,161       4.57%                 614,399         6.30%
                                                       -----------------                    ----------------
    Total                                                   $ 7,562,470       2.84%             $ 7,037,789         3.83%
                                                       =================                    ================

The bank's deposits are insured by the FDIC up to $100,000 for each insured depositor.

Interest expense on deposit accounts is composed of the following:

                                                                               Year Ended September 30,
                                                                -------------------------------------------------------
(In thousands)                                                       2001                2000                1999
                                                                ---------------     ---------------      --------------
NOW accounts                                                         $   7,773           $  10,585           $  11,598
Money market deposit accounts                                           48,744              39,351              36,395
Statement savings accounts                                              11,963              15,684              19,226
Certificate accounts                                                   177,619             154,738              77,084
Other deposit accounts                                                   1,507               1,905               2,042
                                                                ---------------     ---------------      --------------
    Total                                                           $  247,606          $  222,263          $  146,345
                                                                ===============     ===============      ==============

Outstanding certificate accounts at September 30, 2001 mature in the years indicated as follows:

                                 Year Ending               (In thousands)
                                September 30,
                            -----------------------
                                     2002                      $2,709,720
                                     2003                         238,064
                                     2004                          29,091
                                     2005                          33,081
                                     2006                          13,379
                                                        ------------------
                                    Total                      $3,023,335
                                                        ==================

At September 30, 2001, certificate accounts of $100,000 or more have contractual maturities as indicated below:

                                      (In thousands)
       Three months or less                                      $ 324,722
       Over three months through six months                        123,838
       Over six months through 12 months                           174,926
       Over 12 months                                               38,675
                                                             --------------
          Total                                                  $ 662,161
                                                             ==============

19. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER
               SHORT-TERM BORROWINGS - THE BANK

Short-term borrowings are summarized as follows:

                                                                                       September 30,
                                                                ------------------------------------------------------------
(Dollars in thousands)                                                2001                 2000                  1999
                                                                -----------------     ----------------      ----------------
Securities sold under repurchase agreements:
   Balance at year end                                                $  110,837           $  369,628            $  526,571
   Average amount outstanding during the year                            397,842              490,333               371,660
   Maximum amount outstanding at any month end                           534,170              647,779               526,571
   Amount maturing within 30 days                                        110,837              369,628               526,571
   Weighted average interest rate during the year                          5.74%                6.27%                 5.22%
   Weighted average interest rate on year end balances                     3.21%                6.74%                 5.78%

Other short-term borrowings:
   Balance at year end                                                $  171,513           $  170,414            $  104,200
   Average amount outstanding during the year                            169,820              137,607                99,593
   Maximum amount outstanding at any month end                           181,942              170,414               134,313
   Amount maturing within 30 days                                        171,513              170,414               104,200
   Weighted average interest rate during the year                          4.39%                5.42%                 4.46%
   Weighted average interest rate on year end balances                     2.18%                5.87%                 4.62%

The investment and mortgage-backed securities underlying the repurchase agreements were delivered to the dealers who arranged the transactions. The dealers may have loaned such securities to other parties in the normal course of their operations and agreed to resell to the bank the identical securities upon the maturities of the agreements.

At September 30, 2001, the bank had pledged mortgage-backed securities with a book value of $200.5 million to secure certain other short-term borrowings. Also at September 30, 2001, the bank had pledged, but did not borrow against, automobile loans with a total principal balance of $299.9 million and commercial loans with a total principal balance of $929.8 million.

20. FEDERAL HOME LOAN BANK ADVANCES - THE BANK

At September 30, 2001, advances from the Federal Home Loan Bank of Atlanta
("FHLB") totaled $2.2 billion. The advances bear interest at a weighted average interest rate of 4.99%, which is fixed for the term of the advances, and mature over varying periods between October 2001 and August 2016.

Under a Specific Collateral Agreement with the FHLB, advances are secured by the bank's FHLB stock, qualifying first mortgage loans with a total principal balance of $3.1 billion and certain mortgage-backed securities with a book value of $396.7 million. The FHLB requires that members maintain qualifying collateral at least equal to 100% of the member's outstanding advances at all times. The collateral held by the FHLB in excess of the September 30, 2001 advances is available to secure additional advances from the FHLB, subject to its collateralization guidelines.

21. CAPITAL NOTES - SUBORDINATED - THE BANK

Capital notes, which are subordinated to the interest of deposit account holders and other senior debt, are composed of the following:
                                                       Issue                       September 30,                 Interest
                                                                           -------------------------------
(Dollars in thousands)                                  Date                   2001              2000              Rate
                                               -----------------------     -------------     -------------     --------------

Subordinated debentures due 2005               November 23, 1993               $150,000          $150,000              9 1/4%
Subordinated debentures due 2008               December 3, 1996                 100,000           100,000              9 1/4%
                                                                           -------------     -------------
         Total                                                                 $250,000          $250,000
                                                                           =============     =============

The 9 1/4% Subordinated Debentures due 2005 (the "1993 Debentures") are subject to redemption at any time on or after December 1, 1998, at the option of the bank, in whole or in part, at the following redemption prices plus accrued and unpaid interest:

         If redeemed during the
       12-month period beginning                   Redemption
              December 1,                            Price
                                                 (In thousands)
      -----------------------------           ---------------------
               2000.........................             $ 102.775
               2001.........................             $ 101.850
               2002.........................             $ 100.925
               2003 and thereafter..........             $ 100.000

The 9 1/4% Subordinated Debentures due 2008 (the "1996 Debentures") are subject to redemption at any time on or after December 1, 2001, at the option of the bank, in whole or in part, at the following redemption prices plus accrued and unpaid interest:

          If redeemed during the
        12-month period beginning                   Redemption
               December 1,                            Price
                                                  (In thousands)
       -----------------------------           ---------------------
                2001.........................             $ 104.625
                2002.........................             $ 103.700
                2003.........................             $ 102.775
                2004.........................             $ 101.850
                2005.........................             $ 100.925
                2006 and thereafter..........             $ 100.000

The indenture pursuant to which the 1993 Debentures were sold (the "Indenture")
provides that the bank may not pay dividends on its capital stock unless, after giving effect to the dividend, no event of default shall have occurred and be continuing and the bank is in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of (i) $15.0 million, (ii) 662/3% of the bank's consolidated net income
(as defined in the Indenture) accrued on a cumulative basis commencing on
October 1, 1993 and (iii) the aggregate net cash proceeds received by the bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments made by the bank. Notwithstanding the above restrictions on dividends, provided no event of default has occurred or is continuing, the Indenture does not restrict the payment of dividends on the 13% Preferred Stock (as defined below) or any payment-in-kind preferred stock issued in lieu of cash dividends on the
Preferred Stock or the redemption of any such payment-in-kind preferred stock.
The indenture pursuant to which the 1996 Debentures were sold provides that the proposed dividend may not exceed the sum of the restrictions discussed above for the 1993 Indenture and the aggregate liquidation preference of the new series of preferred stock of the bank, if issued in exchange for the outstanding REIT
Preferred Stock (as defined below). See Note 22.

The bank received OTS approval to include the principal amount of the 1996
Debentures and the 1993 Debentures in the bank's supplementary capital for regulatory capital purposes.

Deferred debt issuance costs, net of accumulated amortization, amounted to $6.3 and $6.9 million at September 30, 2001 and 2000, respectively, and are included in other assets in the Consolidated Balance Sheets.

22. REAL ESTATE INVESTMENT TRUST SUBSIDIARY - THE BANK

On December 3, 1996, a new real estate investment trust subsidiary of the bank
(the "REIT Subsidiary") sold $150,000 of its Noncumulative Exchangeable
Preferred Stock, Series A, par value $5.00 per share (the "REIT Preferred
Stock"), and received net cash proceeds of $144.0 million. Cash dividends on the
REIT Preferred Stock are payable quarterly in arrears at an annual rate of
10 3/8%. The liquidation value of each share of REIT Preferred Stock is $50,000 plus accrued and unpaid dividends. Except under certain limited circumstances, the holders of the REIT Preferred Stock have no voting rights. The REIT
Preferred Stock is automatically exchangeable for a new series of Preferred
Stock of the bank upon the occurrence of certain events.

The REIT Preferred Stock is redeemable at the option of the REIT subsidiary at any time on or after January 15, 2007, in whole or in part, at the following per share redemption prices plus accrued and unpaid dividends:

        If redeemed during the
      12-month period beginning                Redemption
             January 15,                          Price
                                             (In thousands)
     -----------------------------      --------------------------
              2007....................                  $  52.594
              2008....................                  $  52.075
              2009....................                  $  51.556
              2010....................                  $  51.038
              2011....................                  $  50.519
              2012 and thereafter.....                  $  50.000

The bank received OTS approval to include the proceeds from the sale of the REIT
Preferred Stock in the core capital of the bank for regulatory capital purposes in an amount up to 25% of the bank's core capital. The net cash proceeds from the sale of the REIT Preferred Stock are reflected as minority interest in the
Consolidated Balance Sheets. Dividends on the REIT Preferred Stock are
presented as a reduction of net income in the Consolidated Statements of
Operations.

23. PREFERRED STOCK - THE BANK

Cash dividends on the bank's Noncumulative Perpetual Preferred Stock, Series A
(the "Preferred Stock") are payable quarterly in arrears at an annual rate of
13%. If the Board of Directors does not declare the full amount of the noncumulative cash dividend accrued in respect of any quarterly dividend period, in lieu thereof the Board of Directors will be required to declare (subject to regulatory and other restrictions) a stock dividend in the form of a new series of payment-in-kind preferred stock of the bank.

The OTS has approved the inclusion of the Preferred Stock as core capital and has not objected to the payment of dividends on the Preferred Stock, provided certain conditions are met. The holders of the Preferred Stock have no voting rights, except in certain limited circumstances.

Holders of the Preferred Stock will be entitled to receive a liquidating distribution in the amount of $25,000 per share, plus accrued and unpaid dividends for the then-current dividend period in the event of any voluntary liquidation of the bank, after payment of the deposit accounts and other liabilities of the bank, and out of the assets available for distribution to shareholders. The Preferred Stock ranks superior and prior to the issued and outstanding common stock of the bank with respect to dividend and liquidation rights.

The Preferred Stock is redeemable by the bank at its option at any time on and after May 1, 2003, in whole or in part, at the following per share redemption prices in cash, plus, in each case, an amount in cash equal to accrued and unpaid dividends for the then-current dividend period:

                If redeemed during the
              12-month period beginning                Redemption
                        May 1,                            Price
                                                     (In thousands)
             -----------------------------      --------------------------
                      2003....................                  $  27.250
                      2004....................                  $  27.025
                      2005....................                  $  26.800
                      2006....................                  $  26.575
                      2007....................                  $  26.350
                      2008....................                  $  26.125
                      2009....................                  $  25.900
                      2010....................                  $  25.675
                      2011....................                  $  25.450
                      2012....................                  $  25.225
                      2013 and thereafter.....                  $  25.000

24. RETIREMENT PLAN - THE BANK

The bank participates in a defined contribution profit sharing retirement plan
(the "Plan") which covers those full-time employees who meet the requirements as specified in the Plan. The Plan, which can be modified or discontinued at any time, requires participating employees to contribute 2.0% of their compensation.
Corporate contributions, at the discretionary amount of three times the employee contribution, were $8.9, $8.0 and $7.2 million for the years ended September 30,
2001, 2000 and 1999, respectively. There are no past service costs associated with the Plan and the bank has no liability under the Plan other than its current contributions. The Plan owns 4.0% of the bank's common stock.

25. REGULATORY MATTERS - THE BANK

The bank's regulatory capital requirements at September 30, 2001 were a 1.5%
tangible capital requirement, a 4.0% core capital requirement and an 8.0% total risk-based capital requirement. Under the OTS "prompt corrective action"
regulations, the bank must maintain minimum leverage, tier 1 risk-based and total risk- based capital ratios of 4.0%, 4.0% and 8.0%, respectively, to meet the ratios established for "adequately capitalized" institutions. At September
30, 2001, the bank was in compliance with its tangible, core and total risk-based regulatory capital requirements and exceeded the capital standards established for "well capitalized" institutions under the "prompt corrective action" regulations. The information below is based upon the bank's understanding of the applicable regulations and related interpretations.

Regulatory Capital
(Dollars in thousands)

                                                                                       Minimum                       Excess
                                                         Actual                 Capital Requirement                Capital
                                               ---------------------------  ---------------------------  ---------------------------
                                                                 As a %                       As a %                        As a %
                                                  Amount        of Assets       Amount       of Assets       Amount        of Assets
                                               --------------   ----------  ---------------  ----------  ---------------   ---------

Stockholders' equity per financial statements  $     525,424
    Minority interest in REIT Subsidiary (1)         144,000
    Accumulated other comprehensive loss (2)           2,087
                                               --------------
                                                     671,511

Adjustments for tangible and core capital:
    Intangible assets                                (48,990)
    Non-includable subsidiaries  (3)                  (1,414)
    Non-qualifying purchased/originated loan
     servicing rights                                 (3,592)
                                               --------------
       Total tangible capital                        617,515        5.44%   $      170,348       1.50%   $      447,167       3.94%
                                               --------------   ==========  ===============  ==========  ===============   =========

       Total core capital (4)                        617,515        5.44%   $      454,262       4.00%   $      163,253       1.44%
                                               --------------   ==========  ===============  ==========  ===============   =========

       Tier 1 risk-based capital (4)                 617,515        6.84%   $      361,283       4.00%   $      256,232       2.84%
                                               --------------   ==========  ===============  ==========  ===============   =========

Adjustments for total risk-based capital:
    Subordinated capital debentures                  250,000
    Allowance for general loan and lease
     losses                                           63,018
                                               --------------
       Total supplementary capital                   313,018
                                               --------------
       Total available capital                       930,533
    Equity investments (3)                            (2,365)
                                               --------------
       Total risk-based capital (4)            $     928,168       10.52%   $      722,566       8.00%   $      205,602       2.52%
                                               ==============   ==========  ===============  ==========  ===============   =========

(1) Eligible for inclusion in core capital in an amount up to 25% of the bank's core capital pursuant to authorization from the OTS.
(2) Under OTS policy, accumulated other comprehensive loss is included in regulatory capital.
(3) Reflects an aggregate offset of $0.2 million representing the allowance for general loan losses maintained against the bank's equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a
"credit" against the deductions from capital otherwise required for such investments.
(4) Under the OTS "prompt corrective action" regulations, the standards for classification as "well capitalized" are a leverage (or "core capital") ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

At September 30, 2000, the bank was in compliance with its tangible, core and total risk-based regulatory capital requirements and exceeded the capital standards established for "well capitalized" institutions under the "prompt corrective action" regulations. The information below is based upon the bank's understanding of the applicable regulations and related interpretations.

                                                                      SEPTEMBER 30, 2000
                                      ------------------------------------------------------------------------------------
(Dollars in thousands)                                                      MINIMUM                       EXCESS
                                                ACTUAL                CAPITAL REQUIREMENT                CAPITAL
                                      ----------- -- ----------     ----------- -- ----------    ----------- --- ---------
                                                                                                                 As a %
                                                     As a %                        As a %                        of
                                        Amount       of Assets        Amount       of Assets       Amount         Assets
                                      -----------    ----------     -----------    ----------    -----------     ---------
Capital per financial statements        $492,406
Minority interest in REIT
  Subsidiary(1)                          144,000
                                      -----------
Adjusted capital                         636,406

Adjustments for tangible and core capital:
Intangible assets                        (50,797)
Non-includable subsidiaries(2)            (1,424)
Non-qualifying purchased/
     originated loan servicing              (188)
                                      -----------
Total tangible capital                   583,997         5.48%        $159,840         1.50%       $424,157         3.98%
                                      -----------    ==========
                                                                    ===========    ==========    ===========     =========
Total core capital(3)                    583,997         5.48%        $426,239         4.00%       $157,758         1.48%
                                      -----------    ==========     ===========    ==========    ===========     =========

Tier 1 risk-based capital(3)             583,997         7.21%        $324,089         4.00%       $259,908         3.21%
                                      -----------    ==========     ===========    ==========    ===========     =========
Adjustments for total risk-based capital:
Subordinated capital debentures          250,000
Allowance for general loan and
      lease losses                        54,018
                                      -----------
    Total supplementary capital          304,018
                                      -----------
    Total available capital              888,015
Equity investments(2)                     (6,463)
                                      -----------
Total risk-based capital(3)            $ 881,552        11.01%        $648,178         8.00%       $233,374         3.01%
                                      ===========    ==========     ===========    ==========    ===========     =========

(1)    Eligible for inclusion in core capital in an amount up to 25% of the bank's core capital pursuant to authorization from the OTS.
(2)    Reflects an aggregate offset of $2.0 million representing the allowance for general loan losses maintained against the bank's equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a credit against the deductions from capital otherwise required for such investments.
(3)    Under the OTS "prompt corrective action" regulations, the standards for classification as "well capitalized" are a leverage (or "core capital")
       ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least
       6.0% and a total risk- based capital ratio of at least 10.0%.

At September 30, 2001 and 2000, the bank had $1.6 and $1.6 million, respectively, in loans to and investments in subsidiaries engaged in activities impermissible for national banks ("non-includable subsidiaries") which were fully deducted from all three capital requirements. At September 30, 2001 and
2000, the bank also had an equity investment with a balance, after subsequent valuation allowances, of $2.4 and $8.3 million, respectively, which was fully deducted from total risk-based capital.

OTS capital regulations provide a five-year holding period (or such longer period as may be approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the bank is unable to dispose of any REO property
(through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the bank could be required to deduct the then-current book value of such REO property from total risk-based capital. In December 2001, the bank received from the OTS an extension of the holding periods for certain of its REO properties through December 19, 2002. The following table sets forth the bank's REO at September 30, 2001, after valuation allowances of $85.2 million, by the fiscal year in which the property was acquired through foreclosure.

          Fiscal Year                    (In thousands)
   --------------------------
            1990                              $ 5,134(1)(2)
            1991                               20,247(2)
            1992                                    -
            1993                                    -
            1994                                    -
            1995                                5,054(2)
            1996                                    -
            1997                                    -
            1998                                    -
            1999                                    -
            2000                                    -
            2001                                  344
                                --------------------------
            Total REO                        $ 30,779
                                ==========================

(1) Includes REO with an aggregate net book value of $2.4 million, which the bank treats as an equity investment for regulatory capital purposes.
(2) Includes REO with an aggregate net book value of $28.1 million, for which the bank received an extension of the holding periods through December 19, 2002.

26. TRANSACTIONS WITH RELATED PARTIES - THE BANK

Loans Receivable:

From time to time, in the normal course of business, the bank may make loans to executive officers and directors, their immediate family members or companies with which they are affiliated. These loans are on substantially the same terms as similar loans with unrelated parties. An analysis of activity with respect to these loans for the year ended September 30, 2001 is as follows:

                                                         (In thousands)
             Balance, September 30, 2000                      $   4,952
               Additions                                            709
               Reductions                                          (134)
                                                       -----------------
             Balance, September 30, 2001                      $   5,527
                                                       =================
Services:

B. F. Saul Company, which is a shareholder of the Trust, and its subsidiaries provide certain services to the bank. These services include property management, insurance brokerage and leasing. Fees for these services were $1.7 million, $850,000 and $35,000 for the years ended September 30, 2001, 2000 and
1999, respectively.

The law firm in which one director of the bank is a senior counsel received
$2.4, $2.1 and $4.7 million for legal services rendered to the bank during the years ended September 30, 2001, 2000 and 1999, respectively.

For the years ended September 30, 2001, 2000 and 1999, one of the directors of the bank was paid $100,000, $100,000 and $50,000, respectively, for consulting services rendered to the bank. Another director of the bank was paid total fees of $100,000 for each of the years ended September 30, 2001, 2000 and 1999 for consulting services. A third director of the bank was paid $50,000, $50,000 and
$100,000 for consulting services rendered to the bank for the years ended
September 30, 2001, 2000 and 1999, respectively.

Tax Sharing Agreement:

The bank and the other companies in the Trust's affiliated group are parties to a tax sharing agreement dated June 28, 1990 (the "Tax Sharing Agreement"). The
Tax Sharing Agreement provides for payments to be made by members of the Trust's affiliated group to the Trust based on their separate company tax liabilities.
The Tax Sharing Agreement also provides that, to the extent net operating losses or tax credits of a particular member are used to reduce the overall tax liability of the Trust's affiliated group, such member will be reimbursed by the other members of the affiliated group that have taxable income in an amount equal to such tax reduction. The bank paid $3.4, $6.6 and $6.6 million to the
Trust during fiscal 2001, 2000 and 1999, respectively, under the Tax Sharing
Agreement. At September 30, 2001 and 2000, the estimated tax sharing payment payable to the Trust by the bank was $4.9 and $3.5 million, respectively.

Other:

The bank sold an office building located in McLean, Virginia to its parent company, the B.F. Saul Real Estate Investment Trust, in December 1999. Because
this transfer was between entities under common control, the $13.5 million of proceeds in excess of the bank's carrying value, net of related income taxes of
$8.8 million, was accounted for as a capital contribution.

The bank paid $5,.8, $5.2 and $5.0 million for office space leased from or managed by companies affiliated with the bank or its directors during the years ended September 30, 2001, 2000 and 1999, respectively.

The Trust, the B. F. Saul Company, Chevy Chase Lake Corporation ("Lake") and Van
Ness Square Corporation, affiliates of the bank, from time to time maintain interest-bearing deposit accounts with the bank. Those accounts totaled $28.0 and $16.8 million at September 30, 2001 and 2000, respectively. The bank paid interest on the accounts amounting to $989,000, $736,000 and $716,000 during fiscal years ended 2001, 2000 and 1999, respectively.

27. FINANCIAL INSTRUMENTS - THE BANK

The bank, in the normal course of business, is a party to financial instruments with off-balance-sheet risk and other derivative financial instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit at both fixed and variable rates, letters of credit, interest-rate cap agreements and assets sold with limited recourse. All such financial instruments are held or issued for purposes other than trading.

These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated
Balance Sheets.

The contractual or notional amount of these instruments reflect the extent of involvement the bank has in particular classes of financial instruments. For interest-rate cap agreements, assets sold with limited recourse and forward purchase and sale commitments, the contract or notional amounts do not represent exposure to credit loss in the event of nonperformance by the other party. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to Extend Credit:

The bank had approximately $2.0 billion of commitments to extend credit at
September 30, 2001. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments are subject to the bank's normal underwriting and credit evaluation policies and procedures.

Standby Letters of Credit:

Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At September 30, 2001, the bank had issued standby letters of credit in the amount of $56.5 million to guarantee the performance of and irrevocably assure payment by customers under construction projects.

Of the total, $34.1 million will expire in fiscal 2002 and the remainder will expire over time through fiscal 2006. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments to customers. Mortgage-backed securities with a book value of
$2.4 million were pledged as collateral for certain of these letters of credit at September 30, 2001.

Recourse Arrangements:

The bank is obligated under various recourse provisions (primarily related to credit losses) related to the securitization and sale of receivables. As a result of these recourse provisions, the bank maintained restricted cash accounts and overcollateralization of receivables amounting to $24.3 and $28.5 million, respectively, at September 30, 2001, and $42.1 and $18.9 million, respectively, at September 30, 2000, both of which are included in other assets in the Consolidated Balance Sheets. In addition, the bank owned subordinated automobile receivables-backed securities with carrying values of $1.2 and $3.4 million at September 30, 2001 and 2000, respectively, which were classified as trading securities in the Consolidated Balance Sheets.

The bank is also obligated under various recourse provisions related to the swap of single-family residential loans for mortgage-backed securities issued by the bank. At September 30, 2001, recourse to the bank under these arrangements was
$6.6 million, consisting of restricted cash accounts amounting to $4.2 million and overcollateralization of receivables of $2.4 million.

The bank is also obligated under a recourse provision related to the servicing of certain of its residential mortgage loans. The recourse to the bank under this arrangement was $3.4 million for both September 30, 2001 and 2000.

Derivative Financial Instruments:

Interest-rate cap agreements may be used to limit the bank's exposure to rising short-term interest rates related to the retained portion of certain of its asset-backed securitizations. At September 30, 2001, the bank was not a party to any interest-rate cap agreements.

To manage the potentially adverse impact of interest rate movements on its held for sale fixed-rate mortgage loan pipeline, the bank hedges its pipeline by entering into whole loan and mortgage-backed security forward sale commitments and mortgage-backed security forward purchase commitments.

Forward sale commitments are used to sell specific financial instruments (whole loans or mortgage-backed securities) at a future date for a specified price.
Forward purchase commitments are used to purchase specific financial instruments
(whole loans or mortgage-backed securities) at a future date for a specified price.

At September 30, 2001, the bank had mortgage-backed security forward sale commitments of $226.3 million and mortgage-backed security forward purchase commitments of $5.8 million related to its hedging activities. These hedges are accounted for as cash flow hedges and gains and losses are recorded in other comprehensive income in the Consolidated Balance Sheets. The total net unrealized loss in value of cash flow hedges, net of tax, was $2.1 million at
September 30, 2001. In addition, the bank had whole loan forward sale commitments of $45.4 million at September 30, 2001. Forward commitments generally settle within 90 days. Gains and losses are deferred and recorded as a component of the gain on sales of loans at the time the forward sale commitment matures. Gains and losses on forward purchase commitments are recorded as a component of the gain on sales of loans in the month the transaction occurs.

The bank owns mortgage servicing rights which are subject to large fluctuations in their fair value due to changes in the benchmark Treasury index, as well as changes inherent to mortgage loans such as prepayment speeds, escrow earning rates, discount rates and returns required by investors. As a result of the potentially significant risk of these fair value fluctuations, the bank hedges these changes in fair value in mortgage servicing rights through treasury futures and options. The bank evaluates the mortgage servicing portfolio daily at the pool level and monthly at the loan level to insure a high degree of correlation between hedging instruments and the underlying asset. Management expects that the cumulative change in the value of the hedging instrument will be between 80% and 120% of the inverse cumulative change in the fair value of the hedged mortgage servicing rights asset. The effectiveness of hedging relationships is assessed on a cumulative basis every three months and whenever financial statements or earnings are reported by the bank.

At September 30, 2001, the bank had treasury futures representing a notional amount of $65.0 million, call options on the treasury futures representing a notional amount of $43.0 million and put options on treasury futures representing a notional amount of $47.0 million related to its mortgage servicing rights fair value hedges. At September 30, 2001 the gain on these hedges was $2.5 million and is included as a reduction to loan expenses on the
Consolidated Statements of Operations and Comprehensive Income.

Concentrations of Credit:

The bank's principal real estate lending market is the metropolitan Washington,
DC area. In addition, a significant portion of the bank's consumer loan portfolio was generated by customers residing in the metropolitan Washington, DC area. Service industries and federal, state and local governments employ a significant portion of the Washington, DC area labor force. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers.

28. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS - THE BANK

The majority of the bank's assets and liabilities are financial instruments;
however, certain of these financial instruments lack an available trading market. Significant estimates, assumptions and present value calculations were therefore used for the purposes of the following disclosure, resulting in a great degree of subjectivity inherent in the indicated fair value amounts. Since fair value is estimated as of the balance sheet date, the amount which would actually be realized or paid upon settlement or maturity could be significantly different. Comparability of fair value amounts among financial institutions may be difficult due to the wide range of permitted valuation techniques and the numerous estimates and assumptions which must be made. The estimated fair values of the bank's financial instruments at September 30, 2001 and 2000 are as follows:

                                                                                September 30,
                                                  --------------------------------------------------------------------------
                                                                 2001                                   2000
                                                  ------------------------------------   -----------------------------------
(In thousands)                                        Carrying              Fair         Carrying Amount          Fair
                                                       Amount              Value                                 Value
                                                  -----------------    ---------------   -----------------   ---------------
Financial assets:
   Cash, due from banks,
      interest-bearing deposits, federal
      funds sold and securities purchased
      under agreements to resell                      $ 409,995             $ 409,995        $ 428,233            $ 428,233
   Loans held for sale                                  246,083               249,842          126,108              126,577
   Loans held for securitization and sale                32,000                32,000           70,000               70,000
   Trading securities                                     6,690                 6,690            3,380                3,380
   Investment securities                                 45,794                46,181           45,648               45,559
   Mortgage-backed securities                         1,474,495             1,489,835        1,046,809            1,025,540
   Loans and leases receivable, net                   8,268,495             8,366,675        8,105,031            7,993,260
   Other financial assets                               318,715               318,715          327,211              327,211

Financial liabilities:
   Deposit accounts with no stated maturities         4,539,135             4,539,135        3,898,621            3,898,621
   Deposit accounts with stated maturities            3,023,335             2,920,234        3,139,168            3,124,362
   Securities sold under
      repurchase agreements and other
      short-term borrowings and Federal Home
      Loan bank advances                              2,522,948             2,443,395        2,487,013            2,515,551
   Capital notes-subordinated                           243,744(1)            250,000          243,102(1)           235,750
   Other financial liabilities                          383,743               383,743          292,802              292,802

---------------------------------------------------------------------------------------------------------------------------

(1) Net of deferred debt issuance costs which are included in other assets in the Consolidated Balance Sheets.

The following methods and assumptions were used to estimate the fair value amounts at September 30, 2001 and 2000:

Cash, due from banks, interest-bearing deposits, federal funds sold and securities purchased under agreements to resell: Carrying amount approximates fair value.

Loans held for sale: Fair value is determined using quoted prices for loans, or securities backed by loans with similar characteristics, or outstanding commitment prices from investors.

Loans held for securitization and sale: The carrying value of loans held for securitization and sale approximates fair value because such receivables are sold at face value.

Trading securities: Fair value is equal to carrying value.

Investment securities: Fair value is based on quoted market prices.

Mortgage-backed securities: Fair value is based on quoted market prices, dealer quotes or estimates using dealer quoted market prices for similar securities.

Loans and leases receivable, net: Fair value of certain homogeneous groups of loans (e.g., single-family residential, automobile loans, home improvement loans and fixed-rate commercial and multifamily loans) is estimated using discounted cash flow analyses based on contractual repayment schedules and management's estimate of future prepayment rates. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs, or the interest rates currently offered by the bank for loans with similar terms to borrowers of similar credit quality. For loans which reprice frequently at market rates (e.g., home equity, variable-rate commercial and multifamily, real estate construction and ground loans), the carrying amount approximates fair value. The fair value of the bank's loan portfolio as presented above does not include the value of established credit line customer relationships, or the value relating to estimated cash flows from future receivables and the associated fees generated from existing customers.

Other financial assets: The carrying amount of Federal Home Loan Bank stock, accrued interest receivable, interest-bearing deposits maintained pursuant to various asset securitizations and other short-term receivables approximates fair value. Interest-only strips and derivative financial instruments are carried at fair value.

Deposit accounts with no stated maturities: Deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts, are assumed to have an estimated fair value equal to carrying value. The indicated fair value does not consider the value of the bank's established deposit customer relationships.

Deposit accounts with stated maturities: Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar maturities.

Securities sold under repurchase agreements and other short-term borrowings and
Federal Home Loan Bank advances: For these borrowings which either reprice frequently to market interest rates or are short-term in duration, the carrying amount approximates fair value. Fair value of the remaining amounts borrowed is estimated based on discounted cash flow analyses using interest rates currently charged by the lender for comparable borrowings with similar remaining maturities.

Capital notes-subordinated: Fair value of the 1993 Debentures and the 1996
Debentures is based on quoted market prices.

Other financial liabilities: The carrying amount of custodial accounts, amounts due to banks, accrued interest payable, notes payable and other short-term payables approximates fair value.

Off-balance sheet instruments: The difference between the original fees charged by the bank for commitments to extend credit and letters of credit and the current fees charged to enter into similar agreements is immaterial.

29. LITIGATION - THE BANK

During the normal course of business, the bank is involved in certain litigation, including litigation arising out of its lending activities, the enforcement or defense of the priority of its security interests, the continued
development and marketing of certain of its real estate properties and certain employment claims. Although the amounts claimed in some of these suits in which the bank is a defendant may be material, the bank denies liability and, in the opinion of management, litigation which is currently pending will not have a material impact on the financial condition or future operations of the bank.

30. COMMITMENTS AND CONTINGENCIES - THE TRUST

The Trust is involved in a number of lawsuits arising from the normal course of its business. On the basis of consultations with counsel, management does not believe that any material loss will result from the resolution of these matters.

31. MINORITY INTEREST - THE TRUST

At September 30, 2001 and 2000, minority interest held by affiliates of $86.3 and $79.0 million represent the 20% minority interest in the bank's common shares.

Minority interest -- other consists of the following:

                                                      September 30,
                                          --------------------------------------
(In thousands)                                 2001                   2000
----------------------------------------  ----------------       ---------------
Preferred Stock of Chevy Chase's
  REIT subsidiary (See Note 22)           $       144,000        $      144,000
Chevy Chase's Preferred Stock
  (See Note 23)                                    74,307                74,307
                                          ----------------       ---------------
Total minority interest -- other          $       218,307        $      218,307
                                          ================       ===============

The proceeds paid by the Real Estate Trust to the bank for Tysons Park Place exceeded the bank carrying value. The $2.7 million minority interest in capital contribution shown on the Consolidated Statements of Comprehensive
Income and Changes in Shareholders' Equity (Deficit) for fiscal 2000 represents the 20% minority interest in the excess of proceeds over the carrying value, net of related income taxes.

32. INCOME TAXES - THE TRUST

The Trust voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978.

The provisions for income taxes for the years ended September 30, 2001, 2000 and
1999, consist of the following:

                                                                      Year Ended September 30,
                                                             --------------------------------------------
(In thousands)                                                   2001           2000            1999
-----------------------------------------------------------  -------------  -------------   -------------
Current provision (benefit):
  Federal                                                         $ 3,314      $ (43,603)      $ (50,552)
  State                                                             2,578         (1,071)            619
                                                             -------------  -------------   -------------
                                                                    5,892        (44,674)        (49,933)
                                                             -------------  -------------   -------------

Deferred provision (benefit):
  Federal                                                          31,327         65,044          73,415
  State                                                            (2,256)         2,847           5,820
                                                             -------------  -------------   -------------
                                                                   29,071         67,891          79,235
                                                             -------------  -------------   -------------

Subtotal                                                           34,963         23,217          29,302

Tax effect of other items:
  Tax effect of extraordinary item                                     --            (89)             --
  Tax effect of other comprehensive income
    reported in stockholders' equity                               (1,365)           (12)            (26)
                                                             -------------  -------------   -------------

Total                                                            $ 33,598       $ 23,116        $ 29,276
                                                             =============  =============   =============

The Trust's effective income tax rate varies from the statutory Federal income tax rate as a result of the following factors:

                                                                      Year Ended September 30,
                                                             --------------------------------------------
(In thousands)                                                   2001           2000            1999
-----------------------------------------------------------  -------------  -------------   -------------
Computed tax at statutory Federal income tax rate                $ 40,192       $ 27,073        $ 29,990
Increase (reduction) in taxes resulting from:
 Minority interest                                                 (5,447)        (5,447)         (5,447)
 Goodwill and other purchase accounting adjustments                    71            124             189
 Change in valuation allowance for deferred
   tax asset allocated to income tax expense                       (6,565)        (1,979)            366
 State income taxes                                                 5,804          2,635           3,952
 Other                                                                908            811             252
                                                             -------------  -------------   -------------
                                                                 $ 34,963       $ 23,217        $ 29,302
                                                             =============  =============   =============

The components of the net deferred tax asset (liability) were as follows:

                                                                                   September 30,
                                                                            -----------------------------
(In thousands)                                                                  2001            2000
--------------------------------------------------------------------------  -------------   -------------
Deferred tax assets:
  Provision for loan and lease losses in excess of tax deductions                $ 6,892         $   293
  Intangible assets and goodwill, net                                              6,847           6,669
  Deferred compensation                                                            6,033           4,441
  Unrealized losses on servicing assets                                            2,076           2,076
  Net unrealized holding gains and losses                                         12,753              --
  State net operating loss carry forwards                                         42,127          42,524
  Partnership investments                                                          1,560           1,338
  Forgiveness of debt                                                              2,121           2,583
  Unrealized losses on property, net                                              12,514           9,155
  Other                                                                           10,559          11,106
                                                                            -------------   -------------
  Gross deferred tax assets                                                      103,482          80,185
                                                                            -------------   -------------

Deferred tax liabilities:
  Net unrealized holding losses                                                       --         (40,454)
  Mortgage servicing rights                                                      (13,265)         (6,004)
  Asset securitizations, net                                                      (8,695)           (860)
  Saul Holdings                                                                   (4,606)         (4,606)
  Lease financing                                                               (110,872)        (40,456)
  Depreciation                                                                   (24,891)        (17,657)
  FHLB stock dividends                                                            (1,285)         (1,957)
  Deferred Expenses                                                              (10,017)         (4,395)
  Other                                                                           (5,962)         (3,889)
                                                                            -------------   -------------
  Gross deferred tax liabilities                                                (179,593)       (120,278)
                                                                            -------------   -------------

Valuation allowance                                                               (9,145)        (15,709)
                                                                            -------------   -------------

Net deferred tax liability                                                     $ (85,256)      $ (55,802)
                                                                            =============   =============

The Trust establishes a valuation allowance against the gross deferred tax asset to the extent the Trust cannot determine that it is more likely than not that such assets will be realized through taxes available in carryback years, future reversals of existing taxable temporary differences or projected future taxable income. Such a valuation allowance has been established to reduce the gross deferred asset for state net operating loss carryforwards to an amount that is considered more likely than not to be realized. The state net operating losses relate primarily to costs associated with the support of the bank's retail activities, most significantly the credit card operations. Having reduced the bank's costs through the sale of its former credit card operations in 1998 and subsequent actions, management believes that the likelihood that the bank will generate sufficient state taxable income to utilize a significant portion of the state net operating losses, before their expirations beginning in 2010, has increased since the prior period. As a result, the valuation allowance has declined.

Management believes the existing net deductible temporary differences will reverse during periods in which the bank generates taxable income in excess of
Real Estate Trust taxable losses. Management believes that the positive consolidated earnings will continue as a result of the bank's earnings.

TAX SHARING AGREEMENT

The Trust's affiliated group, including the bank, entered into a tax sharing agreement dated June 28, 1990, as amended. This agreement provides that payments be made by members of the affiliated group to the Trust based on their respective allocable shares of the overall federal income tax liability of the affiliated group for taxable years and partial taxable years beginning on or after that date.

Allocable shares of the overall tax liability are prorated among the members with taxable income calculated on a separate return basis. The agreement also provides that, to the extent net operating losses or tax credits of a particular member are used to reduce overall tax liability of the Trust's affiliated group, such member will be reimbursed on a dollar-for-dollar basis by the other members of the affiliated group that have taxable income in an amount equal to such tax reduction. Under the tax sharing agreement, the bank paid $3.4, $6.6 and $6.6 million, to the Trust during fiscal 2001, 2000 and 1999.

In recent years, the operations of the Real Estate Trust have generated net operating losses while the bank has reported net income. It is anticipated that the Trust's consolidation of the bank's operations into the Trust's federal income tax return will result in the use of the Real Estate Trust's net operating losses to reduce the federal income taxes the bank would otherwise owe. If in any future year, the bank has taxable losses or unused credits, the
Trust would be obligated to reimburse the bank for the greater of (i) the tax benefit to the group using such tax losses or unused tax credits in the group's consolidated Federal income tax returns or (ii) the amount of tax refund which the bank would otherwise have been able to claim if it were not being included in the consolidated Federal income tax return of the group.

As of September 30, 2001, there was no alternative minimum tax carryforward.

33.  SHAREHOLDERS' EQUITY - THE TRUST

In June 1990, the Trust acquired from affiliated companies an additional equity interest in the bank, which raised the Trust's ownership share of the bank to
80%. In exchange for the interest acquired, the Trust issued 450,000 shares of a new class of $10.50 cumulative preferred shares of beneficial interest with a par value of $1 (the "preferred shares"). The transaction has been accounted for at historical cost in a manner similar to the pooling of interests method because the entities are considered to be under common control. In addition, the
Trust acquired two real estate properties from an affiliate in exchange for
66,000 preferred shares.

The Trust paid preferred dividends of $12.0, $12.5 and $6.5 million in fiscal
2001, 2000 and 1999. At September 30, 2000, 1999, and 1998, the amount of dividends in arrears on the preferred shares was $19.3 million ($37.41 per share), $25.9 million ($50.16 per share) and $33.0 million ($63.88 per share).

34. QUARTERLY FINANCIAL DATA (UNAUDITED) - THE TRUST

                                                               Year Ended September 30, 2001
                                           ----------------------------------------------------------------------
(In thousands, except per share amounts)      December            March             June            September
----------------------------------------   ----------------  ----------------  ----------------   ---------------
Real Estate Trust:
 Total income                                     $ 34,039          $ 36,461          $ 39,568          $ 32,884
 Operating income (loss)                               831              (804)            4,462            (3,948)
The Bank:
 Interest income                                   198,582           201,031           194,011           193,231
 Interest expense                                  113,018           109,799           101,457            98,470
 Provision for loan losses                         (15,923)          (18,016)          (16,683)          (17,230)
 Other income                                       46,716            68,134            53,607            57,474
 Operating income                                   18,653            36,772            30,080            28,788
Total Company:
Operating income                                    19,484            35,968            34,542            24,840
Income before minority interest                     14,793            23,806            23,807            17,465
Net income                                           7,010            13,743            14,552             8,354
Net income per common share                           1.17              2.57              2.73              1.45

-----------------------------------------------------------------------------------------------------------------

                                                               Year Ended September 30, 2000
                                           ----------------------------------------------------------------------
(In thousands, except per share amounts)      December            March             June            September
----------------------------------------   ----------------  ----------------  ----------------   ---------------
Real Estate Trust:
 Total income                                     $ 28,434          $ 32,247          $ 37,020          $ 35,157
 Operating income (loss)                            (4,060)           (1,886)            2,221              (196)
The Bank:
 Interest income                                   168,751           178,288           192,926           196,694
 Interest expense                                   87,374            92,166           104,242           110,618
 Provision for loan losses                         (10,988)          (12,774)          (10,760)          (15,408)
 Other income                                       32,170            30,540            43,468            48,081
 Operating income                                   16,758            13,352            25,901            25,261
Total Company:
Operating income                                    12,698            11,466            28,122            25,065
Income before minority interest                      9,081             8,364            19,587            17,102
Net income                                           1,679             1,368            10,898             8,412
Net income per common share                           0.07              0.00              1.98              1.46

35. INDUSTRY SEGMENT INFORMATION - THE TRUST

Industry segment information with regard to the Real Estate Trust is presented below. For information regarding the bank, please refer to the "Banking"
sections of the accompanying financial statements.

                                                                                    Year Ended September 30
                                                                      -----------------------------------------------------
(In thousands)                                                             2001              2000               1999
-------------------------------------------------------------------   ----------------  ----------------   ----------------
INCOME
Hotels                                                                      $ 100,314          $ 95,381           $ 78,914
Office and industrial properties                                               40,399            34,341             24,289
Other                                                                           2,239             3,136              2,822
                                                                      ----------------  ----------------   ----------------
                                                                            $ 142,952         $ 132,858          $ 106,025
                                                                      ================  ================   ================

OPERATING PROFIT (LOSS)
Hotels                                                                       $ 24,896          $ 27,013           $ 21,167
Office and industrial properties                                               21,805            19,380             11,465
Other                                                                           9,354             9,487              7,255
                                                                      ----------------  ----------------   ----------------
                                                                               56,055            55,880             39,887
Gain (loss) on sales of property                                               11,077               994                 --
Interest and debt expense                                                     (50,634)          (45,974)           (39,585)
Advisory fee, management and leasing fees - related parties                   (11,762)          (11,013)            (9,431)
General and administrative                                                     (4,195)           (3,808)            (1,162)
                                                                      ----------------  ----------------   ----------------
Operating profit ( loss)                                                        $ 541          $ (3,921)         $ (10,291)
                                                                      ================  ================   ================

IDENTIFIABLE ASSETS (AT YEAR END)
Hotels                                                                      $ 189,170         $ 151,615          $ 146,585
Office and industrial properties                                              114,270           105,493             73,613
Other                                                                         144,690           173,756            144,873
                                                                      ----------------  ----------------   ----------------
                                                                            $ 448,130         $ 430,864          $ 365,071
                                                                      ================  ================   ================

DEPRECIATION
Hotels                                                                       $ 11,840           $ 8,932            $ 7,708
Office and industrial properties                                                6,742             5,326              4,753
Other                                                                              18                51                 47
                                                                      ----------------  ----------------   ----------------
                                                                             $ 18,600          $ 14,309           $ 12,508
                                                                      ================  ================   ================

CAPITAL EXPENDITURES AND PROPERTY ACQUISITIONS
Hotels                                                                       $ 12,406          $ 37,681           $ 40,803
Office and industrial properties                                               23,180            32,947              5,249
Other                                                                           3,495             3,805                935
                                                                      ----------------  ----------------   ----------------
                                                                             $ 39,081          $ 74,433           $ 46,987
                                                                      ================  ================   ================

36. CONDENSED FINANCIAL STATEMENTS - THE TRUST

These condensed financial statements reflect the Real Estate Trust and all its consolidated subsidiaries except for the bank which has been reflected on the equity method.

CONDENSED BALANCE SHEETS

                                                                                           September 30
                                                                                ------------------------------------
(In thousands)                                                                        2001              2000
------------------------------------------------------------                    ------------------------------------
ASSETS
Income-producing properties                                                             $ 414,643         $ 362,433
Accumulated depreciation                                                                 (131,659)         (124,184)
                                                                                ------------------------------------
                                                                                          282,984           238,249
Land parcels                                                                               40,835            39,716
Construction in progress                                                                   15,681            49,096
Equity investment in bank                                                                 345,241           316,114
Cash and cash equivalents                                                                  13,860            18,129
Note receivable and accrued interest -- related party                                       7,787            11,787
Other assets                                                                               86,983            73,887
                                                                                                  ------------------
                                                                                ------------------
    TOTAL ASSETS                                                                        $ 793,371         $ 746,978
                                                                                ====================================

LIABILITIES
Mortgage notes payable                                                                  $ 325,750         $ 307,214
Notes payable - secured                                                                   202,500           200,000
Notes payable - unsecured                                                                  50,717            47,463
Deferred gains - real estate                                                              113,045           112,834
Accrued dividends payable - preferred shares of beneficial interest                        19,303            25,885
Other liabilities and accrued expenses                                                     36,874            44,971
                                                                                ------------------------------------
    Total liabilities                                                                     748,189           738,367
                                                                                ------------------------------------
TOTAL SHAREHOLDERS' DEFICIT*                                                               45,182             8,611
                                                                                ------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                             $ 793,371         $ 746,978
                                                                                ====================================

* See Consolidated Statements of Shareholders' Deficit

CONDENSED STATEMENTS OF OPERATIONS

                                                                        For the Year Ended September 30
                                                             -------------------------------------------------------
(In thousands)                                                     2001               2000              1999
------------------------------------------------------------ ------------------ ------------------------------------
Total income                                                         $ 142,952          $ 132,858         $ 106,025
Total expenses                                                        (161,802)          (145,484)         (121,676)
Equity in earnings of unconsolidated entities                            8,314              7,711             5,360
Gain on sales of property                                               11,077                994                --
                                                             ------------------ ------------------------------------
Real estate operating income (loss)                                        541             (3,921)          (10,291)
Equity in earnings of bank                                              43,597             25,193            30,416
                                                             ------------------ ------------------------------------
Total company operating income                                          44,138             21,272            20,125
Income tax provision (benefit)                                             479             (1,251)           (3,345)
                                                             ------------------ ------------------------------------
Income before extraordinary item                                        43,659             22,523            23,470
Extraordinary item: loss on early extinguishment of debt                    --               (166)               --
                                                             ------------------ ------------------------------------

TOTAL COMPANY NET INCOME                                              $ 43,659           $ 22,357          $ 23,470
                                                             ================== ====================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                        For the Year Ended September 30
                                                             -------------------------------------------------------
(In thousands)                                                     2001               2000              1999
------------------------------------------------------------ ------------------ ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $ 43,659           $ 22,357          $ 23,470
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
      Depreciation                                                      18,600             14,308            12,481
      Gain on sales of property                                        (11,077)              (994)               --
      Early extinguishment of debt, net of taxes                            --                166                --
      Equity in earnings of bank                                       (43,597)           (25,193)          (30,416)
      (Increase) decrease in deferred tax asset                          5,323              5,205              (803)
      Decrease in accounts receivable and accrued income                (9,301)              (691)           (3,046)
      Increase (decrease) in accounts payable and accrued expenses      (5,711)             1,892             3,346
      (Increase) decrease in tax sharing receivable                     (1,889)               (88)            3,794
      Other                                                              1,336              4,268            20,062
                                                             ------------------ ------------------------------------
Net cash provided by (used in) operating activities                     (2,657)            21,230            28,888
                                                             ------------------ ------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - properties                                      (22,546)           (54,915)          (46,987)
Property acquisitions                                                  (16,535)           (19,518)               --
Property sales                                                          19,702              1,897                --
Equity investment in bank                                                   --            (22,302)               --
Note receivable and accrued interest repayments -- related party         4,000              3,750             1,500
Equity investment in unconsolidated entities                             2,935              6,527             2,748
Other                                                                        3               (354)                2
                                                             ------------------ ------------------------------------
Net cash used in investing activities                                  (12,441)           (84,915)          (42,737)
                                                             ------------------ ------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                                            80,788            165,248            53,498
Repayments of long-term debt                                           (56,498)           (86,140)          (27,138)
Costs of obtaining financings                                           (1,461)            (2,651)           (2,104)
Dividends paid - preferred shares of beneficial interest               (12,000)           (12,500)           (6,500)
                                                             ------------------ ------------------------------------
Net cash provided by financing activities                               10,829             63,957            17,756
                                                             ------------------ ------------------------------------
Net increase (decrease) in cash and cash equivalents                    (4,269)               272             3,907
Cash and cash equivalents at beginning of year                          18,129             17,857            13,950
                                                             ------------------ ------------------------------------
Cash and cash equivalents at end of year                              $ 13,860           $ 18,129          $ 17,857
                                                             ================== ====================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term "Trust" used in the text and the financial statements included herein refers to the combined entity, which includes B. F.
Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase's subsidiaries. The term "Real Estate Trust" refers to B. F.
Saul Real Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy
Chase's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by the bank and its subsidiaries is identified by the term "Banking."

Financial Condition

Real Estate

The Real Estate Trust's investment portfolio at September 30, 2001 consisted primarily of hotels, office projects, and land parcels. During fiscal 2001, the
Real Estate Trust added a 152-unit Hampton Inn and a 229-unit Courtyard by
Marriott to its hotel portfolio, which at year-end included 18 properties containing 3,578 available rooms. Also during fiscal 2001, the Real Estate Trust acquired a 150,000 square foot office/warehouse building and developed a single-story building containing 54,000 square feet of gross leasable area.

Overall, the hotel portfolio experienced an average occupancy rate of 66% and an average room rate of $94.32 during fiscal 2001, compared to an average occupancy of 71% and an average room rate of $89.16 during the prior year. For the 15 hotels owned throughout both periods, the average occupancies were 66% and 71%, and the average rates were $93.01 and $89.70. REVPAR (revenue per available room) for the 15 hotels was $61.33 for fiscal 2001, a 3.9% decrease from REVPAR for fiscal 2000 of $63.83.

The Real Estate Trust was directly affected by the terrorist attacks of
September 11 because of its concentration of hotels in the Washington, DC metropolitan area, one of the sites of the attacks. Eleven of the Real Estate
Trust's eighteen hotels are located in the Washington, DC metropolitan area. In addition, five of these eleven hotels are within minutes from either Washington
Reagan National Airport or Dulles International Airport, and thus, were more directly affected by the sharp decline in air travel. The two hotels located close to Reagan National were especially affected by Reagan National's prolonged closure and current limited flight schedule.

The sharp reduction in travel following the terrorist attacks has resulted in declines in REVPAR and average occupancy during fiscal 2001 as compared to fiscal 2000. Our REVPAR in September and October was down 32.21% and 29.40%, respectively, from the same months last year. Since the September 11 tragedy, the hotels' occupancy, as well as the occupancy of the hotel industry in general, has continued to be lower on a year over year basis. The average occupancy in September and October was down 27.56% and 20.52%, respectively, from the same months last year.

The Real Estate Trust has developed strategies to manage its hotel operations through this downturn. The Real Estate Trust has focused on reducing its direct operating expenses related to the hotels and has reevaluated its hotel capital expenditure budget for 2002.

Office space in the Real Estate Trust's office property portfolio was 92% leased at September 30, 2001, compared to a leasing rate of 98% at September 30, 2000.
At September 30, 2001, the Real Estate Trust's office property portfolio consisted of 11 properties and had a total gross leasable area of 1,797,000 square feet, of which 247,000 square feet (13.8%) and 209,000 square feet
(11.7%) are subject to leases expiring in fiscal 2002 and fiscal 2003.

Banking

General. The bank's assets grew to $11.4 billion during fiscal 2001, an increase of $703 million from fiscal 2000. The bank recorded operating income of $114.3 million during fiscal 2001, compared to operating income of $81.3 million during fiscal 2000. The increase in income for fiscal 2001 was attributable to a $21.9 million increase in net interest income, a $32.9 million increase in servicing and securitization income, a $10.3 million gain on other investment and a $13.2 million increase in deposit service fees. Partially offsetting the increase in income were a $42.6 million increase in operating expenses, and a $17.9 million increase in the provision for loan and lease losses. See "Banking - Results of
Operations."

Servicing and securitization income increased $32.9 million, or 89.4%, during fiscal 2001 primarily as a result of increased securitization activity. During fiscal 2001, the bank securitized and sold $804.9 million of automobile loan receivables and recognized a gain of $27.9 million compared to securitization of
$668.1 million for a gain of $4.6 million fiscal 2000. See Summary Of
Significant Accounting Policies - The bank and Note 15 to the Consolidated
Financial Statements in this report. See "Liquidity." The bank recognized a net unrealized loss of $0.1 million during fiscal 2001 on its interest-only strips receivables and a net unrealized gain of $2.6 million on interest-only strips receivables during fiscal 2000. In addition, amortization of interest-only strips receivable related to prior sales of loans totaled $2.8 million during fiscal 2001 compared to $7.3 million during fiscal 2000.

Real estate owned, net of valuation allowances, decreased from $48.5 million at
September 30, 2000 to $30.8 million at September 30, 2001. This reduction was primarily due to sales in the Communities and other properties and to provisions for losses, partially offset by capitalized costs. See "Banking - Asset
Quality - REO."

At September 30, 2001, the bank's tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 5.44%, 5.44%, 6.84% and 10.52%, respectively. The bank's capital ratios exceeded regulatory requirements as well as the standards established for well-capitalized institutions under OTS prompt corrective action regulations. See "Banking - Capital."

During fiscal 2001, the bank declared and paid, out of the retained earnings of the bank, cash dividends on its Common Stock in the aggregate amount of $1,600 per share. Subsequent to September 30, 2001, the bank declared and paid, out of the retained earnings of the bank, cash dividends on its Common Stock in the amount of $500 per share.

The bank's assets are subject to review and classification by the OTS upon examination. The OTS concluded its most recent examination of the bank in March
2001.

Although the bank does not have any significant exposure to the industries directly affected by the tragic events of September 11, 2001, those events have exacerbated what was already a weakening U.S. economy, the effects of which may be experienced well into 2002. As a result, the credit quality of the bank's loan and lease portfolio may decline from the levels reported at September 30,
2001.

Asset Quality. Non-Performing Assets. The bank's level of non-performing assets decreased during fiscal 2001. The following table sets forth information concerning the bank's non-performing assets at the dates indicated. The figures shown are after charge-offs and, in the case of real estate acquired in settlement of loans, after all valuation allowances.

Non-Performing Assets
(Dollars in thousands)

                                                                                     September 30,
                                                        ------------------------------------------------------------------------
                                                            2001            2000          1999           1998           1997
                                                        -------------  ------------- -------------- -------------- -------------

Non-performing assets:
    Non-accrual loans:
      Residential                                       $      7,314          5,171  $       4,756  $       8,106  $ $    9,617
      Real estate and construction and ground                      -             70              -              -             -
                                                        -------------  ------------- -------------- -------------- -------------
         Total non-accrual real estate loans                   7,314          5,241          4,756          8,106         9,617
      Commercial                                                   -              -            269              -             -
      Subprime automobile                                     13,379         12,026          6,640          3,563         3,154
      Other consumer                                           7,028          5,399          1,607            938         1,072
                                                        -------------  ------------- -------------- -------------- -------------
         Total non-accrual loans (1)                          27,721         22,666         13,272         12,607        13,843
                                                        -------------  ------------- -------------- -------------- -------------

    Real estate acquired in settlement of loans              115,931        129,213        133,157        218,972       231,407
    Allowance for losses on real estate acquired in
     settlement of loans                                     (85,152)       (80,752)       (84,405)      (153,564)     (140,738)
                                                        -------------  ------------- -------------- -------------- -------------
      Real estate acquired in settlement of loans, net        30,779         48,461         48,752         65,408        90,669
                                                        -------------  ------------- -------------- -------------- -------------

         Total non-performing assets                          58,500         71,127         62,024         78,015       104,512

    Accruing loans past due 90 days (2) (3)                        -              -              -              -        25,700
                                                        -------------  ------------- -------------- -------------- -------------
Total non-performing assets and accruing loans past
 due 90 days                                            $     58,500         71,127   $     62,024   $     78,015   $ $ 130,212
                                                        =============  ============= ============== ============== =============

Troubled debt restructurings                            $          -              -   $     11,714   $     11,800   $ $  11,861
                                                        =============  ============= ============== ============== =============

Allowance for losses on loans and leases                $     63,018         54,018   $     58,139   $     60,157   $ $ 105,679
Allowance for losses on real estate held for investment          202            202            202            202           198
Allowance for losses on real estate acquired in
 settlement of loans                                          85,152         80,752         84,405        153,564       140,738
                                                        -------------  ------------- -------------- -------------- -------------

    Total allowances for losses                         $    148,372        134,972   $    142,746   $    213,923   $ $ 246,615
                                                        =============  ============= ============== ============== =============

Interest income recorded
    Non-accrual assets                                  $        358              4  $          17  $          38  $ $      441
                                                        =============  ============= ============== ============== =============
    Restructured loans                                  $          -            340  $         229  $         367  $ $      265
                                                        =============  ============= ============== ============== =============

Interest income that would have been recorded had the
 loans been current in accordance with their original
 terms
    Non-accrual assets                                  $      3,321          2,434  $       1,769  $       1,081  $ $    5,692
                                                        =============  ============= ============== ============== =============
    Restructured loans                                  $          -          1,323  $       1,261  $       1,244  $ $    1,244
                                                        =============  ============= ============== ============== =============

--------------------------------------------------------------------------------------------------------------------------------
(1)  Before deduction of allowances for losses.
(2)  The bank sold its credit card portfolio and
     related operations on September 30, 1998.
(3)  Effective June 30, 1997, the bank stopped
     placing credit card loans on non-accrual
     status.

Non-Performing Assets (Continued)

                                                                                     September 30,
                                                          ----------------------------------------------------------------------
                                                             2001          2000           1999           1998           1997
                                                          ------------- ------------ -------------- -------------- -------------

Ratios:

    Non-performing assets and accruing credit card
      loans past due 90 days, net to total
      assets (1) (2)                                             N/M          0.16%          0.04%          0.26%         0.40%

    Allowance for losses on real estate loans to
      non-accrual real estate loans (3)                       70.86%        205.76%        361.35%        204.18%        99.81%

    Allowance for losses on consumer loans to
      non-accrual consumer and other loans (3)(4)            230.55%        208.49%        440.52%        758.08%       148.37%

    Allowance for losses on loans and leases to
      non-accrual loans (3)                                  227.33%        238.32%        438.06%        477.17%       763.41%

    Allowance for losses on loans and leases to
      total loans and leases receivable (5)                    0.73%          0.65%          0.90%          2.17%         4.14%

Non-performing assets include non-accrual loans, non-accrual real estate held for investment, and REO, acquired either through foreclosure or deed-in-lieu of foreclosure, or pursuant to in-substance foreclosure. Non-accrual loans consist of loans contractually past due 90 days or more or with respect to which other factors indicate that full payment of principal and interest is unlikely.

Non-performing assets totaled $58.5 million, after valuation allowances on REO of $85.2 million, at September 30, 2001, compared to $71.1 million, after valuation allowances on REO of $80.8 million, at September 30, 2000. The bank also maintained valuation allowances of $63.0 million and $54.0 million on its loan and lease portfolio at September 30, 2001 and 2000, respectively. The $12.6 million decrease in non-performing assets reflected a net decrease in REO of
$17.7 million which was partially offset by an increase in non-accrual loans of
$5.1 million.

Non-accrual Loans. The bank's non-accrual loans totaled $27.7 million at
September 30, 2001, an increase from $22.6 million at September 30, 2000. At
September 30, 2001, non-accrual loans consisted of $7.3 million of non-accrual real estate loans and $20.4 million of non-accrual subprime automobile and other consumer loans compared to non-accrual real estate loans of $5.2 million and non-accrual subprime automobile and other consumer loans of $17.4 million at
September 30, 2000.

REO. At September 30, 2001, the bank's REO totaled $30.8 million, after valuation allowances on such assets of $85.2 million as set forth in the following table:

                                                                  Balance                                Balance
                   Number of                                       Before                                 After          Percent
                   Properties     Gross          Charge-offs     Valuation           Valuation          Valuation           of
                                   Balance                       Allowances         Allowances         Allowances          Total
                  -------------   -----------    ----------    ---------------    ----------------   ----------------    ----------
                                                               (Dollars in thousands)
Communities            4              $137,722    $32,509            $105,213            $79,833             $25,380         82.5%

Residential ground     2                 3,607          -               3,607              1,689               1,918          6.2%

Commercial ground      1                 9,499      2,732               6,767              3,630               3,137         10.2%

Single-family
residential
properties             2                   397         53                 344                 -                  344          1.1%

                  -------------   -----------    ----------    ---------------    ---------------    ----------------    ----------
   Total REO           9              $151,224    $35,294            $115,931            $85,152             $30,779        100.0%
                  =============   ===========    ==========    ===============    ===============    ================    ==========

During fiscal 2001, REO decreased $17.7 million, primarily as a result of sales in the Communities and other properties and additional provisions for losses, but partially offset by an increase in the bank's ownership interest in two of the Communities and additional capitalized costs.

During fiscal 2001, the bank received revenues of $34.9 million resulting from dispositions of 332 residential lots or units in the Communities ($16.4 million), approximately 25.0 acres of commercial land in the Communities ($7.3 million), one commercial permanent property ($9.7 million) and various single-family residential properties ($1.5 million). In addition, the bank provided $4.2 million for losses on one of its properties. During fiscal
2001, the bank also purchased from investors additional interests in two of the
Communities for $5.7 million. The bank's ownership interest in one of the
Communities increased from 90% to 100% and in the other community from 84% to
91% as a result of the purchases.

The bank's objective with respect to its REO is to sell such properties as expeditiously as possible and in a manner which will best preserve the value of the bank's assets. The bank's ability to achieve this objective will depend on a number of factors, some of which are beyond its control, such as the general economic conditions in the Washington, DC metropolitan area.

The principal component of REO consists of the four Communities, all of which are under active development. At September 30, 2001, two of the active
Communities had 543 remaining residential lots, of which 463 lots, or 85.3%, were under contract and pending settlement. The four active Communities had approximately 197 remaining acres of land designated for commercial use, of which 5.34 acres, or 2.7%, were under contract and pending settlement. In addition, at September 30, 2001, the bank was engaged in discussions with potential purchasers regarding the sale of additional residential units and retail land.

The following chart provides historical sales information regarding the four remaining Communities:

                                             Residential Lots                            Commercial Ground (Acres)
                                             ----------------                            -------------------------
                                                                   Under                                            Under
Property Location                 Total            Sold           Contract          Total            Sold          Contract
---------------------------- ---------------- ---------------  --------------- ---------------- ---------------- -------------

Loudoun County, VA                     5,051           4,182              463           213.00            42.00            --
Loudoun County, VA                     2,042           2,042               --            31.00            10.00            --
Montgomery County, MD                  1,805           1,789               --            71.15            67.55          3.60
Loudoun County, VA                     4,352           4,352               --           116.02           114.28          1.74
                             ---------------- ---------------  --------------- ---------------- ---------------- -------------

                Total                 13,250          12,365              463           431.17           233.83          5.34
                             ================ ===============  =============== ================ ================ =============

The bank capitalizes costs relating to development and improvement of REO.
Interest costs are capitalized on real estate properties under development.
During fiscal 2001, the bank capitalized interest in the amount of $2.0 million relating to its four active Communities.

The bank will continue to monitor closely its major non-performing and potential problem assets in light of current and anticipated market conditions. The bank's asset workout group focuses its efforts in resolving these problem assets as expeditiously as possible.

Potential Problem Assets. Although not considered non-performing assets, primarily because the loans are not 90 or more days past due and the borrowers have not abandoned control of the properties, potential problem assets are experiencing problems sufficient to cause management to have serious doubts as to the ability of the borrowers to comply with present repayment terms. At
September 30, 2001 and 2000, none of the bank's assets were deemed by management to be potential problem assets.

The bank's Watch List Committee meets quarterly and reviews all relationships in
Commercial Lending which are rated as vulnerable, criticized or classified with commitments of $1.0 million and greater. This Committee reviews the current status of each relationship, recent changes, performance against the correction action plan presented at the prior meeting, and the current action plan to deal with the relationship. On December 17, 2001, the Committee reviewed loans with commitments of $49.6 million at September 30, 2001.

Delinquent Loans. At September 30, 2001, delinquent loans totaled $111.2 million, or 1.3% of loans, compared to $89.4 million, or 1.1% of loans, at
September 30, 2000. The following table sets forth information regarding the bank's delinquent loans at September 30, 2001.

                                                                Principal Balance
                                                       (Dollars in Thousands)
                        -------------------------------------------------------------------------------------
                                                    Subprime                 Other                                Total as a
                           Real Estate             Automobile            Consumer Loans                           Percentage
                              Loans                   Loans                                       Total           of Loans(1)
                        ------------------     --------------------     -----------------    ----------------     -----------------

Loans delinquent for:
30-59 days......                  $ 13,755                $  55,385              $ 17,132             $86,272            1.0%
60-89 days......                     2,209                   17,285                 5,385              24,879            0.3%
                                                                                                                  -----------------
                        ------------------     --------------------     -----------------    ----------------
  Total............               $ 15,964                $  72,670              $ 22,517            $111,151            1.3%
                        ==================     ====================     =================    ================     =================
-----------------------
(1)        Includes loans held for sale and/or securitization, before deduction of valuation allowances, unearned premiums and discounts and deferred loan origination fees (costs).

Real estate loans classified as delinquent 30-89 days consists entirely of single-family permanent residential mortgage loans and home equity loans. Total delinquent real estate loans increased to $16.0 million at September 30, 2001, from $7.2 million at September 30, 2000, largely as a result of deteriorating economic conditions.

Total delinquent subprime automobile loans increased to $72.7 million at
September 30, 2001, from $68.1 million at September 30, 2000. On November 9,
2000, the bank stopped the origination of subprime automobile loans. The bank continues its collection efforts on the existing loan portfolio.

Other consumer loans delinquent 30-89 days increased to $22.5 million at
September 30, 2001 from $14.1 million at September 30, 2000, largely as a result of deteriorating economic conditions.

Troubled Debt Restructurings. A troubled debt restructuring occurs when the bank agrees to modify significant terms of a loan in favor of a borrower experiencing financial difficulties. The bank had no troubled debt restructurings at
September 30, 2001 and 2000.

Real Estate Held for Investment. At September 30, 2001 and 2000, real estate held for investment consisted of one property with book value of $1.1 million, net of valuation allowances of $0.2 million.

Allowances for Losses. The following tables show loss experience by asset type and the components of the allowance for losses on loans and leases and the allowance for losses on real estate held for investment or sale. These tables reflect charge-offs taken against assets during the years indicated and may include charge-offs taken against assets which the bank disposed of during such years.

Analysis of Allowance for and Charge-offs of Loans and Leases
(Dollars in thousands)

                                                                               Year Ended September 30,
                                                     -----------------------------------------------------------------------------
                                                          2001            2000           1999             1998           1997
                                                     -------------- --------------  --------------  --------------  --------------

Balance at beginning of year                         $      54,018   $     58,139    $     60,157    $    105,679    $     95,523
                                                     -------------- --------------  --------------  --------------  --------------

Provision for loan and lease losses                         67,852         49,930          22,880         150,829         125,115
                                                     -------------- --------------  --------------  --------------  --------------

Increase due to acquisition of loans                             -              -               -               -             118
                                                     -------------- --------------  --------------  --------------  --------------

Reduction due to sale of credit card portfolio                   -              -               -         (87,609)              -
                                                     -------------- --------------  --------------  --------------  --------------

Charge-offs:
    Single family residential and home equity                 (786)          (807)           (617)         (1,629)         (1,014)
    Commercial real estate and multifamily                       -         (7,120)              -               -               -
    Credit card                                                  -              -               -        (108,289)       (115,835)
    Subprime automobile                                    (49,749)       (40,110)        (21,169)         (7,298)         (3,309)
    Other                                                  (17,685)       (10,847)         (4,988)         (5,436)         (6,348)
                                                     -------------- --------------  --------------  --------------  --------------
        Total charge-offs                                  (68,220)       (58,884)        (26,774)       (122,652)       (126,506)
                                                     -------------- --------------  --------------  --------------  --------------

Recoveries (1):
    Single family residential and home equity                   80             78              85              49              34
    Credit card                                                  -              -               -          12,732          10,365
    Subprime automobile                                      7,104          3,074             744             297             104
    Other                                                    2,184          1,681           1,047             832             926
                                                     -------------- --------------  --------------  --------------  --------------
        Total recoveries                                     9,368          4,833           1,876          13,910          11,429
                                                     -------------- --------------  --------------  --------------  --------------

Charge-offs,  net of recoveries                            (58,852)       (54,051)        (24,898)       (108,742)       (115,077)
                                                     -------------- --------------  --------------  --------------  --------------

Balance at end of year                               $      63,018   $     54,018    $     58,139    $     60,157    $    105,679
                                                     ============== ==============  ==============  ==============  ==============

Provision for loan and lease losses to average
     loans and leases (2)                                    0.78%          0.66%           0.48%           5.43%           3.50%
Net loan and lease charge-offs to average loans
     and leases (2)                                          0.68%          0.71%           0.52%           3.92%           3.22%
Ending allowance for losses on loans and leases to
     total loans and leases  (2) (3)                         0.73%          0.65%           0.90%           2.17%           4.15%

(1) Includes proceeds received from the sale of charged-off loans.
(2) Includes loans held for sale and/or securitization.
(3) Before deduction of allowance for losses.

Components of Allowance for Losses on Loans and Leases by Type
(Dollars in thousands)

                                                                  September 30,
                   --------------------------------------------------------------------------------------------------------------
                            2001                  2000                  1999                  1998                  1997
                   --------------------- --------------------- --------------------- --------------------- ----------------------
                             Percent of            Percent of            Percent of            Percent of            Percent of
                             Loans to              Loans to              Loans to              Loans to               Loans to
                     Amount  Total Loans   Amount  Total Loans   Amount  Total Loans   Amount  Total Loans   Amount   Total Loans
                   -------- ------------ --------- ----------- --------- ----------- --------- ----------- --------- ------------

Balance at end
 of year allocated
 to:

Single family
 residential       $  2,686     55.9%   $  2,686     60.3%   $  3,187     63.4%   $  1,822     65.7%   $    661      33.2%
Home equity             448      4.4          448      3.3          947      3.7          676      4.9          683       3.7
Commercial real
 estate and
 multifamily            197      0.4          893      0.5       10,580      0.9       10,828      2.7        7,705       2.1
Real estate
 construction and
 ground               1,852      3.1        4,757      3.6        2,472      3.5        3,225      3.9          550       2.2
Commercial            9,135      9.0        6,904      7.2        4,623      6.1        3,623      6.3          364       3.9
Credit card               -        -            -        -            -        -            -        -       89,446      42.3
Automobile loans      7,034      7.5        6,034      9.5        3,334     11.1        3,034      4.4          340       4.4
Automobile leases     6,000     13.1        1,500      6.8            -      1.7            -        -            -         -
Subprime automobile  32,000      4.9       28,782      7.4       28,782      7.4       26,010      8.5        2,740       4.6
Home improvement
 and related loans    1,523      1.3        1,523      1.0        3,523      1.7        3,403      2.4        2,415       2.2
Overdraft lines of
 credit and other
 consumer               491      0.4          491      0.4          691      0.5        1,674      1.2          775       1.4
Unallocated           1,652        -            -        -            -        -        5,862        -            -         -
                   ---------             ---------             ---------             ---------             ---------
    Total          $ 63,018              $ 54,018              $ 58,139              $ 60,157              $105,679
                   =========             =========             =========             =========             =========

Analysis of Allowance for and Charge-offs of
Real Estate Held for Investment or Sale
(In thousands)

                                                                           Year Ended September 30,
                                                   --------------------------------------------------------------------------
                                                      2001               2000           1999            1998           1997
                                                   ------------   -------------   ------------   -------------   ------------

Balance at beginning of year:
    Real estate held for investment                $       202     $       202     $      202     $       198     $      191
    Real estate held for sale                           92,179          95,832        164,991         146,135        126,519
                                                   ------------   -------------   ------------   -------------   ------------
      Total                                             92,381          96,034        165,193         146,333        126,710
                                                   ------------   -------------   ------------   -------------   ------------

Provision for real estate losses:
    Real estate held for investment                          -               -              -               4              7
    Real estate held for sale                            4,200           1,400              -          18,856         19,616
                                                   ------------   -------------   ------------   -------------   ------------
      Total                                              4,200           1,400              -          18,860         19,623
                                                   ------------   -------------   ------------   -------------   ------------

Charge-offs, net of recoveries :

    Real estate held for sale:
      Residential ground                                     -             (64)        (1,703)              -              -
      Commercial ground                                      -          (3,397)             -          (6,030)        (5,397)
      Communities                                          200          (1,592)       (67,456)              -              -
                                                   ------------   -------------   ------------   -------------   ------------
        Total net (charge-offs) recoveries                 200          (5,053)       (69,159)              -              -
                                                   ------------   -------------   ------------   -------------   ------------

      Total (charge-offs) recoveries on real estate
         held for investment or sale                       200          (5,053)       (69,159)              -              -
                                                   ------------   -------------   ------------   -------------   ------------

Balance at end of year:
    Real estate held for investment                        202             202            202             202            198
    Real estate held for sale                           96,579          92,179         95,832         164,991        146,135
                                                   ------------   -------------   ------------   -------------   ------------
      Total                                        $    96,781     $    92,381     $   96,034     $   165,193     $  146,333
                                                   ============   =============   ============   =============   ============

Components of Allowance for Losses
on Real Estate Held for Investment or Sale
(In thousands)

                                                                                 September 30,
                                                   --------------------------------------------------------------------------
                                                     2001               2000           1999            1998           1997
                                                   ------------   -------------   ------------   -------------   ------------

Allowance for losses on real estate
  held for investment                              $       202     $       202     $      202     $       202     $      198
                                                   ------------   -------------   ------------   -------------   ------------

Allowance for losses on real estate held for sale:
    Residential ground                                   1,689           1,689          1,520           3,123          1,040
    Commercial ground                                    3,631           3,631          5,800           5,800          6,793
    Communities                                         79,832          75,432         77,085         144,641        132,905
                                                   ------------   -------------   ------------   -------------   ------------
       Total                                            85,152          80,752         84,405         153,564        140,738
                                                   ------------   -------------   ------------   -------------   ------------

       Total allowance for losses on real
           estate held for investment or sale      $    85,354     $    80,954     $   84,607     $   153,766     $  140,936
                                                   ============   =============   ============   =============   ============

The bank maintains valuation allowances for estimated losses on loans and leases and real estate. The bank's total valuation allowances for losses on loans and leases and real estate held for investment or sale increased to $148.4 million at September 30, 2001, from $135.0 million at September 30, 2000. The $13.4 million increase was primarily attributable to increased valuation allowances on the automobile and subprime automobile loan portfolios as well as additional valuation on the REO Communities. The increase in valuation allowances for the current fiscal year reflects the deterioration in general economic conditions and resulting increasing levels of delinquencies and charge-offs in the bank's non-commercial loan portfolios. Management reviews the adequacy of the valuation allowances on loans and leases and real estate using a variety of measures and tools including historical loss performance, delinquent status, current economic conditions, internal risk ratings and current underwriting policies and procedures. Using this analysis, management determines a range of acceptable valuation allowances. Management believes that the overall level of the allowance is appropriate.

The allowance for losses on loans secured by real estate and real estate held for investment or sale totaled $90.5 million at September 30, 2001, which constituted 73.5% of total non-performing real estate assets before valuation allowances. This amount represented a $0.8 million increase from the September
30, 2000 level of $89.7 million, or 66.7% of total non-performing real estate assets before valuation allowances at that date.

When real estate collateral securing an extension of credit is initially recorded as REO, it is recorded at the lower of cost or fair value, less estimated selling costs, on the basis of an appraisal. As circumstances change, it may be necessary to provide additional valuation allowances based on new information. The allowance for losses on real estate held for sale at September
30, 2001 is in addition to approximately $35.3 million of cumulative charge-offs previously taken against assets remaining in the bank's portfolio at September
30, 2001.

The bank from time to time obtains updated appraisals on its real estate acquired in settlement of loans, including the Communities. As a result of such updated appraisals, the bank could be required to increase its valuation allowances. The bank may also increase its allowances for losses after considering local market conditions, including the bank's efforts to sell individual properties or portions of properties. In addition to ongoing sales of lots, management periodically receives and reviews offers to purchase various parcels of these Communities. If information is deemed credible and can be supported with market comparables, additional allowances for losses may be provided.

Consistent with regulatory requirements, the bank performs ongoing real estate evaluations for all REO as a basis for substantiating the carrying values in accordance with accounting principles generally accepted in the United States.
As indicated, as of September 30, 2001, the bank's REO consisted primarily of residential Communities under active development. As a part of its development activities, the bank maintains and updates real estate project evaluations in accordance with regulatory requirements which include analyses of lot and acreage sales, status and budgets for development activities and consideration of project market trends. These real estate evaluations are reviewed periodically as part of management's review and evaluation of the carrying values of REO. Following a review of the real estate assets and the related carrying values, management reports its actions to the bank's board of directors.

The allowance for losses on consumer loans and leases, including automobile, home improvement, overdraft lines of credit and other consumer loans, increased to $47.0 million at September 30, 2001 from $38.3 million at September 30, 2000.
Net charge-offs of subprime automobile loans for fiscal 2001 were $42.6 million, compared to $37.0 million for fiscal 2000 primarily due to adverse trends in delinquencies related to the deterioration of general economic conditions. On
November 9, 2000, the bank stopped the origination of subprime automobile loans.

Asset and Liability Management. A key element of banking is the monitoring and management of liquidity risk and interest-rate risk. The process of planning and controlling asset and liability mix, volume and maturity to stabilize the net interest spread is referred to as asset and liability management. The objective of asset and liability management is to maximize the net interest yield within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

The bank's assets and liabilities are inherently sensitive to changes in interest rates. These movements can result in variations to the overall level of income and market value of equity. Based on the characteristics of a specific asset or liability (including maturity, repricing frequency and interest rate caps) a change in interest rates can significantly affect the contribution to net income and market value for the instrument. If, in the aggregate, the bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the bank is termed "asset sensitive" and will tend to experience increased income and market value during periods of rising interest rates and declining income and market value during periods of falling interest rates.
Conversely, if the bank's liabilities mature or reprice more quickly or to a greater extent than its assets, the bank is termed "liability sensitive" and will tend to experience decreased income and market value during periods of rising interest rates and increased income and market value during periods of falling interest rates.

The bank pursues an asset-liability management strategy designed both to control risk from changes in market interest rates and to maximize interest income in its loan and lease portfolio. To achieve this strategy, the bank emphasizes the origination and retention of a mix of both adjustable-rate and fixed-rate loan products.

Throughout fiscal 2001, the bank continued to originate and hold in its portfolio adjustable rate loan products at a greater volume than those with fixed interest rates. At September 30, 2001, adjustable-rate loans accounted for
48.5 % of total loans and leases, compared to 42.0% at September 30, 2000. This increase was primarily due to increased originations of adjustable-rate mortgage products, which typically reprice monthly and are tied to either an index based on the one-year average Constant Maturity Treasury (or "CMT") for the previous twelve months or one-month LIBOR and an increase in payoffs of fixed-rate mortgage loans due to refinancing activity.

A traditional measure of interest-rate risk within the banking industry is the interest sensitivity "gap," which is the sum of all interest-earning assets minus all interest-bearing liabilities subject to repricing within the same period. Gap analysis is a tool used by management to evaluate interest-rate risk which results from the difference between repricing and maturity characteristics of the bank's assets and those of the liabilities that fund them. By analyzing these differences, management can attempt to estimate how changes in interest rates affect the bank's future net interest income.

The bank views control over interest rate sensitivity as a key element in its financial planning process and monitors interest rate sensitivity through its forecasting system. The bank manages interest rate exposure and will narrow or widen its gap depending on its perception of interest rate movements and the composition of its balance sheet. For the reasons discussed above, the bank might take action to narrow its gap if it believes that market interest rates will experience a significant prolonged increase, and might widen its gap if it believes that market interest rates will decline or remain relatively stable.

A number of asset and liability management strategies are available to the bank in structuring its balance sheet. These include selling or retaining certain portions of the bank's current residential mortgage loan production; altering the bank's pricing on certain deposit products to emphasize or de-emphasize particular maturity categories; altering the type and maturity of securities acquired for the bank's investment portfolio when replacing securities following normal portfolio maturation and turnover; lengthening or shortening the maturity or repricing terms for any current period asset securitizations; and altering the maturity or interest rate reset profile of borrowed funds, if any, including funds borrowed from the FHLB of Atlanta.

The following table presents the interest rate sensitivity of the bank's interest-earning assets and interest-bearing liabilities at September 30, 2001, which reflects management's estimate of mortgage loan prepayments and amortization and provisions for adjustable interest rates. Adjustable and floating rate loans are included in the period in which their interest rates are next scheduled to adjust, and prepayment rates are assumed for the bank's loans based on recent actual experience. Statement savings and passbook accounts with balances under $20,000 are classified based upon management's assumed attrition rate of 17.5%, and those with balances of $20,000 or more, as well as all NOW accounts, are assumed to be subject to repricing within six months or less.

Interest Rate Sensitivity Table (Gap)
(Dollars in thousands)

                                                           More than       More than       More than
                                                           Six Months      One Year      Three Years
                                            Six Months      through         through        through       More than
                                              or Less       One Year      Three Years     Five Years     Five Years       Total
                                          -------------- -------------  -------------- --------------- ------------- --------------
As of September 30, 2001
Real estate loans:
    Adjustable-rate                       $   2,130,802  $    236,154   $     655,666  $      339,071  $    286,874  $   3,648,567
    Fixed-rate                                   80,005        75,107         247,803         182,950       575,934      1,161,799
    Home equity credit lines and second
     mortgages                                  310,704        13,917          41,884          26,751        66,138        459,394
Commercial                                      611,562        20,789          65,843          44,224        24,928        767,346
Consumer and other                              525,411       376,175         944,159         158,062        40,600      2,044,407
Loans held for sale                             246,083                         -   -               -             -        246,083
Loans held for securitization and sale          282,000                   -         -               -             -        282,000
Mortgage-backed securities                      186,020       213,364         276,198         177,683       621,230      1,474,495
Trading securities                                6,690             -               -               -             -          6,690
Other investments                               236,843             -          45,794               -             -        282,637
                                          -------------- -------------  -------------- --------------- ------------- --------------

   Total interest-earning assets              4,616,120       935,506       2,277,347         928,741     1,615,704     10,373,418
Total non-interest earning assets                     -             -               -               -     1,015,048      1,015,048
                                          -------------- -------------  -------------- --------------- ------------- --------------

    Total assets                          $   4,616,120  $    935,506   $   2,277,347  $      928,741  $  2,630,752  $  11,388,466
                                          ============== =============  ============== =============== ============= ==============

Deposits:
    Fixed maturity deposits               $   1,667,956  $  1,023,521   $     276,612  $       55,245  $          -  $   3,023,334
    NOW, statement and passbook accounts      1,828,120        43,595         145,199          98,826       210,609      2,326,349
    Money market deposit accounts             1,570,297             -               -               -             -      1,570,297
Borrowings:
    Capital notes - subordinated                      -             -               -         150,000       100,000        250,000
    Other                                       926,004         9,331       1,231,938         301,066        54,842      2,523,181
                                          -------------- -------------  -------------- --------------- ------------- --------------
   Total interest-bearing liabilities         5,992,377     1,076,447       1,653,749         605,137       365,451      9,693,161
Minority interest                                     -             -               -               -       144,000        144,000
Total non-interest bearing liabilities                -             -               -               -     1,025,881      1,025,881
Stockholders' equity                                  -             -               -               -       525,424        525,424
                                          -------------- -------------  -------------- --------------- ------------- --------------
    Total liabilities and stockholders'
     equity                               $   5,992,377  $  1,076,447   $   1,653,749  $      605,137  $  2,060,756  $  11,388,466
                                          ============== =============  ============== =============== ============= ==============

Gap                                       $  (1,376,257) $   (140,941)  $     623,598  $      323,604  $  1,250,253
Cumulative gap                            $  (1,376,257) $ (1,517,198)  $    (893,600) $     (569,996) $    680,257
Adjusted cumulative gap as a percentage
    of total assets                              (12.1)%       (13.3)%          (7.8)%          (5.0)%         6.0%

The bank's one-year gap as a percentage of total assets was negative 13.3% at
September 30, 2001, compared to negative 18.9% at September 30, 2000. The improvement in the bank's one-year gap was attributable primarily to an increase during fiscal year 2001 in origination and retention of adjustable-rate mortgages, consumer loans, and commercial loans with repricing terms of one year or less. The increase in assets with repricing characteristics of one year or less was partially offset by an increase in fixed rate and non-contractual deposits with similar maturities. The bank continues to consider a variety of strategies to manage its interest rate risk position.

In addition to gap measurements, the bank measures and manages interest-rate risk with the extensive use of computer simulation. This simulation includes calculations of Market Value of Portfolio Equity and Net Interest Margin as
promulgated by the OTS's Thrift Bulletin 13a. Under this regulation, institutions are required to establish limits on the sensitivity of their net interest income and net portfolio value ("NPV") to parallel changes in interest rates. Those changes in interest rates are defined as instantaneous and sustained movements of interest rates in 100 basis point increments. In addition, the bank is required to calculate its ratio of NPV to the present value of total assets ("NPV Ratio") for each interest rate shock scenario. The following table shows the estimated impact of parallel shifts in interest rates at September 30, 2001, calculated in a manner consistent with the requirements of TB 13a.

                                                        (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                        Changes in                                   Change in
   (Basis Points)                      Net Interest                                Net Portfolio
 Change in Interest                     Income(1)                                    Value(2)                               NPV
        Rates                                                                                                              Ratio
                           -------------------------------------     ------------------------------------------
                              Percent              Amount                Percent                 Amount
----------------------     --------------     ------------------     -----------------     --------------------       -------------
        + 200                   0.56%               $   2,144              -15.14%                $  (165,547)             8.39%
        + 100                   2.01%                   7,772               -7.64%                    (83,558)             8.95%
        - 100                  -3.98%                   (15,358)             4.23%                    46,216               9.78%
        - 200                  -7.15%                  (27,580)              3.17%                    34,669               9.59%

-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between net interest income for 12 months in a stable interest rate environment and the various interest rate scenarios.

(2) Represents the difference between net portfolio value (NPV) of the bank's equity in a stable interest rate environment and the NPV in the various rate scenarios. The OTS defines NPV as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cash flows from existing off-balance sheet contracts.

Computations of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and therefore, should not be relied upon as indicative of actual results. Certain limitations are inherent in these computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, may have features which restrict interest rate changes on a short-term basis and over the life of the asset. In the event of a change in market interest rates, loan prepayments and early deposit withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, credit risk may increase if an interest rate increase adversely affects the ability of borrowers to service their debt.

Inflation. The impact of inflation on the bank is different from the impact on an industrial company because substantially all of the assets and liabilities of the bank are monetary in nature. The most direct impact of an extended period of inflation would be to increase interest rates and to place upward pressure on the operating expenses of the bank. However, the actual effect of inflation on the net interest income of the bank would depend on the extent to which the bank was able to maintain a spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, which would depend to a significant extent on its asset-liability sensitivity. The effect of inflation on the bank's results of operations for the past three fiscal years has been minimal.

Deferred Taxes. At September 30, 2001, the bank recorded a net deferred tax liability of $93.9 million, which generally represents the cumulative excess of the bank's actual income tax liability over its income tax expense for financial reporting purposes. The bank establishes a valuation allowance against gross deferred tax assets to the extent the bank cannot determine that it is more likely than not that such assets will be realized through taxes available in carryback years, future reversals of existing taxable temporary differences or projected future taxable income. A valuation allowance has been established to reduce the gross deferred tax asset for state net operating loss carryforwards to an amount that is considered more likely than not to be realized. The state net operating losses relate primarily to costs associated with the support of the bank's retail activities, most significantly its former credit card operations. Having reduced these costs through the sale of its credit card operations in 1998 and subsequent actions, management believes that the likelihood that the bank will generate sufficient state taxable income to utilize a significant portion of the state net operating losses before their expiration beginning 2010 has increased since the prior period. As a result, the valuation allowance has declined. See Note 32 to the Consolidated Financial
Statements in this report.

Capital. At September 30, 2001, the bank was in compliance with all of its regulatory capital requirements under FIRREA, and its capital ratios exceeded the ratios established for "well-capitalized" institutions under OTS prompt corrective action regulations.

The following table shows the bank's regulatory capital levels at September 30,
2001, in relation to the regulatory requirements in effect at that date. The information below is based upon the bank's understanding of the regulations and interpretations currently in effect and may be subject to change.

Regulatory Capital
(Dollars in thousands)

                                                                                       Minimum                       Excess
                                                         Actual                 Capital Requirement                Capital
                                               ---------------------------  ---------------------------  ---------------------------
                                                                 As a %                       As a %                        As a %
                                                  Amount        of Assets       Amount       of Assets       Amount        of Assets
                                               --------------   ----------  ---------------  ----------  ---------------   ---------

Stockholders' equity per financial statements  $     525,424
    Minority interest in REIT Subsidiary (1)         144,000
    Accumulated other comprehensive loss (2)           2,087
                                               --------------
                                                     671,511

Adjustments for tangible and core capital:
    Intangible assets                                (48,990)
    Non-includable subsidiaries  (3)                  (1,414)
    Non-qualifying purchased/originated loan
     servicing rights                                 (3,592)
                                               --------------
       Total tangible capital                        617,515        5.44%   $      170,348       1.50%   $      447,167       3.94%
                                               --------------   ==========  ===============  ==========  ===============   =========

       Total core capital (4)                        617,515        5.44%   $      454,262       4.00%   $      163,253       1.44%
                                               --------------   ==========  ===============  ==========  ===============   =========

       Tier 1 risk-based capital (4)                 617,515        6.84%   $      361,283       4.00%   $      256,232       2.84%
                                               --------------   ==========  ===============  ==========  ===============   =========

Adjustments for total risk-based capital:
    Subordinated capital debentures                  250,000
    Allowance for general loan and lease
     losses                                           63,018
                                               --------------
       Total supplementary capital                   313,018
                                               --------------
       Total available capital                       930,533
    Equity investments (3)                            (2,365)
                                               --------------
       Total risk-based capital (4)            $     928,168       10.52%   $      722,566       8.00%   $      205,602       2.52%
                                               ==============   ==========  ===============  ==========  ===============   =========

(1) Eligible for inclusion in core capital in an amount up to 25% of the bank's core capital pursuant to authorization from the OTS.
(2) Under OTS policy, accumulated other comprehensive loss is included in regulatory capital.
(3) Reflects an aggregate offset of $0.2 million representing the allowance for general loan losses maintained against the bank's equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a
"credit" against the deductions from capital otherwise required for such investments.
(4) Under the OTS "prompt corrective action" regulations, the standards for classification as "well capitalized" are a leverage (or "core capital") ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

Under the OTS prompt corrective action regulations, an institution is categorized as well capitalized if it has a leverage or core capital ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10.0% and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level. At September 30, 2001, the bank's leverage, tier 1 risk-based and total risk-based capital ratios were 5.44%,
6.84% and 10.52%, respectively, which exceeded the ratios established for well-capitalized institutions. The OTS may reclassify an institution from one category to the next lower category, for example from well capitalized to adequately capitalized, if, after notice and an opportunity for a hearing, the
OTS determines that the institution is in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

OTS capital regulations provide a five-year holding period, or such longer period as may be approved by the OTS, for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the bank is unable to dispose of any REO property, whether through bulk sales or otherwise, prior to the end of its applicable five-year holding period and is unable to obtain an extension of the five-year holding period from the OTS, the bank could be required to deduct the then-current book value of such REO property from total risk-based capital. In
December 2001, the bank received from the OTS an extension of the holding periods for certain of its REO properties through December 19, 2002. The following table sets forth the bank's REO at September 30, 2001, after valuation allowances of $85.2 million, by the fiscal year in which the property was acquired through foreclosure.

                                             Fiscal Year                                 (In thousands)
                                             -----------                               --------------------
                                                 1990                                        $  5,134(1)(2)
                                                 1991                                          20,247(2)
                                                 1992                                              -
                                                 1993                                              -
                                                 1994                                              -
                                                 1995                                           5,054(2)
                                                 1996                                              -
                                                 1997                                              -
                                                 1998                                              -
                                                 1999                                              -
                                                 2000                                              -
                                                 2001                                             344
                                                                                       --------------------
                                                          Total REO                          $ 30,779
                                                                                       ====================

-----------------------------------------------------------------------------------------------------------

(1) Includes REO with an aggregate net book value of $2.4 million, which the bank treats as equity investments for regulatory capital purposes.
(2) Includes REO, with an aggregate net book value of $28.1 million, for which the bank received an extension of the holding periods through December 19, 2002.

Failure to obtain the REO extensions discussed above could adversely affect the bank's regulatory capital ratios. The bank's ability to maintain or increase its capital levels in future periods also will be subject to general economic conditions, particularly in the bank's local markets. Adverse general economic conditions or a downturn in local real estate markets could require further additions to the bank's allowances for losses and further charge-offs. Any of those developments would adversely affect the bank's earnings and thus its regulatory capital levels. The bank has historically relied on preferred stock and subordinated debt as significant components of its regulatory capital. Those instruments require significant fixed payments to holders, which increase the bank's expenses and make it more difficult for the bank to generate additional core capital through retained earnings.

The OTS has amended its capital rules to increase the amount of capital the bank will be required to maintain against certain of its residual interests. As of
September 30, 2001, the bank had $31.5 million in residual interests that would be subject to dollar-for-dollar reduction from Tier 1 capital beginning December
31, 2001 under the amendments.

Failure by the Bank to remain well capitalized could have a material adverse effect on certain aspects of the Bank's operations, including its ability to pay dividends. See "Dividends and Other Capital Distributions."

LIQUIDITY AND CAPITAL RESOURCES

REAL ESTATE

The Real Estate Trust's cash flow from operating activities has been historically insufficient to meet all of its cash flow requirements. The Real
Estate Trust's internal source of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes sold to the public, the payment of interest on its indebtedness, and the payment of capital improvement costs. In the past, the Real Estate Trust funded such shortfalls through a combination of external funding sources, primarily new financings, the sale of unsecured notes, refinancing of maturing mortgage debt, proceeds from asset sales, and dividends and tax sharing payments from the bank. For the foreseeable future, the Real
Estate Trust's ability to generate positive cash flow from operating activities and to meet its liquidity needs, including debt service payments, repayment of debt principal and capital expenditures, will continue to depend on these available external sources. Dividends received from the bank are a component of funding sources available to the Real Estate Trust. The availability and amount of dividends in future periods is dependent upon, among other things, the bank's operating performance and income, and regulatory restrictions on such payments.

The Real Estate Trust believes that the financial condition and operating results of the bank in recent periods should enhance prospects for the Real
Estate Trust to receive tax sharing payments and dividends from the bank. During fiscal 2001, the bank made tax sharing payments totaling $3.4 million and dividend payments totaling $12.8 million to the Real Estate Trust. Tax sharing and dividend payments received by the Real Estate Trust are presented as cash flows from operating activities in the Consolidated Statements of Cash Flows.

Although the Real Estate Trust generated net income in fiscal 2001, in recent years, the operations of the Real Estate Trust have generated net operating losses while the bank has reported net income. The Trust's consolidation of the bank's operations into the Trust's federal income tax return has resulted in the use of the Real Estate Trust's net operating losses to reduce the federal income taxes the bank would otherwise have owed. If in any future year, the bank has taxable losses or unused credits, the Trust would be obligated to reimburse the bank for the greater of (1) the tax benefit to the group using such tax losses or unused tax credits in the group's consolidated federal income tax returns or
(2) the amount of the refund which the bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group.

During fiscal 2001, the Real Estate Trust purchased either in the open market or through dividend reinvestment approximately 452,000 shares of common stock of
Saul Centers, and as of September 30, 2001, owns approximately 3,029,000 shares representing 21.1% of such company's outstanding common stock. As of September
30, 2001, the market value of these shares was approximately $57.6 million.
Substantially all of these shares have been pledged as collateral with the Real
Estate Trust's revolving credit lenders.

As the owner, directly and through two wholly-owned subsidiaries, of a limited partnership interest in Saul Holdings Partnership, the Real Estate Trust shares in cash distributions from operations and from capital transactions involving the sale of properties. The partnership agreement of Saul Holdings Partnership provides for quarterly cash distributions to the partners out of net cash flow.
In fiscal 2001, the Real Estate Trust received total cash distributions of $6.5 million from Saul Holdings Partnership. Substantially all of the Real Estate
Trust's ownership interest in Saul Holdings Partnership has been pledged as collateral with the Real Estate Trust's two revolving credit lenders.

In March 1998, the Trust issued $200.0 million aggregate principal amount of
9 3/4% Senior Secured Notes due 2008. These Notes are nonrecourse obligations of the Trust and are secured by a first priority perfected security interest in
8,000 shares, or 80%, of the issued and outstanding common stock of the bank, which constitute all of the bank common stock held by the Trust.

The Real Estate Trust is currently selling unsecured notes, with a maturity ranging from one to ten years, primarily to provide funds to repay maturing unsecured notes. During fiscal 2001, the Real Estate Trust sold notes amounting to $9.3 million at a weighted average interest rate of 9.7%. To the degree that the Real Estate Trust does not sell new unsecured notes in an amount sufficient to finance completely the scheduled repayment of outstanding unsecured notes as they mature, it will finance such repayments from other sources of funds.

In fiscal 1995, the Real Estate Trust established a $15.0 million revolving credit line with an unrelated bank. This facility was for a two-year term subject to extension for one or more additional one-year terms. In fiscal 1997, the facility was increased to $20.0 million and was renewed for an additional two-year period. In September 1999, this facility was increased to $50.0 million and its term was set at three years with provisions for extending the term annually. The current maturity date for this line is September 29, 2002. This facility is secured by a portion of the Real Estate Trust's ownership in Saul
Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At September 30, 2001, the Real Estate Trust had outstanding borrowings under the facility of $2.5 million and unrestricted availability of $35.4 million. The Real Estate Trust is currently negotiating modifications to this loan, including a one-year extension of the term of the loan, with the lender. The Real Estate Trust anticipates that the amendments to the loan will become effective in the second fiscal quarter of 2002.

In fiscal 1996, the Real Estate Trust established an $8.0 million revolving credit line with an unrelated bank. This facility was for a one-year term, after which any outstanding loan amount would amortize over a two-year period. During fiscal 1997, 1998 and 2000, the line of credit was increased to $10.0, $20.0, and
$25.0 million. The current maturity date for this line is November 15, 2003.
This facility is secured by a portion of the Real Estate Trust's ownership in
Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At September 30, 2001, the Real Estate Trust had no outstanding borrowings and unrestricted availability was $22.8 million.

The maturity schedule for the Real Estate Trust's outstanding debt at September
30, 2001 for fiscal years commencing October 1, 2001 is set forth in the following table:

                             Debt Maturity Schedule
                                 (In thousands)
         --------------------------------------------------------------
                                    Notes       Notes
             Fiscal     Mortgage  Payable --  Payable --
              Year       Notes     Secured    Unsecured        Total
         ------------- --------- ----------- ----------- --------------
              2002     $ 33,162    $  2,500    $  8,022     $  43,684
              2003       27,296         --       11,681        38,977
              2004        9,008         --       11,482        20,490
              2005       13,604         --        8,157        21,761
              2006       94,406         --        5,523        99,929
           Thereafter   148,274     200,000       5,852       354,126
                       --------- ----------- ----------- --------------
             Total     $325,750    $202,500    $ 50,717     $ 578,967
         --------------------------------------------------------------
Of the $325.8 million of mortgage notes outstanding at September 30, 2001,
$258.6 million was nonrecourse to the Real Estate Trust.

In May 2001, the Real Estate Trust paid off its construction loan on Dulles
North Six with the proceeds of a $5.0 million permanent loan. The interest rate is 7.88% and the term is 20 years. In July 2001, the Real Estate Trust closed a
$10.8 million permanent loan on the Sweitzer Lane office/warehouse building. The interest rate is 7.98% and the term is 15 years. In August 2001, the Real Estate
Trust closed three permanent loans on its three Florida hotel properties. The loans aggregate $16.1 million, have a 7.77% interest rate and a 10-year term.
From all of its permanent financings in fiscal 2001, the Real Estate Trust obtained approximately $8.5 million in additional funds after construction loan payoffs and expenses.

Development and Capital Expenditures

During the quarter ended June 30, 1999, the Real Estate Trust commenced the development of an 11-story 229-room hotel on a site adjacent to its Tysons
Corner Holiday Inn in McLean, Virginia. The new hotel was franchised as a
Courtyard by Marriott and cost approximately $30.0 million. Financing of $25.0 million has been obtained for an initial period of three years with options for two one-year extensions. This hotel opened for business on December 15, 2000.

On December 16, 1999, the Real Estate Trust purchased a 4.6 acre site located in
Cascades Town Center in Sterling, Virginia, for the purpose of constructing a
152-room Hampton Inn. The purchase price was $1.1 million and the seller was
Chevy Chase. Development costs for the hotel were $11.4 million. The hotel has been financed with the proceeds of a $9.15 million mortgage loan, which has a three-year term, a floating interest rate and two one-year renewal options. This hotel opened for business on November 27, 2000.

During the quarter ended March 31, 2000, the Real Estate Trust began the development of a 30,000 square foot office/flex building located on a 2.2 acre site in the Avenel Business Park in Gaithersburg, Maryland. The development cost
$3.2 million, which the Real Estate Trust financed with its revolving credit lines. The project is 100% leased to a single tenant. In July 2000, the Real
Estate Trust agreed to sell its interest in this project to Saul Centers at a price of $4.2 million, as determined by an independent appraisal. The sale was completed in October 2000 and the Trust recognized a current year gain of
$383,000 and a deferred gain of $211,000 on this transaction.

On June 29, 2000, the Real Estate Trust purchased a 6.17 acre site in the
Loudoun Tech Center, a 246-acre business park located in Loudoun County,
Virginia, for $1.1 million. The site was purchased for the purpose of developing an 81,000 square foot office/flex building to be known as Loudoun Tech Phase I.
The cost of development was approximately $8.4 million and has been financed by a $7.4 million construction loan, which has a five-year term, a floating interest rate and one two-year renewal option. Construction was completed in
December 2000. No leases have been signed as yet for space in the building.

During the quarter ended September 30, 2000, the Real Estate Trust began the development of a 100,000 square foot office/flex building located on an 8.3 acre site in Dulles North Corporate Park near other Real Estate Trust projects. The new building is known as Dulles North Four. Development costs are projected to be $10.8 million and will be financed with the proceeds of a $9.5 million construction loan, which has a three-year term, a floating interest rate and two one-year renewal options. Construction of the base building has been completed.
The Real Estate Trust has obtained a tenant for the entire building and occupancy is expected during the third quarter of fiscal 2002.

On November 15, 2000, the Real Estate Trust purchased a 19.1 acre land parcel in
Laurel, Maryland, which contains a 105,000 square foot office/warehouse building know as Sweitzer Lane. The purchase price was $13.8 million and was financed from the Real Estate Trust's revolving credit lines. The entire building has been leased to Chevy Chase under a long-term agreement. As noted above, the Real
Estate Trust obtained permanent loan financing in July 2001 of $10.8 million.

On December 18, 2000, the Real Estate Trust sold its 124-unit San Simeon apartment project in Dallas, Texas. The sales price was $3.1 million and the
Real Estate Trust recognized a gain of $2.2 million on the transaction. The proceeds of the sales were used to acquire a 10.7 acre parcel of land in Loudoun
County, Virginia, for $2.8 million.

On June 13, 2001, the Real Estate Trust sold a 4.79 acre section of its Circle
75 land parcel located in Atlanta, Georgia for $3.0 million. The Real Estate
Trust recognized a gain of $2.4 million on this transaction.

On August 8, 2001, the Real Estate Trust sold Metairie Tower, a 91,000 square foot office building located in Metairie, Louisiana for $7.2 million. The Real
Estate Trust recognized a gain of $5.2 million on this transaction.

On September 7, 2001, the Real Estate Trust sold 9.5 acres of its Commerce
Center land parcel located in Ft. Lauderdale, Florida for approximately $2.0 million, and recognized a gain of $245,000 on the transaction.

During fiscal 2001, the Real Estate Trust also received net proceeds of $2.0 million and recognized a gain of $620,000 from the condemnation of portions of two land parcels in Colorado and Michigan.

The Real Estate Trust believes that the capital improvement costs for its income-producing properties will be in the range of $9.0 to $11.0 million per year for the next several years.

Banking

Liquidity. The standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. Government and other specified securities to net withdrawable accounts and borrowings payable in one year or less. On March
15, 2001, the OTS amended its regulations to repeal the minimum liquidity ratio of 4% and adopted an interim rule that requires thrifts to maintain sufficient liquidity to ensure their safe and sound operation.

The bank's primary sources of funds historically have consisted of:

o principal and interest payments on loans and mortgage-backed securities;
o savings deposits;
o sales of loans and trading securities;
o securitizations and sales of loans; and
o borrowed funds, including funds borrowed from the FHLB of Atlanta.

The bank's holdings of readily marketable securities constitute another important source of liquidity. As of September 30, 2001, the estimated remaining borrowing capacity, after market value and other adjustments, against that portion of those assets that may be pledged to the FHLB of Atlanta and various securities dealers totaled $1.4 billion. Assets available to be pledged to the
Federal Reserve bank of Richmond totaled $1.0 billion. A portion of these assets may also be available to be pledged to the FHLB of Atlanta.

In addition, the bank from time to time accesses the capital markets as an additional means of funding its operations and managing its capital ratios and asset growth. Specifically, the bank has securitized financial assets, including home equity, home loan and automobile loan receivables, as well as single-family residential loans, because the securitizations provide the bank with a source of financing at competitive rates and assist the bank in maintaining compliance with regulatory capital requirements. Additionally, the securitizations have permitted the bank to limit the credit risk associated with these assets while continuing to earn servicing fees and other income associated with the securitized assets.

Since 1988, the bank has securitized approximately $14.5 billion of loan receivables. These transactions depend on sophisticated back-office systems to service complex securitization structures and on personnel with the experience to design, install and manage those systems. At September 30, 2001, the bank continues to service $91.7 million, $1.2 billion and $57.6 million of securitized home equity, automobile and home loan receivables, respectively.
Chevy Chase derives fee-based income from servicing these securitized portfolios. However, that fee-based income has been adversely affected in prior periods by increases in delinquencies and charge-offs related to the receivables placed in these securitized pools.

The bank's securitization transactions transfer the risk of repayment on securitized assets to a trust, which holds the receivables and issues the asset-backed certificates, and ultimately the risk of repayment is transferred to the holders of those certificates. The bank retains risk with respect to the assets transferred to the trust only to the extent that it retains recourse based on the performance of the assets or holds certificates issued by the trust, such as a seller certificate. In its securitizations, the bank typically retains a limited amount of recourse through one or more means, most often through the establishment of spread accounts. Other structures, such as overcollateralization of receivables or subordinated asset-backed certificates, are occasionally used. Spread accounts are funded by initial deposits, if required, and by amounts generated by the securitized assets over and above the amount required to pay interest, defaults and other charges and fees on the investors' interests in the securitization transaction. Because amounts on deposit in the spread accounts are at risk depending upon performance of the securitized receivables, those amounts represent recourse to the bank.

Under the OTS low-level recourse rule in effect during fiscal 2001, which sets capital requirements for assets sold with recourse at the lower of the applicable capital requirement or the amount of recourse retained, the bank maintains dollar-for-dollar capital against the securitized assets in the amount of the recourse retained up to the otherwise applicable capital requirement.
Even if defaults on outstanding receivables significantly exceed projected and historical levels so that a pay out event is triggered, the immediate consequence is that investors will begin receiving payments of principal from the securitized assets earlier than originally scheduled. Even if payments are insufficient to repay investors in full, the bank's assets are not exposed to risk of loss beyond the relevant amount of recourse retained, including amounts outstanding in the spread accounts and the amount of any overcollateralization of receivables or subordinated interest, which, as noted above, constitute a dollar-for-dollar capital requirement for the bank. The bank also retains risk through the bank's interest in any seller certificate. Seller certificates share collections on the securitized assets on an unsubordinated basis with the investor certificates, unless and to the extent recourse is retained through an express subordination, and are on-balance sheet assets against which the bank must maintain capital. The OTS has amended its capital rules to increase the amount of capital the bank is required to maintain against certain of its residual interests for transactions that close on or after January 1, 2002.

The bank securitized and sold $804.9 million and $668.1 million of automobile loan receivables during fiscal 2001 and 2000, respectively. At September 30,
2001 and 2000, the bank had $282.0 million and $70.0 million, respectively, of automobile loan receivables held for securitization and sale. The proceeds from the securitization and sale of home equity, automobile and home loan receivables will continue to be a significant source of liquidity for the Bank.

As part of its operating strategy, the bank continues to explore opportunities to sell assets and to securitize and sell mortgage, home equity, automobile and home loan receivables and automobile leases to meet liquidity and other balance sheet objectives.

The bank uses its liquidity primarily to meet its commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, repay borrowings and meet operating expenses. During fiscal 2001, the bank used the cash provided by operating, investing and financing activities primarily to meet its commitments (i) to fund maturing savings certificates and deposit withdrawals of $42.9 billion, (ii) repay borrowings, fund existing and continuing loan commitments, including real estate held for investment or sale, of $3.5 billion, (iii) purchase investments and loans of $2.0 billion and (iv)
meet operating expenses, before depreciation and amortization, of $371.3 million. These commitments were funded primarily through (i) proceeds from customer deposits and sales of certificates of deposit of $43.4 billion, (ii)
proceeds, net of repayments, from borrowings of $35.9 million, (iii) proceeds from sales of loans, trading securities and real estate of $2.4 billion, and
(iv) principal and interest collected on investments, loans, and securities of
$2.7 billion.

The bank is obligated under various recourse provisions, primarily related to credit losses, related to the securitization and sale of receivables. As a result of these recourse provisions, the bank maintained restricted cash accounts and overcollateralization of receivables amounting to $24.3 million and
$28.5 million, respectively, at September 30, 2001, and $42.1 million and $18.9 million, respectively, at September 30, 2000. In addition, the bank owned subordinated automobile receivables-backed securities with carrying values of
$1.2 million and $3.4 million at September 30, 2001 and 2000, respectively, which were classified as trading securities in the Consolidated Balance Sheets in this report.

The bank is also obligated under various recourse provisions related to the swap of single-family residential loans for mortgage-backed securities issued by the bank. At September 30, 2001, recourse to the bank under these arrangements was
$6.6 million, consisting of restricted cash accounts amounting to $4.2 million and overcollateralization of receivables of $2.4 million.

The bank is also obligated under a recourse provision related to the servicing of certain of its residential mortgage loans. At September 30, 2001, recourse to the bank under this arrangement totaled $3.4 million.

The bank's commitments to extend credit at September 30, 2001 are set forth in the following table.

                                                                                            (In thousands)
        Commitments to originate loans.............................................                 $   488,945
                                                                                            --------------------

        Loans in process (collateralized loans):
          Home equity..............................................................                     563,525
          Real estate construction and ground......................................                     205,186
          Commercial...............................................................                     293,465
                                                                                            --------------------
                Subtotal                                                                              1,062,176
                                                                                            --------------------
        Loans in process (unsecured loans):
          Overdraft lines..........................................................                     124,173
          Commercial...............................................................                     313,674
                                                                                            --------------------
                Subtotal                                                                                437,847
                                                                                            --------------------
        Total commitments to extend credit.........................................                $  1,988,968
                                                                                            ====================

Based on historical experience, the bank expects to fund substantially less than the total amount of its outstanding overdraft line and home equity credit line commitments, which together accounted for 34.6% of commitments to extend credit at September 30, 2001.

At September 30, 2001, repayments of borrowed money scheduled to occur during the next 12 months were $935.3 million. Certificates of deposit maturing during the next 12 months amounted to $2.7 billion, including $1.1 billion of brokered deposits. The bank expects that a significant portion of these maturing certificates of deposit will remain with the bank. In the event that deposit withdrawals are greater than anticipated, particularly among the more volatile brokered deposits, the bank may have to increase deposit interest rates or rely on alternative and potentially higher cost sources of funds in order to meet its liquidity needs.

There were no material commitments for capital expenditures at September 30,
2001.

The bank's liquidity requirements in years subsequent to fiscal 2001 will continue to be affected both by the asset size of the bank, the growth of which may be constrained by capital requirements, and the composition of the asset portfolio. Management believes that the bank's primary sources of funds, described above, will be sufficient to meet the bank's foreseeable liquidity needs. The mix of funding sources utilized from time to time will be determined by a number of factors, including capital planning objectives, lending and investment strategies and market conditions.

RESULTS OF OPERATIONS

The Real Estate Trust's ability to generate revenues from property ownership and development is significantly influenced by a number of factors, including national and local economic conditions, the level of mortgage interest rates, governmental actions, such as changes in real estate tax rates, and the type, location, size and stage of development of the Real Estate Trust's properties.
Debt service payments and most of the operating expenses associated with income-producing properties are not decreased by reductions in occupancy or rental income. Therefore, the ability of the Real Estate Trust to produce net income in any year from its income-producing properties is highly dependent on the Real Estate Trust's ability to maintain or increase the properties' levels of gross income. The relative illiquidity of real estate investments tends to limit the ability of the Real Estate Trust to vary its portfolio promptly in response to changes in economic, demographic, social, financial and investment conditions. See "Financial Condition - Real Estate."

The bank's operating results historically have depended primarily on its "net interest spread," which is the difference between the rates of interest earned on its loans and securities investments and the rates of interest paid on its deposits and borrowings. In addition to interest paid on its interest-bearing liabilities, the bank's principal expenses are operating expenses.

Fiscal 2001 Compared to Fiscal 2000

Real Estate

The Real Estate Trust recorded income before depreciation and amortization of debt expense of $20.1 million and operating income of $0.5 million for fiscal
2001, compared to income before depreciation and amortization of debt expense of
$11.0 million and an operating loss of $3.9 million for fiscal 2000. The improvement was largely attributable to higher income after direct operating expenses for hotels and office and industrial properties, increased equity in the earnings of unconsolidated entities, and increased gains on sale of property.

Income after direct operating expenses from hotels increased $791,000, or 2.2%, in fiscal 2001 over the level achieved in fiscal 2000. This net increase resulted from $4,731,000 generated from three newly constructed properties, while the results from 15 hotels owned throughout both periods reflected a decrease in income after operating expenses of $3,940,000. The increase in total revenue of $4,933,000 exceeded the increase of $4,142,000 in direct operating expenses. However, the percentage increase in direct operating expenses of 7.0%
exceeded the percentage increase in total revenue of 5.2%. Room sales for fiscal
2001 increased $5,460,000 or 7.4%, over fiscal 2000, while food and beverage sales decreased $749,000 or 4.4%, over the prior year. For the 15 hotels owned throughout both periods, the decrease in total revenue was $4,591,000 or 4.9%, and the decrease in direct operating expense was $651,000 or 1.1%.

Income after direct operating expenses from office and industrial properties increased $3,840,000, or 15.5%, in fiscal 2001 compared to such income in fiscal
2000. Gross income increased $6,058,000, or 17.6%, in fiscal 2001, while expenses increased $2,218,000, or 23.0%. The improvement was largely due to the addition of four new properties during the two-year period.

Other income, which includes interest income, income from other real estate properties and miscellaneous receipts, declined by $897,000, or 28.6%, in fiscal
2001 due to lower interest income and the sale early in the year of the Real
Estate Trust's only apartment project.

Land parcels and other expense decreased $128,000, or 9.8%, in fiscal 2001 primarily due to the sale of the Real Estate Trust's apartment project.

Interest expense increased $3,726,000, or 8.0%, in fiscal 2001, primarily because of the higher level of outstanding borrowings. The average balance of outstanding borrowings increased to $560.1 million for fiscal 2001 from $513.9 million for the prior year. The change in average borrowings occurred as a result of mortgage loan refinancings and unsecured note sales. The average cost of borrowings was 9.26% in fiscal 2001 and 9.35% in fiscal 2000.

Capitalized interest decreased $606,000 or 51.5%, during fiscal 2001 due to the lower level of development activity in the current year.

Amortization of debt expense increased $328,000, or 50.1%, primarily due to new financings completed during the year.

Depreciation increased $3,677.000, or 24.6%, in fiscal 2001 as a result of the additions of new income-producing properties, new tenant improvements and capital replacements.

Advisory, management and leasing fees paid to related parties increased
$749,000, or 6.8%, in fiscal 2001. The advisory fee in fiscal 2001 was $363,000 per month compared to $349,000 per month for fiscal 2000, which resulted in an aggregate increase of $167,000, or 4.0%. Management and leasing fees were higher by $582,000, or 8.5%, in fiscal 2001 as a result of increased gross income on which fees are based.

General and administrative expense increased $332,000, or 8.6%, in fiscal 2001 as a result of more projects being abandoned in fiscal 2001 than in fiscal 2000.

Equity in earnings of unconsolidated entities reflected earnings of $8,314,000 in fiscal 2001 and earnings of $7,711,000 in fiscal 2000, an increase of
$603,000 or 7.8%. The improvement was due to increased period-to-period earnings of Saul Centers.

Gain on sale of property was $11,077,000 in fiscal 2001 and consisted of a $2.2 million gain on the sale of an apartment project in Texas, a gain of $5.2 million on an office project in Louisiana, and an aggregate gain of $3.7 million on the sales of land parcels in Florida, Georgia, and Maryland, and the condemnation of two land parcels in Colorado and Michigan. Gain on sale of property was $994,000 in fiscal 2000 due to the condemnation of a small section of a land parcel in Georgia.

Banking

Overview. The bank recorded operating income of $114.3 million during fiscal
2001, compared to operating income of $81.3 million during fiscal 2000. The increase in income in fiscal 2001 was primarily due to an increase in interest income from loans and leases of $60.2 million. Also contributing to increased income were a $32.9 million increase in servicing and securitization income, a
$10.3 million gain on other investment and $13.2 million increase in deposit service fees. Partially offsetting the increase in income were a $42.6 million increase in operating expenses, a $28.3 million increase in total interest expense and a $17.9 million increase in the provision for loan and lease losses.
The bank's net income in future periods will continue to be affected by increased operating expenses associated with expansion of the bank's branch network and other areas of business and reliance on relatively higher cost sources of funding to support continued growth.

Net Interest Income. Net interest income, before the provision for loan and lease losses, increased $21.9 million (or 6.4%) in fiscal 2001 over fiscal 2000.
Included in interest income during fiscal 2000 was $0.5 million recorded on non-accrual assets and restructured loans. The bank would have recorded additional interest income of $3.2 million in fiscal 2001 if non-accrual assets and restructured loans had been current in accordance with their original terms.
The bank's net interest income in future periods will continue to be adversely affected by the bank's non-performing assets. See "Financial Condition - Asset
Quality - Non-Performing Assets."

The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resulting yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net yield on interest-earning assets.

Net Interest Margin Analysis
(Dollars in thousands)

                                                                       Year Ended September 30,
                                    ------------------------------------------------------------------------------------------------
                                                  2001                            2000                             1999
                      September 30, ------------------------------  -------------------------------  -------------------------------
                          2001        Average              Yield/     Average              Yield/      Average              Yield/
                       Yield/Rate    Balances    Interest   Rate      Balances   Interest   Rate      Balances   Interest    Rate
                       ------------ ------------ --------- -------  ------------ --------- --------  ----------- ---------- --------
Assets:
 Interest-earning
  assets:
  Loans and leases
   receivable, net (1)       7.58%  $ 8,670,266  $695,399    8.02%  $ 7,590,197  $635,246     8.37%  $4,791,302   $402,263     8.40%
  Mortgage-backed
   securities                6.30     1,143,471    71,685    6.27     1,187,094    74,614     6.29    1,631,711     96,589     5.92
  Federal funds sold
   and securities
   purchased under
   agreements to
   resell                       -        42,745     2,257    5.28       141,814     8,105     5.72       58,234      2,953     5.07
  Trading securities         9.14        40,459     2,508    6.20        18,964     1,288     6.79       50,759      3,553     7.00
  Investment
   securities                5.97        45,693     2,746    6.01        45,386     2,643     5.82       44,473      2,466     5.54
  Other interest-
   earning assets            5.28       188,484    12,260    6.50       220,134    14,763     6.71      204,548     11,669     5.70
                                    ------------ ---------          ------------ ---------           ----------- ----------
   Total                     7.34    10,131,118   786,855    7.77     9,203,589   736,659     8.00    6,781,027    519,493     7.66
                       -----------               --------- -------               --------- --------              ---------- --------

 Non-interest
  earning assets:
  Cash                                  276,389                         273,878                         234,320
  Real estate held
   for investment
   or sale                               44,356                          49,685                          60,346
  Property and
   equipment, net                       395,357                         321,705                         292,322
  Goodwill and
   other intangible
   assets, net                           33,578                          26,635                          23,741
  Other assets                          250,959                         249,503                         252,316
                                    ------------                    ------------                     -----------
   Total assets                     $11,131,757                     $10,124,995                      $7,644,072
                                    ============                    ============                     ===========

Liabilities and
 stockholders'
 equity:
 Interest-bearing
 liabilities:
  Deposit accounts:
   Demand deposits           0.30   $ 1,311,067     7,851    0.60   $ 1,212,789    10,644     0.88   $1,121,970     11,648     1.04
   Savings deposits          1.22       883,756    13,392    1.52       942,985    17,531     1.86    1,023,744     21,218     2.07
   Time deposits             5.06     2,964,052   177,619    5.99     2,721,138   154,737     5.69    1,578,571     77,084     4.88
   Money market
    deposits                 2.83     1,370,774    48,744    3.56     1,107,338    39,351     3.55    1,084,273     36,395     3.36
                                    ------------ ---------          ------------ ---------           ----------- ----------
   Total deposits            2.84     6,529,649   247,606    3.79     5,984,250   222,263     3.71    4,808,558    146,345     3.04
  Borrowings                 5.13     3,076,350   175,138    5.69     2,843,834   172,137     6.05    1,718,721     99,162     5.77
                                    ------------ ---------          ------------ ---------           ----------- ----------
   Total
    liabilities              3.45     9,605,999   422,744    4.40     8,828,084   394,400     4.47    6,527,279    245,507     3.76
                       -----------               --------- ---------             --------- ----------            ---------- --------
 Non interest-bearing
  items:
  Non-interest
   bearing deposits                     690,883                         523,882                         457,832
  Other liabilities                     199,260                         172,334                          78,322
  Minority interest                     144,000                         144,000                         144,000
  Stockholders'
   equity                               491,615                         456,695                         436,639
                                    ------------                    ------------                     -----------
   Total liabilities
    and stockholders'
    equity                          $11,131,757                     $10,124,995                      $7,644,072
                                    ============                    ============                     ===========

Net interest income                              $364,111                        $342,259                         $273,986
                                                 =========                       =========                       ==========
Net interest spread (2)                                     3.37%                            3.53%                            3.90%
                                                           =======                         ========                         ========
Net yield on interest-
 earning assets (3)                                         3.59%                            3.72%                            4.04%
                                                           =======                         ========                         ========
Interest-earning assets
 to interest-bearing
 liabilities                                               105.47%                          104.25%                         103.89%
                                                           =======                         ========                         ========

(1) Includes loans held for sale and/or securitization. Interest on non-accruing loans has been included only to the extent reflected in the consolidated statements of operations; however, the loan balance is included in the average amount outstanding until transferred to real estate acquired in settlement of loans. Includes ($6,321), $3,847, and $4,196 of amortized loan fees, premiums and discounts in interest income for the years ended September 30, 2001, 2000 and 1999.
(2) Equals weighted average yield on total interest-earning assets less weighted average rate on total interest-bearing liabilities. (3) Equals net interest income divided by the average balances of total interest-earning assets.

The following table presents certain information regarding changes in interest income and interest expense of the bank during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (change in volume multiplied by old rate); changes in rate (change in rate multiplied by old volume); and changes in rate and volume.

Volume and Rate Changes in Net Interest Income
(In thousands)

                                                     Year Ended September 30, 2001             Year Ended September 30, 2000
                                                              Compared to                               Compared to
                                                     Year Ended September 30, 2000             Year Ended September 30, 1999
                                                          Increase (Decrease)                       Increase (Decrease)
                                                         Due to Change in (1)                      Due to Change in (1)
                                                ----------------------------------------  ----------------------------------------
                                                                                Total                                     Total
                                                  Volume          Rate         Change       Volume          Rate         Change
                                                -----------   -----------   ------------  -----------   -----------   ------------

Interest income:
      Loans and leases (2)                      $   87,555    $  (27,402)   $    60,153   $  234,425    $   (1,442)   $   232,983
      Mortgage-backed securities                    (2,696)         (233)        (2,929)     (27,697)        5,722        (21,975)
      Federal funds sold and securities
        purchased under agreements  to resell       (5,268)         (580)        (5,848)       4,730           422          5,152
      Trading securities                             1,341          (121)         1,220       (2,161)         (104)        (2,265)
      Investment securities                             18            85            103           51           126            177
      Other interest-earning assets                 (2,056)         (447)        (2,503)         930         2,164          3,094
                                                -----------   -----------   ------------  -----------   -----------   ------------
          Total interest income                     78,894       (28,698)        50,196      210,278         6,888        217,166
                                                -----------   -----------   ------------  -----------   -----------   ------------

Interest expense:
      Deposit accounts                              20,494         4,849         25,343       39,927        35,991         75,918
      Borrowings                                    13,588       (10,587)         3,001       67,939         5,036         72,975
                                                -----------   -----------   ------------  -----------   -----------   ------------
          Total interest expense                    34,082        (5,738)        28,344      107,866        41,027        148,893
                                                -----------   -----------   ------------  -----------   -----------   ------------

Increase (decrease) in net interest income      $   44,812    $  (22,960)   $    21,852   $  102,412    $  (34,139)   $    68,273
                                                ===========   ===========   ============  ===========   ===========   ============

----------------------------------------------------------------------------------------------------------------------------------
(1)    The net change attributable to the combined impact of volume and rate has been allocated in proportion to the absolute value of the change due to volume and the change due to rate.
(2)    Includes loans held for sale and/or securitization.

Interest income in fiscal 2001 increased $50.2 million (or 6.8%) from the level in fiscal 2000 as a result of higher average balances of loans and leases receivable, which was slightly offset by lower average yields on loans and leases receivable.

The bank's net interest spread decreased to 3.37% in fiscal 2001 from 3.53% in fiscal 2000. The 16 basis point reduction in the net interest spread primarily reflected a shift in the mix of consumer loans to lower yielding prime automobile loans and leases from higher yielding subprime automobile loans.
Partially offsetting this decline was an increase in the average balances of earning assets, which was funded primarily with Federal Home Loan Bank advances and deposits. Average interest-earning assets as a percentage of average interest bearing liabilities increased slightly to 105.47% in fiscal 2001 compared to 104.25% in fiscal 2000.

Interest income on loans and leases, the largest category of interest-earning assets, increased by $60.2 million from fiscal 2000 primarily because of higher average balances. Higher average balances of the bank's single-family residential loans, which increased $463.9 million (or 10.2%), resulted in a
$28.3 million (or 8.8%) increase in interest income from those loans. Average balances of automobile loans and leases, commercial loans and home equity loans increased $363.4 million, $186.2 million and $58.3 million, respectively, and contributed to a $20.4 million, $10.3 million and $2.2 million increase in interest income from those loans, respectively. Lower average yields on these loans partially offset the effects of the higher average balances.

The average yield on the loan portfolio in fiscal 2001 decreased 35 basis points
(from 8.37% to 8.02%) from the average yield in fiscal 2000. Contributing to the lower average yield was a decrease in the yield on automobile loans which resulted from management's decision to shift from higher yielding subprime loans which have higher risks of default to lower yielding prime automobile loans and leases with relatively lower risk of default. Average subprime automobile loans as a percentage of total automobile loans and leases declined to 23.9% during fiscal 2001 from 29.2% during fiscal 2000, reflecting the bank's decision in
November 2000 to stop origination of subprime automobile loans. Also contributing to the decreased average yield on the loan and lease portfolio were decreases in commercial loans, construction loans and home equity loans resulting from decreases in the index on which the interest rates on such loans are based.

Interest income on mortgage-backed securities decreased $2.9 million (or 3.9%)
primarily because of lower average balances. Also contributing to the $43.6 million decrease in average balances was a slight decrease in the average interest rates on those securities from 6.29% to 6.27%.

Interest expense on deposits increased $25.3 million (or 11.4%) during fiscal
2001 due to increased average rates and average balances. The eight basis point increase in the average rate on deposits (from 3.71% to 3.79%) resulted from a shift in the deposit mix towards higher cost certificates of deposits and money market deposits. During fiscal 2001, the bank decreased its use of brokered deposits as an alternative funding source.

Interest expense on borrowings increased $3.0 million (or 1.7%) in fiscal 2001 over fiscal 2000. A $294.0 million (or 15.0%) increase in average balances on
Federal Home Loan Bank advances was partially offset by a decrease in the average rate on such borrowings (from 5.68% to 5.43%) which resulted in an increase of $11.1 million in interest expense. Partially offsetting the increase in interest expense on borrowings was a decrease in the average balance of $93.6 million and average yield (from 6.08% to 5.48%) in securities sold under repurchase agreements.

Provision for Loan and Lease Losses. The bank's provision for loan and lease losses increased to $67.9 million in fiscal 2001 from $49.9 million in fiscal
2000. The $17.9 million increase primarily reflected increased charge-offs as a result of the maturation of the bank's loan and lease portfolio following recent growth and a deterioration in general economic conditions.

Other Income. Other income increased to $225.9 million in fiscal 2001 from
$154.3 million in fiscal 2000. The $71.6 million (or 46.5%) increase was primarily attributable to increased servicing and securitization income of $32.9 million, deposit service fees of $13.2 million and gain on other investment of
$10.3 million.

Servicing and securitization income during fiscal 2001 increased $32.9 million
(or 89.4%) from fiscal 2000, primarily as a result of gains of $27.9 million resulting from the securitization and sale of $804.9 million of automobile loan receivables during year 2001. Prior securitizations also contributed to increased servicing income for the current year.

Deposit servicing fees increased $13.2 million (or 15.0%) during the current year primarily due to fees generated from the continued expansion of the bank's branch and ATM networks.

Gain on other investment income was $10.3 million in fiscal 2001. The $10.3 million gain was the result of a pre-tax gain of $10.3 million from the sale of the bank's interest in Star Systems, Inc. to Concord EFS, Inc.

Operating Expenses. Operating expenses for fiscal 2001 increased $42.6 million
(or 11.7%) from fiscal 2000. The increase in operating expenses is largely attributable to an increase in loan expenses. Loan expenses increased $29.4 million primarily due to a $12.9 million write down in the market value of the bank's mortgage servicing assets as a result of increased prepayments during fiscal 2001 resulting from lower mortgage interest rates and increased amortization of purchased and originated mortgage servicing rights acquired in the latter half of fiscal 2000. In addition, fiscal 2000 included a reduction in loan expenses as a result of a $6.3 million recovery of prior valuation adjustments recorded against the bank's mortgage servicing assets. Salaries and employee benefits increased $5.3 million (or 2.7%) in fiscal 2001, which includes $3.0 million of expenses related to the closing of the subprime origination network in the first quarter of fiscal 2001. Also contributing to the increase in operating expenses was an increase in property and equipment of
$5.0 million primarily due to increased rent expense and related property taxes associated with the addition of new deposit branches during fiscal 2001.

Fiscal 2000 Compared to Fiscal 1999

Real Estate

The Real Estate Trust recorded income before depreciation and amortization of debt expense of $11.0 million and an operating loss of $3.9 million for fiscal
2000, compared to a loss before depreciation and amortization of debt expense of
$2.5 million and an operating loss of $10.3 million for fiscal 1999. The improvement was largely attributable to higher income after direct operating expenses for hotels and office properties, increased equity in the earnings of unconsolidated entities, partially reduced by increased net interest expense and general and administrative expense.

Income after direct operating expenses from hotels increased $7,070,000, or
24.5%, in fiscal 2000 over the level achieved in fiscal 1999. $3,351,000 of this increase reflected improved results from 12 hotels owned throughout both periods, and $3,719,000 reflected results from four newly constructed properties. The increase in total revenue of $16,467,000, or 20.9%, exceeded the increase of $9,397,000 or 18.8%, in direct operating expenses. Room sales for fiscal 2000 increased $14,143,000, or 23.7%, over fiscal 1999, while food and beverage sales increased $1,579,000, or 10.3%, over the prior year. For the 12 hotels owned throughout both periods, the increase in total revenue was
$8,934,000, or 11.4%, and the increase in direct operating expense was
$5,582,000, or 11.3%. The revenue increase was attributable to market conditions which permitted the Real Estate Trust to raise average room rates without adversely affecting occupancy levels at a majority of the hotels.

Income after direct operating expenses from office properties increased
$8,488,000, or 52.3%, in fiscal 2000 compared to such income in fiscal 1999.
Gross income increased $10,052,000, or 41.4%, in fiscal 2000, while expenses increased $1,564,000, or 19.4%. For the seven office properties owned throughout both periods, the increase in total revenue was $1,744,000 or 7.2%, and the increase in direct operating expenses was $170,000 or 2.1%. The improvement was largely due to the acquisition of one new building and the development of two new properties.

Other income, which includes interest income, income from other real estate properties and miscellaneous receipts, increased by $313,000, or 11.1%, in fiscal 2000 primarily due to higher interest earnings.

Land parcels and other expense increased $429,000, or 48.8%, in fiscal 2000 largely as the result of a real estate tax refund at one property in the prior year.

Interest expense increased $6,248,000, or 15.5%, in fiscal 2000, primarily because of increases in average outstanding borrowings. The average balance of outstanding borrowings increased to $513.9 million for fiscal 2000 from $444.9 million for the prior year. The change in average borrowings occurred as a result of mortgage loan refinancings and new construction loans. The average cost of borrowings was 9.35% in fiscal 2000 and 9.26%, in fiscal 1999.

Capitalized interest increased $214,000, or 22.3%, during fiscal 2000 due to the higher level of development activity in the current year.

Amortization of debt expense increased $355,000, or 118.7%, due to new financings completed during the past two years.

Depreciation increased $1,801,000, or 14.4%, in fiscal 2000 as a result of new tenant improvements, capital replacements, and the additions of new income-producing properties.

Advisory, management and leasing fees paid to related parties increased
$1,582,000, or 16.8%, in fiscal 2000. The advisory fee in fiscal 2000 was
$349,000 per month compared to $337,000 per month for fiscal 1999, which resulted in an aggregate increase of $142,000, or 3.5%. Management and leasing fees were higher by $1,440,000, or 26.7%, in fiscal 2000 as a result of increased gross income on which fees are based.

General and administrative expense increased $2,646,000, or 227.8%, in fiscal
2000, principally as a result of a $1.2 million payment to terminate the Howard
Johnson franchise at one hotel, higher legal and accounting costs, start-up expenses for new hotels, and the write-off of abandoned development expenses.

Equity in earnings of unconsolidated entities reflected earnings of $7,711,000 in fiscal 2000 and earnings of $4,409,000 in fiscal 1999, an increase of
$2,351,000 (43.9%). The improvement was due to increased period-to-period earnings of Saul Centers.

In April 2000, the Real Estate Trust received $1.3 million from Cobb County,
Georgia, in payment on the condemnation for road improvements of a 3.4 acre piece of its Circle 75 land parcel. The gain on this transaction was $994,000.

Banking

Overview. The bank recorded operating income of $81.3 million for fiscal 2000, compared to opearting income of $96.0 million for fiscal 1999. The decrease in income for the period was primarily attributable to a decrease in other
(non-interest) income resulting from the inclusion in last year's results of a
$31.6 million gain from the sale of one of the bank's REO properties.
Contributing to the decrease in net income were increases in operating
(non-interest) expense of $40.0 million and in the provision for loan and lease losses of $27.1 million. Partially offsetting the reduction of income were increases in net interest income of $68.3 million and deposit service fees of
$18.7 million. The bank's net income in future periods will continue to be affected by increased operating expenses associated with expansion of the bank's branch network and other areas of business and reliance on relatively higher cost sources of funding to support continued growth.

Net Interest Income. Net interest income, before the provision for loan and lease losses, increased $68.3 million (or 24.9%) in fiscal 2000 over fiscal
1999. Included in interest income during fiscal 2000 was $0.3 million recorded on non-accrual assets and restructured loans. The bank would have recorded additional interest income of $3.4 million in fiscal 2000 if non-accrual assets and restructured loans had been current in accordance with their original terms.
The bank's net interest income in future periods will continue to be adversely affected by the bank's non-performing assets.

Interest income in fiscal 2000 increased $217.2 million (or 41.8%) from the level in fiscal 1999 as a result of higher average balances of loans and leases receivable, which was slightly offset by lower average yields on loans and leases receivable.

The bank's net interest spread decreased to 3.53% in fiscal 2000 from 3.90% in fiscal 1999. The 37 basis point reduction in the net interest spread primarily reflected a shift in the mix of consumer loans to lower yielding prime automobile loans from higher yielding subprime automobile loans. Partially offsetting this decline was an increase in the average balances of earning assets, which was funded primarily with higher cost Federal Home Loan Bank advances and brokered deposits. Average interest-earning assets as a percentage of average interest bearing liabilities increased slightly to 104.25% in fiscal
2000 compared to 103.89% in fiscal 1999.

Interest income on loans and leases, the largest category of interest-earning assets, increased by $233.0 million from fiscal 1999 primarily because of higher average balances. Higher average balances of the bank's single-family residential loans, which increased $1.3 billion (or 40.9%), resulted in a $95.3 million (or 42.0%) increase in interest income from such loans. Average balances of automobile loans, commercial loans and real estate construction loans increased $1.1 billion, $223.4 million and $88.4 million, respectively, and contributed to a $103.1 million, $19.6 million and $9.8 million increase in interest income from such loans, respectively. Lower average yields on automobile loans partially offset the effects of the higher average balances.

The average yield on the loan portfolio in fiscal 2000 decreased 3 basis points
(from 8.40% to 8.37%) from the average yield in fiscal 1999. Contributing to the lower net yield was a decrease in the yield on automobile loans which resulted from management's decision to shift from higher yielding subprime loans which have higher risks of default to lower yielding prime automobile loans and leases with relatively lower risk of default. Average subprime automobile loans as a percentage of total automobile loans and leases declined to 29.2% during fiscal
2000 from 44.1% during fiscal 1999. Effective November 9, 2000, the bank stopped the originations of subprime automobile loans. The bank will continue servicing and collecting the existing portfolio of those loans. Also contributing to the decreased average yield on the loan portfolio was a decrease in the average yield on home improvement loans (from 10.05% to 9.11%). An increase in the average yield on home equity loans (from 7.22% to 8.68%) resulting from increases in the index on which the interest rates on such loans are based offset the decreases in the average yield on the loan portfolio.

Interest income on mortgage-backed securities decreased $22.0 million (or 22.8%)
primarily because of lower average balances. The effect of the $444.6 million decrease in average balances was partially offset by an increase in the average interest rates on those securities from 5.92% to 6.29%.

Interest expense on deposits increased $75.9 million (or 51.9%) during fiscal
2000 due to increased average rates and average balances. The 67 basis point increase in the average rate on deposits (from 3.04% to 3.71%) resulted from a shift in the deposit mix towards higher cost certificates of deposits. During fiscal 2000, the bank increased its use of brokered deposits as an alternative funding source.

Interest expense on borrowings increased $73.0 million (or 73.6%) in fiscal 2000 over fiscal 1999. A $967.0 million (or 96.9%) increase in average balances on
Federal Home Loan Bank advances and, to a lesser extent, the increase in the average rate on such borrowings (from 5.29% to 5.69%) resulted in an increase of
$58.9 million in interest expense. Also contributing to the increase in interest expense on borrowings was an increase in the average balance of $120.2 million and average yield (from 5.07% to 6.08%) in securities sold under repurchase agreements.

Provision for Loan and Lease Losses. The bank's provision for loan and lease losses increased to $49.9 million in fiscal 2000 from $22.9 million in fiscal
1999. The $27.1 million increase was primarily due to increased delinquencies in subprime automobile loans and increased charge-offs as a result of the maturation of the bank's loan portfolio.

Other Income. Other non-interest income decreased to $154.3 million in fiscal
2000 from $170.2 million in fiscal 1999. The $15.9 million (or 9.4%) decrease was primarily attributable to a gain of $31.6 million included in fiscal 1999 resulting from the sale of one of the bank's REO properties. In addition, the bank had gains on sales of trading securities of $1.5 million during fiscal 2000 compared to gains of $7.2 million during fiscal 1999. Partially offsetting this decrease was a $18.7 million (or 26.9%) increase in deposit service fees during the 2000 period primarily due to fees generated from the continued expansion of the bank's branch and ATM network.

Operating Expenses. Operating expenses for fiscal 2000 increased $40.0 million
(or 12.3%) from the level in fiscal 1999. Salaries and employee benefits increased $18.1 million (or 10.3%) as a result of additions of staff to the bank's consumer lending department and branch operations. Also contributing to increased operating expenses for fiscal 2000 was an increase in other operating expenses of $14.1 million (or 36.1%). The increase is partially related to increased other operating expenses associated with the expansion of the branch network. Also contributing to the increase in other operating expenses was a fiscal 1999 reduction to other operating expenses of $6.5 million related to services the bank provided to First USA following the sale of the credit card portfolio on September 30, 1998. In addition, property and equipment increased
$5.3 million primarily due to increased rent expense associated with the addition of new deposit branches during fiscal 2000.